                            SCHEDULE 14A INFORMATION


                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No. 1)


      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /
      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                 HA-LO INDUSTRIES, INC.
------------------------------------------------------------
      (Name of Registrant as Specified In Its Charter)
------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the
                         Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /        No fee required.
/X/        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                Common Stock, without par value.
                Series A Convertible Preferred Stock, without par value
           (2)  Aggregate number of securities to which transaction
                applies:
                17,000,000 shares of Common Stock
                5,100,000 shares of Preferred Stock
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                $10.0625 per share, which is equal to the average of the
                high and low prices of the Common Stock as reported on the
                New York Stock Exchange on January 27, 2000. There is no
                market for the Preferred Stock; however, because each such share of Preferred Stock is initially convertible into one share of Common Stock, the value of the Preferred Stock is for purposes of this calculation equal to the market value of the Common Stock.
           (4)  Proposed maximum aggregate value of transaction:
                $241,381,250, which equals the sum of (i) $19 million in
                cash payable in the merger, (ii) $171,062,500 in Common
                Stock issuable in the merger (calculated as indicated in
                (3) above), and (iii) $51,318,750 in Preferred Stock
                issuable in the merger (calculated as indicated in (3)
                above).
           (5)  Total fee paid:
                $48,277
                ----------------------------------------------------------
/X/        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                  PROPOSED MERGER--YOUR VOTE IS VERY IMPORTANT


    The board of directors of HA-LO Industries, Inc. has unanimously approved a merger agreement that would result in HA-LO acquiring all of Starbelly.com, Inc. If we complete the merger, Starbelly.com stockholders will receive approximately $240 million which we will pay as follows:


(1) paying $19 million in cash (less Starbelly.com's merger expenses in excess of $500,000);


(2) paying the balance by issuing:



    (a) 17 million shares of HA-LO common stock valued in the merger agreement at $170 million; and



    (b) 5.1 million shares of HA-LO convertible preferred stock valued in the merger agreement at $51 million.



The merger consideration includes HA-LO common stock and HA-LO convertible preferred stock issuable upon exercise of Starbelly.com's outstanding stock options which will be assumed by HA-LO.



    You will continue to own your shares after the merger. Immediately after the merger, pre-merger shareholders of HA-LO will own approximately 69% of the outstanding common stock, and the former stockholders of Starbelly.com will own approximately 31% of the outstanding common stock (assuming all of the preferred shares are converted into common stock and all assumed options are exercised and all preferred shares issued upon exercise are converted into common stock).


    The board of directors and stockholders of Starbelly.com have approved the merger. We cannot complete the merger unless it is approved by HA-LO's shareholders. A vote in favor of the merger also constitutes a vote in favor of:

    - the issuance of common stock pursuant to the merger agreement;


    - the amendment of the Company's articles of incorporation to permit the issuance of convertible preferred stock in the merger and upon exercise of options assumed in the merger and the reservation of 5.1 million shares of common stock for issuance upon conversion of the convertible preferred stock; and


    - the adoption of a new stock option plan under which HA-LO will assume Starbelly.com's stock option plan and the options outstanding under that plan.


    We have scheduled a special meeting for you to vote on the merger. In addition, at the special meeting you will be asked to:



    - approve an amendment to our articles of incorporation to increase the number of shares of common stock that HA-LO is authorized to issue from 100 million to 250 million and to increase the number of shares of preferred stock that HA-LO is authorized to issue from 10 million to 20 million; and



    - approve an amendment to our articles of incorporation to authorize the board of directors to provide for the future issuance of preferred stock without the approval of the holders of our common stock.


    YOUR VOTE IS VERY IMPORTANT. Please take the time to vote by completing the enclosed proxy card and returning it in the return envelope provided, even if you plan to attend the special shareholders' meeting. You should note that if you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the proposals submitted at the special meeting. If you hold your shares in the name of a bank or broker, you should follow the instructions on the form you receive from your bank or broker.

    The date, time and place of our meeting are:


                    April 28, 2000, 10:00 a.m., Chicago time
                               Harris Bank, Room
                             111 West Monroe Street
                            Chicago, Illinois 60603


    This document provides you with detailed information about the meeting, the proposed merger and the other matters to be considered at the special meeting. We encourage you to read this entire document carefully. IN PARTICULAR, YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 15 WHICH DESCRIBES CERTAIN RISKS THAT YOU SHOULD CONSIDER IN EVALUATING THE MERGER. You may also obtain information about our company from publicly available documents that we have filed with the Securities and Exchange Commission.

                                          ______________________________________
                                          John R. Kelley, Jr.
                                          President and Chief Executive Officer
                                          HA-LO Industries, Inc.

                                     [LOGO]

                             HA-LO INDUSTRIES, INC.
                             5980 WEST TOUHY AVENUE
                             NILES, ILLINOIS 60714

                            ------------------------


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                 APRIL 3, 2000


                            ------------------------


    Notice is hereby given that a Special Meeting of Shareholders of HA-LO Industries, Inc., an Illinois corporation ("HA-LO" or the "Company"), will be
held at HARRIS BANK, ROOM       , 111 WEST MONROE STREET, CHICAGO, ILLINOIS
60603 on Friday, April 28, 2000 at 10:00 a.m., Chicago time, for the following purposes:



    (1) To consider and vote upon a proposal to approve the merger of Starbelly.com with a wholly owned subsidiary of HA-LO. A vote in favor of the merger also constitutes a vote in favor of (a) the issuance of 17 million shares of common stock pursuant to the merger agreement and upon exercise of Starbelly.com's outstanding stock options which will be assumed by HA-LO, (b) the amendment of the Company's articles of incorporation to permit the issuance of 5.1 million shares of convertible preferred stock in the merger and upon exercise of assumed options,
       (c) the reservation of 5.1 million shares of common stock for issuance upon conversion of the convertible preferred stock and (d) the adoption of a new stock option plan under which HA-LO will assume Starbelly.com's stock option plan and the options outstanding under that plan.



    (2) To consider and vote upon a proposal to amend Article Four of the Company's articles of incorporation to increase the number of shares of common stock HA-LO is authorized to issue from 100 million to 250 million and to increase the number of shares of preferred stock that HA-LO is authorized to issue from 10 million to 20 million.



    (3) To consider and vote upon a proposal to amend Article Four of the Company's articles of incorporation to authorize your board of directors to provide for the future issuance of preferred stock without the further approval of the holders of our common stock.



    (4) To consider and vote upon a proposal to postpone or adjourn the special meeting, if proposed by your board of directors.



    (5) To transact such other business as may properly come before the special meeting or any postponement or adjournment thereof.


    You are entitled to exercise dissenters' rights in connection with the merger in accordance with the Illinois Business Corporation Act of 1983, as amended (the "IBCA"). In order to exercise dissenters' rights, you must:

    - deliver to HA-LO, before the vote is taken at the special meeting, a written demand for payment of your shares of HA-LO common stock if the merger is completed;

    - NOT vote in favor of the proposal to merge Starbelly.com and HA-LO's wholly owned subsidiary; and

    - comply with the other requirements contained in Sections 11.65 and 11.70 of the IBCA.

    For additional details regarding dissenters' rights, please read carefully the section of the accompanying proxy statement captioned "The Special Meeting--Dissenters' Rights."


    If you were a shareholder of record at the close of business on March 27, 2000, you are entitled to notice of and to vote at the meeting and at any postponements or adjournments thereof. A complete list of the shareholders entitled to vote at the meeting will be subject to inspection by any shareholder at the Company's principal executive office, 5980 West Touhy Avenue, Niles, Illinois 60714, during usual business hours, for a period of ten days prior to the meeting.


                                          By Order of the Board of Directors,

                                          JOHN R. KELLEY, JR.
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER


Niles, Illinois
April 3, 2000


                            ------------------------

    THE BOARD OF DIRECTORS EXTENDS A CORDIAL INVITATION TO ALL SHAREHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN AS PROMPTLY AS POSSIBLE THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

                      REFERENCES TO ADDITIONAL INFORMATION

    The accompanying proxy statement incorporates important business and financial information about HA-LO from documents we have filed with the Securities and Exchange Commission but have not included in or delivered with this document. If you write or call us, we will send you these documents without charge. Please contact:

                     HA-LO Industries, Inc.
                     5980 West Touhy Avenue
                     Niles, Illinois 60714
                     Attention: Gregory J. Kilrea, Chief Financial Officer
                     (847) 647-2300


    PLEASE REQUEST DOCUMENTS FROM US BY APRIL 14, 2000. If you request any incorporated documents, we will mail the requested documents by first class mail, or another equally prompt means, as soon as possible after we receive your request.


    See "Where To Find More Information" on page 82 for more information about the documents referred to in the proxy statement.

--------------------------------------------------------------------------------


                               SUMMARY TERM SHEET



                             HA-LO INDUSTRIES, INC.
                    PROPOSED MERGER WITH STARBELLY.COM, INC.

--------------------------------------------------------------------------------

- We are proposing a merger with Starbelly.com, Inc., a company that intends to create a leading business to business e-commerce marketplace for the custom-decorated merchandise industry. If the merger is completed, Starbelly.com will become our wholly-owned subsidiary. See "The Merger" on page 35.


- The total merger consideration will be approximately $240 million which we will pay by:


    Q paying $19 million in cash (less certain expenses),

    Q paying the balance by issuing:


       - 17 million shares of our common stock valued in the merger agreement at $170 million, and



       - 5.1 million shares of our convertible preferred stock valued in the merger agreement at $51 million.



The merger consideration includes shares issuable upon exercise of Starbelly.com's outstanding stock options which we will assume. See "Description of the Convertible Preferred Stock" on page 53 and "Assumption of Outstanding Starbelly.com Options" on page 56.



- Following the merger, our shareholders will own approximately 69% of our common stock, and the former stockholders of Starbelly.com and holders of Starbelly.com stock options will own approximately 31% of our common stock, if all of their stock options are exercised and all shares of our convertible preferred stock are converted into common stock. Our shareholders will continue to own their shares after the merger.



- The merger cannot be completed unless certain conditions are satisfied. Approval of the merger by our shareholders is one of these conditions. See "The Merger Agreement--Terms of the Merger--Conditions to the Merger" on page 63.



- If the merger is approved, the convertible preferred stock we will issue in the merger and upon exercise of the assumed Starbelly.com stock options:



    Q ranks senior to the Company's common stock;



    Q can be voted on all matters on which the holders of the Company's common stock are entitled to vote;



    Q will be convertible initially on a one-for one basis into shares of our common stock; and



    Q are redeemable at the option of the holder during a 30-day period commencing on the first anniversary of the merger at a cash price of $10 per share, plus any accrued and unpaid dividends.



- We will register for resale the shares of our common stock received by the Starbelly.com stockholders in the merger and the shares of our common stock issuable to the Starbelly.com stockholders upon their conversion of convertible preferred stock. We will register these shares in several steps over a two-year period. We will also register for issuance the shares of common stock and convertible preferred stock issuable upon exercise of the Starbelly.com stock options that we are assuming in the merger and the shares of common stock issuable upon conversion of the convertible preferred stock. See "The Merger Agreement--Other Agreements Related to the Merger-- Registration Rights Agreements" on page 69.



- We will account for the merger as a purchase of Starbelly.com. See "The Merger--Accounting Treatment" on page 51.

- We have agreed to pay Starbelly.com for its and its stockholders' merger-related expenses (up to $500,000) under certain circumstances involving a termination of the merger, and under certain other circumstances, we would additionally be responsible for their actual damages (up to $10 million). You should be aware that we would be responsible for both these expenses and these actual damages (up to the stated limits) if our shareholders do not approve the merger. See "The Merger Agreement--Termination Fees" on page 67.



    See "Description of the Convertible Preferred Stock" on page 53.



- If the merger is approved, your board of directors will be increased from eight to eleven directors. All eight persons who are members of your board of directors immediately before the merger will continue to serve as directors immediately after the merger. The vacancies will be filled by your board of directors after Starbelly.com's two most senior executives designate their choices for these board seats. See "Your Board of Directors After the Merger" on page 85.


- If the merger is completed, and you have properly exercised your dissenters' rights, you may require HA-LO to purchase your shares for cash at their fair value. The procedures that you must follow are described under "The Special Meeting, Voting and Proxies--Dissenters' Rights" on page 32.

See "Risk Factors" beginning on page 15 for certain matters you should consider.

 This document contains important information about the proposed merger. Please read it carefully.

                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE MERGER......................         1

SUMMARY OF PROXY STATEMENT..................................         2
  The Companies.............................................         2
  About the Special Meeting.................................         3
  The HA-LO Board of Directors Recommends Voting For the
    Merger and the Other Proposals..........................         4
  Votes Necessary to Approve the Merger and the Other
    Proposals...............................................         4
  The Merger................................................         4
  Assumption of Stock Options...............................        10
  Amendment to Our Articles of Incorporation to Increase
    Authorized Shares.......................................        10
  Amendment to Our Articles of Incorporation to Authorize
    the Board to Issue Preferred Stock Without Stockholder
    Approval................................................        10
  Your Board of Directors After the Merger..................        10
  Limits on Forward-Looking Statements......................        11
  Risk Factors..............................................        11
  Summary Unaudited Pro Forma Financial Information.........        12
  HA-LO Summary Selected Historical Financial Data..........        12
  Starbelly.com Summary Selected Historical Financial
    Data....................................................        13
  Unaudited Comparative Per Share Data......................        13

RISK FACTORS................................................        15
  Risks Related to the Merger...............................        15
  Risks Related to Starbelly.com's Business.................        17
  Risk Factors Generally Affecting All E-commerce Businesses
    and Internet Businesses.................................        23
  Risks Related to HA-LO Capital Stock......................        26

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................        28

THE SPECIAL MEETING, VOTING AND PROXIES.....................        30
  Purpose; Time and Place...................................        30
  Record Date; Voting Rights................................        30
  Quorum....................................................        30
  Required Vote.............................................        31
  Proxies...................................................        31
  Cost of Solicitation......................................        31
  Postponement or Adjournment...............................        32
  Dissenters' Rights........................................        32

THE MERGER..................................................        35
  General...................................................        35
  Background of the Merger..................................        35
  Recommendation of the HA-LO Board and Reasons for the
    Merger..................................................        38
  Opinion of Financial Advisor to HA-LO.....................        40
  Starbelly.com's Reasons for the Merger....................        48
  Merger Consideration......................................        48
  Effective Time of the Merger..............................        49
  Management and Operations After the Merger................        49
  Interests of Certain Persons in the Merger................        49
  Resale of HA-LO Shares....................................        50
  Accounting Treatment......................................        51
  New York Stock Exchange Listing...........................        51
  Material Federal Income Tax Consequences..................        51

  Regulatory Approvals......................................        52

DESCRIPTION OF THE CONVERTIBLE PREFERRED STOCK..............        53

ASSUMPTION OF OUTSTANDING STARBELLY.COM OPTIONS.............        56
  Introduction..............................................        56
  Plan Summary..............................................        56
  Certain Tax Matters.......................................        59

COMPARATIVE MARKET PRICE DATA...............................        60

THE MERGER AGREEMENT........................................        61
  Closing Of The Merger.....................................        61
  Consideration to be Received in the Merger................        61
  Terms Of The Merger.......................................        62
  Other Covenants and Agreements............................        64
  Termination of the Merger Agreement.......................        66
  Termination Fees..........................................        67
  Indemnification...........................................        67
  Amendment and Waiver......................................        68
  Other Agreements Related to the Merger Agreement..........        68

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  INFORMATION...............................................        71
  HA-LO and Starbelly.com Pro Forma Combined Condensed
    Financial Statements....................................        71

STARBELLY.COM SELECTED HISTORICAL FINANCIAL DATA............        74

STARBELLY.COM MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............        75
  Overview..................................................        75
  Results of Operations.....................................        75
  Liquidity and Capital Resources...........................        76
  Recently Issued Accounting Pronouncements.................        76

THE BUSINESS OF STARBELLY...................................        77
  General...................................................        77
  Distribution Channels.....................................        77
  Target Customers..........................................        79
  Order Fulfillment.........................................        79
  Advantages to Starbelly.com's Marketplace Solutions.......        80
  Product Categories and Brands.............................        82
  Technology................................................        83
  Sales and Marketing.......................................        83
  Customers.................................................        84
  Competition...............................................        84
  Other Information.........................................        84

YOUR BOARD OF DIRECTORS AFTER THE MERGER....................        85

STOCK OWNERSHIP.............................................        85

PROPOSED AMENDMENT TO THE COMPANY'S ARTICLES OF
  INCORPORATION TO INCREASE AUTHORIZED CAPITAL STOCK........        86

PROPOSED AMENDMENT TO THE COMPANY'S ARTICLES OF
  INCORPORATION RELATING TO THE ISSUANCE OF PREFERRED
  STOCK.....................................................        88

PROPOSED POSTPONEMENT OR ADJOURNMENT OF THE SPECIAL
  MEETING...................................................        88

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS..................        89

WHERE TO FIND MORE INFORMATION..............................        89

EXHIBIT A--Merger Agreement (as Amended)....................       A-1
EXHIBIT B--Opinion of HA-LO's Financial Advisor.............       B-1
EXHIBIT C--Sections 11.65 and 11.70 of the Illinois Business
  Corporation Act...........................................       C-1
EXHIBIT D--HA-LO Stock Option Plan for Starbelly.com
  Employees.................................................       D-1
EXHIBIT E--Amendments to HA-LO's Articles of
  Incorporation.............................................       E-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

1.  AS A HA-LO SHAREHOLDER, WHAT DO I NEED TO DO NOW?

    After carefully reading and considering the information contained in this document, please complete and sign your proxy card. Then mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting and voted as you wish.

2. IF MY HA-LO SHARES ARE HELD IN "STREET NAME" BY MY BROKER OR BANK, WILL IT VOTE MY SHARES FOR ME?

    Your broker or bank will vote your shares only if you provide instructions on how to vote. You should contact your broker and ask what directions your broker will need from you. Your broker will not be able to vote your shares without instructions from you.

3.  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

    Yes. You can change your vote at any time before your shares are voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new, later dated proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to HA-LO at the address given below. Third, you can attend the HA-LO special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

4.  AS A HA-LO SHAREHOLDER, SHOULD I SEND IN MY SHARE CERTIFICATES?

    No. HA-LO shareholders will keep their existing share certificates.

5.  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

    We are working to complete the merger as quickly as possible and expect the merger to be completed promptly following the special meeting.

6.  WHERE CAN I FIND MORE INFORMATION ABOUT HA-LO?


    You may obtain additional information about HA-LO by calling or writing to us or you may obtain documents through the Internet. See "Where To Find More Information" on page 89.


7.  WHAT DO I DO IF I DECIDE TO EXERCISE DISSENTERS' RIGHTS?

    Each HA-LO shareholder is permitted to exercise dissenters' rights with respect to the merger. For information regarding how to exercise dissenters' rights, see the section "The Special Meeting, Voting and Proxies--Dissenters' Rights" on page 32.

8.  WHOM DO I CONTACT IF I HAVE QUESTIONS ABOUT THE MEETING OR THE MERGER?

    If you would like additional information, you should contact:

    HA-LO Industries, Inc.
    5980 Touhy Avenue
    Niles, Illinois 60714
    Attention: Gregory J. Kilrea, Chief Financial Officer
    (847) 647-2300

                           SUMMARY OF PROXY STATEMENT


    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS REFERRED TO IN "WHERE YOU CAN FIND MORE INFORMATION" (PAGE 89). WE HAVE ATTACHED THE MERGER AGREEMENT AS EXHIBIT A TO THIS DOCUMENT. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT. IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER. THE PAGE REFERENCES BELOW WILL DIRECT YOU TO FURTHER INFORMATION IN THIS DOCUMENT REGARDING THE TOPIC COVERED UNDER THAT CAPTION.


THE COMPANIES

HA-LO

    HA-LO is a full service, innovative brand marketing organization whose diverse marketing disciplines, or competency groups, are centered around its client's brands. Brand marketing builds the value of the brand by connecting it with target audiences to achieve strategic marketing objectives.

    Our competency groups are organized into three operating segments: promotional products, marketing services and telemarketing. The marketing services segment is further divided into promotion marketing, brand strategy and identity, presence marketing and consumer event marketing segments or divisions. Each one of the segments has similar products and services, production processes, types of customers, distribution methods and regulatory environments.

    Our competency groups include:

    PROMOTIONAL PRODUCTS, offered by HA-LO, physically connect brands with identified target markets and individuals through repeated exposure to merchandise that builds brand awareness, enhances brand recognition and creates brand loyalty.

    PROMOTION MARKETING, offered by UPSHOT, a subsidiary of HA-LO, connects brands with consumers at strategic points of contact through consumer and retail promotion, merchandising and sponsorship activation.

    BRAND STRATEGY AND IDENTITY, offered by LAGA, a subsidiary of HA-LO, connects a company product, service or image with a target audience by creating, revitalizing, or leveraging a brand through brand identity, design, and integrated communication programs.

    PRESENCE MARKETING, offered by our HA-LO Sports & Entertainment and Events By HA-LO divisions, connects brands with target audiences through sports and corporate sponsorships, licensing, corporate meetings, events and sales incentive programs.

    RELATIONSHIP MARKETING, offered by UPSHOT and Market USA, subsidiaries of HA-LO, connects brands with target audiences through consumer events--including new product sampling and brand awareness programs--and through a range of telemarketing services.

    HA-LO's principal executive offices are located at 5980 West Touhy Avenue, Niles, Illinois 60714, and its telephone number at that address is
(847) 647-2300.


STARBELLY.COM (PAGE 77)



    Starbelly.com intends to create a leading business to business e-commerce marketplace for the custom-decorated merchandise industry. The business-to-business e-commerce marketplace facilitates transactions between users that either utilize the goods or services acquired to produce additional goods or services, or sell such goods or services directly to consumers via the Internet. This is in contrast to the business-to-consumer e-commerce marketplace that facilitates transactions between businesses and traditional "retail" consumers through the Internet medium. Starbelly.com intends to redefine the traditional market for customized soft and hard goods with an interactive marketplace that allows its customers to customize decorations on any product in real-time from any Internet web browser.



    Starbelly.com coordinates key aspects of the custom-decorated merchandise supply chain through integrated and automatic fulfillment systems. These fulfillment systems act together as a single interface between the end-user and the suppliers to the industry, such as blank suppliers, decorators, customer service representatives, offsite producers and shippers. Starbelly.com's systems are geared to eliminate several links in the traditional supply chain, providing its customers with exceptional convenience, a simplified customizing and ordering process, faster delivery, status tracking, lower costs and a more enjoyable customer experience. In addition, by accessing the national distribution network directly, Starbelly.com is developing a virtual distribution network with key distributors that provides it with inventory on a just-in-time basis of a large selection of soft and hard goods, minimizing inventory requirements for Starbelly.com and Starbelly.com's customers.



    Starbelly.com intends to implement its custom-decorated merchandise marketplace so as to provide multiple customized interfaces for four different distribution channels. The custom-decorated merchandise marketplace includes those industries which create, sell or otherwise produce promotional products, marketing services, and advertising specialties, including novelty items and uniforms. The customized interfaces to which Starbelly.com refers are four separately designed e-commerce mediums which facilitate order placement for these four distribution channels:


    - the "BUSINESS-TO-BUSINESS" market, where Starbelly.com's business customers can set up customizable virtual storefronts carrying merchandise they select and purchase through Starbelly.com;


    - the "INTERNET PROPERTIES" market, where Starbelly.com provides third-party Internet websites such as Internet portals with virtual storefronts offering merchandise with those third parties' own logos and brands;



    - the "PROMOTIONAL PRODUCT DISTRIBUTION" market, comprised of 17,000 businesses which sell and distribute promotional products, to whom Starbelly.com will offer their own private label, Internet presence and access to Starbelly.com's fulfillment system; and


    - the "BUSINESS-TO-CONSUMER" market, where consumers will be able to access the Starbelly.com website to interactively design, customize and order products.

ABOUT THE SPECIAL MEETING (PAGE 30)


    The special meeting is scheduled to be held at 10:00 a.m., Chicago time, on
Friday, April 28, 2000, at Harris Bank, Room       , 111 W. Monroe Street,
Chicago, Illinois. March 27, 2000 is the record date for determining the holders of HA-LO common stock entitled to vote at the special meeting. On the record date, [48,954,836] shares of HA-LO common stock were outstanding and entitled to vote.


    At the special meeting, you will consider and vote on proposals to approve:

    (1) the merger, including (a) issuance of 17 million shares of HA-LO common stock in the merger and upon exercise of options assumed in the merger;
       (b) an amendment to Article Four of the Company's articles of incorporation to permit the issuance of 5.1 million shares of convertible preferred stock in the merger and upon the exercise of options assumed in the merger; (c) the reservation of 5.1 million shares of common stock for issuance upon conversion of the convertible preferred stock; and (d) the adoption of a new stock option plan under which HA-LO will assume Starbelly.com's stock option plan and the options outstanding under that plan;

    (2) an amendment to the Company's articles of incorporation to increase the number of shares of common stock HA-LO is authorized to issue from 100 million to 250 million and to increase the number of shares of convertible preferred stock HA-LO is authorized to issue from 10 million to 20 million;


    (3) an amendment to the Company's articles of incorporation to authorize your board of directors to provide for the future issuance of convertible preferred stock without the further approval of the holders of our common stock;



    (4) any postponement or adjournment of the special meeting proposed by your board of directors.



    (5) such other business as may properly come before the special meeting and any postponements and adjournments thereof.



THE HA-LO BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE MERGER AND THE
  OTHER PROPOSALS (PAGE 38)


    YOUR BOARD OF DIRECTORS, BY A UNANIMOUS VOTE, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE OTHER PROPOSALS TO BE CONSIDERED AT THE MEETING. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AND THE OTHER PROPOSALS. WE CANNOT COMPLETE THE MERGER UNLESS IT IS APPROVED BY HA-LO'S SHAREHOLDERS.

    THE BOARD OF DIRECTORS AND THE STOCKHOLDERS OF STARBELLY.COM HAVE APPROVED THE MERGER.

VOTES NECESSARY TO APPROVE THE MERGER AND THE OTHER PROPOSALS (PAGE 31)


    Approval of the merger of Starbelly.com and HA-LO's wholly owned subsidiary and each of the other proposals to be considered at the meeting (other than a proposal to postpone or adjourn the meeting) requires the affirmative vote of a majority of the outstanding shares of HA-LO common stock. Broker non-votes and abstentions will count as votes cast AGAINST each of these proposals.



    Approval of any proposal by your board of directors to postpone or adjourn the meeting requires the affirmative vote of a majority of the shares of HA-LO common stock represented in person or by proxy at the meeting. Broker non-votes and abstentions will NOT count as votes cast for a proposal to postpone or adjourn the meeting and therefore will NOT have the effect of a no vote on that proposal.


    Each HA-LO shareholder has one vote per share on each proposal.

THE MERGER (PAGE 35)


    The merger agreement provides for the merger of Starbelly.com with and into our merger subsidiary, as a result of which our merger subsidiary will survive the merger under the new name "Starbelly.com, Inc." and Starbelly.com will cease its separate existence.


CONSIDERATION TO BE RECEIVED IN THE MERGER


    If we complete the merger, Starbelly.com stockholders will receive approximately $240 million which we will pay as follows:


(1) paying $19 million in cash (less Starbelly.com's merger expenses in excess of $500,000);


(2) paying the balance by issuing:



    (a) 17 million shares of HA-LO common stock valued in the merger agreement at $170 million; and

    (b) 5.1 million shares of HA-LO convertible preferred stock valued in the merger agreement at $51 million.



The merger consideration includes shares of HA-LO common stock and HA-LO convertible preferred stock issuable upon exercise of Starbelly.com's outstanding stock options which will be assumed by HA-LO and will entitle the holder to receive upon exercise the same number of shares of HA-LO common stock and HA-LO convertible preferred stock as such holder would have received in the merger if the option had been exercised immediately prior to the merger.



    The formula establishing the number of shares of HA-LO common stock valued in the merger agreement at $170 million and the number of shares of HA-LO convertible preferred stock valued in the merger agreement at $51 million was based on the lower of $10.00 or the average closing price of HA-LO common stock on the New York Stock Exchange for each trading day over a 25-day period consisting of the trading days during the 15 calendar days prior to the execution of the merger agreement and the trading days during the 10 calendar days following execution of the merger agreement. Since the average closing price during the measurement period was $10.05, the number of shares of our common stock (17 million) and the number of shares of our convertible preferred stock (5.1 million) issuable in the merger was based on a $10.00 per share price.


SHARE ISSUANCE AND OWNERSHIP


    We will issue in the merger and reserve for issuance upon exercise of the assumed stock options 17 million shares of our common stock and 5.1 million shares of our convertible preferred stock.


    You will continue to own your shares after the merger.


    Immediately after the merger, pre-merger shareholders of HA-LO will own approximately 69% of the outstanding common stock, and the former stockholders of Starbelly.com will own approximately 31% of the outstanding common stock (assuming all of the convertible preferred shares are converted into common stock and all assumed options are exercised and all convertible preferred shares issued upon exercise are converted into common stock).



    We will account for the merger as a purchase of Starbelly.com as described under "The Merger--Accounting Treatment" (page 51).



REASONS FOR THE MERGER (PAGE 38)


    Your board of directors has identified numerous benefits HA-LO may expect to result from the merger, including the following:

    - position HA-LO to capitalize on expanding e-commerce markets, especially Internet- or intranet-based business-to-business markets;

    - enhance HA-LO's customer service;

    - rapidly expand, through electronic linkage, HA-LO's offering of customizable blank products and pre-designed decorations;

    - increase HA-LO's productivity;

    - build HA-LO's brand recognition in e-commerce markets while enhancing our reputation as an agent of change and a business leader;

    - build HA-LO's promotional products customer base while encouraging repeat business from existing customers;

    - reduce HA-LO's costs to market and fulfill orders for custom-decorated promotional products;

    - infuse HA-LO's organization with new talent and cultural change; and

    - increase HA-LO's pricing and marketing flexibility for custom-decorated promotional products.

    In addition to the factors described above, your board of directors also considered the following negative factors relating to the merger:

    - the challenges inherent in combining our operations with those of Starbelly.com, including the radical departure from our existing business model and managing potential conflicts in the business cultures of our companies;

    - the status of Starbelly.com's technology, some of which is still in the developmental stage and therefore may not function as expected;

    - the potential departure of sales force personnel;

    - the potential of our competitors aggressively recruiting our employees;

    - our need to borrow funds to pay the cash portion of merger consideration and merger expenses, provide working capital to fund Starbelly.com's future operations and pay the redemption price of the convertible preferred stock if holders exercise their redemption rights; and

    - the dilution of our shareholders' voting interest.


GRANT OF REGISTRATION RIGHTS TO THE STARBELLY.COM STOCKHOLDERS (PAGE 69)



    We will register for resale, in four steps, the shares of our common stock received by the Starbelly.com stockholders in the merger and the shares of our common stock issuable to the Starbelly.com stockholders upon their conversion of convertible preferred stock. We will register 25% of these shares within ten days after completion of the merger, an additional 15% within three months after completion of the merger, an additional 33 1/3% of these shares within nine months after completion of the merger and the remaining shares within two years after completion of the merger. In addition to registration on this schedule, we are required to register for resale any shares of our common stock issuable upon conversion of our convertible preferred stock by Chase Venture Capital Associates, L.P., or any of its affiliates, within 30 days after notice of its conversion, to the extent not already registered.


    We will also register for issuance the shares of common and convertible preferred stock issuable upon exercise of the Starbelly.com stock options that we are assuming in the merger and the shares of common stock issuable upon conversion of the convertible preferred stock.

AVAILABILITY OF DISSENTERS' RIGHTS (PAGE 32)

    You will be entitled to exercise dissenters' rights in accordance with the Illinois Business Corporation Act of 1983, as amended (the "IBCA"). In order to exercise dissenters' rights, you must:

    - deliver to HA-LO, before the vote is taken at the special meeting, a written demand for payment of you shares of HA-LO common stock if the merger is completed;

    - NOT vote in favor of the proposal to merge Starbelly.com and HA-LO's wholly owned subsidiary; and

    - comply with the other requirements contained in Sections 11.65 and 11.70 of the IBCA. See "The Special Meeting--Dissenters' Rights."

    Under the Delaware General Corporation Law, Starbelly.com stockholders are entitled to exercise appraisal rights, and receive the "fair value" of their Starbelly.com shares. Under Delaware law, the Delaware Court of Chancery would make any determinations of "fair value" for Starbelly.com stockholders exercising appraisal rights. However, Starbelly.com stockholders having approximately 94% of the stockholder voting power have already approved the merger and have granted irrevocable proxies to two of our executive officers so that these stockholders cannot revoke their approval before the merger closes (unless the merger agreement is earlier terminated and except as Delaware law may otherwise require revocation of proxies). Accordingly, appraisal rights will not be available to these persons.


OPINION OF FINANCIAL ADVISOR TO HA-LO (PAGE 40)



    HA-LO's financial advisor, Credit Suisse First Boston, has delivered a written opinion to the HA-LO board of directors as to the fairness, from a financial point of view, to HA-LO of the aggregate merger consideration of $240,000,000. The full text of Credit Suisse First Boston's written opinion is attached to this document as Exhibit B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Credit Suisse First Boston's opinion is directed to the HA-LO board of directors and does not constitute a recommendation to any shareholder as to any matter relating to the merger.


LOANS TO STARBELLY.COM


    On January 6, 2000, while negotiating the merger agreement but before the merger agreement was signed, we loaned Starbelly.com $5 million on an unsecured basis, and, upon signing the merger agreement, we extended Starbelly.com an additional unsecured $5 million loan. Under the merger agreement, we extended Starbelly.com additional unsecured loans of $5 million each on March 1, 2000 and April 1, 2000 because we did not complete the merger by such dates. These loan amounts are not part of the merger consideration, although under certain circumstances (1) Starbelly.com may not be required to pay back all or a portion of these loans if we become obligated to pay Starbelly.com termination fees, and
(2) the maturity dates of the loans may be accelerated if we properly terminate the merger agreement. See "HA-LO Loans to Starbelly.com" (page 70).



CONDITIONS THAT MUST BE MET TO COMPLETE MERGER (PAGE 63)


    HA-LO and Starbelly.com will not complete the merger unless a number of conditions are satisfied or, if permitted, waived by them. These include:

    1. HA-LO shareholders must approve the merger, including the issuance of HA-LO shares to the Starbelly.com stockholders;

    2.  There must be no law, regulation or order preventing the merger;

    3. The New York Stock Exchange must approve the shares of HA-LO common stock issuable in the merger for listing on the New York Stock Exchange; and

    4. Consents and approvals from all third parties, including governmental entities, have been received.


EVENTS THAT ALLOW TERMINATION OF THE MERGER AGREEMENT (PAGE 66)


    HA-LO and Starbelly.com mutually can agree to terminate the merger agreement at any time without completing the merger. In addition, the merger agreement may be terminated if:

    - Starbelly.com has breached the merger agreement and the damages we would suffer as a result would reasonably be expected to exceed $14 million;

    - we have breached the merger agreement and the damages Starbelly.com would suffer as a result would reasonably be expected to exceed $40 million;

    - any final decision of a governmental authority prohibits concluding the merger;


    - our shareholders fail to approve the merger at the special meeting or if the merger is not completed by April 29, 2000;


    - we have not, by February 28, 2000, provided evidence reasonably satisfactory to Starbelly.com that we have a working capital credit facility with substantially the same terms as our current facility; or


    - because of your board of directors' fiduciary duties to our shareholders, your board acts upon a proposal to enter into certain business combinations with someone other than Starbelly.com.



    Starbelly.com has extended to April 20, 2000 the date by which HA-LO must provide evidence reasonably satisfactory to Starbelly.com that we have a working capital credit facility with substantially the same terms as our current facility. We are currently discussing a new credit facility which would provide for borrowings of up to $80 million and will be secured by the Company's domestic assets. It is contemplated that borrowings under the new facility would bear interest based on a defined ratio at either between prime and prime plus 0.75% or the London Interbank Offered Rate (LIBOR) plus between 1.25% and 2.25%. The term of this facility is expected to be three years.



TERMINATION FEES (PAGE 67)



    We have agreed to pay Starbelly.com for up to $500,000 of merger-related expenses incurred by Starbelly.com and its stockholders, plus their actual damages up to a maximum of $10 million, if (1) our shareholders do not approve the merger, (2) we cannot provide evidence by February 28, 2000 that we have a credit facility substantially similar to our current facility (which condition has been modified by Starbelly.com by extending such deadline to April 20, 2000) or (3) if your board of directors acts on a third-party proposal to enter into a business combination with someone other than Starbelly.com. We have also agreed that we will reimburse Starbelly.com for up to $500,000 of its expenses related to the merger agreement if Starbelly.com terminates the agreement because we materially breach it. If, however, our breach were to be in bad faith, we would also be liable to Starbelly.com for its actual damages, up to a maximum of $10 million.


    Starbelly.com has agreed to reimburse us for up to $500,000 of our expenses related to the merger agreement if we terminate the merger agreement because Starbelly.com materially breaches it. In addition, Starbelly.com would be required to pay us, within six months, all amounts outstanding under the loans we have extended to Starbelly.com. If, however, Starbelly.com's breach were to be in bad faith, Starbelly.com would also be liable to us for our actual damages, up to a maximum of $10 million, and Starbelly.com would be immediately required to pay us all amounts outstanding under the loans we have extended.


ACCOUNTING TREATMENT



    We intend to account for the merger as HA-LO's "purchase" of Starbelly.com. Accordingly, Starbelly.com's results of operations will be included in our consolidated results of operations after the completion date of the merger. In preparing our consolidated financial statements, we will, if appropriate, establish a new accounting basis for the Starbelly.com assets and liabilities. We will record goodwill in an amount equal to substantially all of the merger consideration and merger expenses and amortize this amount over five years. After the merger, the goodwill amortization charge will reduce our earnings for financial reporting purposes over the five-year amortization period.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES.



TREATMENT OF US, OUR SHAREHOLDERS, OUR MERGER SUBSIDIARY AND STARBELLY.COM



    We have been advised by our counsel, Neal, Gerber & Eisenberg, that the merger will be treated for federal income tax purposes as a reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended. Accordingly, our existing shareholders will not recognize any gain or loss as a result of the merger for federal income tax purposes. Similarly, neither we, nor our merger subsidiary nor Starbelly.com, each of which is a party to the reorganization, within the meaning of Section 368(b) of the Code, will recognize any gain or loss as a result of the merger for federal income tax purposes. In rendering this advice, Neal, Gerber & Eisenberg relied upon factual representations made by officers of HA-LO.



TREATMENT OF HOLDER OF STARBELLY.COM COMMON STOCK



    It is a condition to the obligation of Starbelly.com to complete the merger that it receive an opinion dated the closing date from a law firm retained as counsel to Starbelly.com, which opinion may be based on such certificates and letters as are acceptable to that law firm, to the effect that, for federal income tax purposes, the Starbelly.com stockholders will not recognize income, gain or loss upon the merger, except to the extent of any cash consideration actually received or deemed received.



    We will not seek a ruling from the Internal Revenue Service regarding the merger and the advice and opinion of counsel referred to above will not be binding on the Internal Revenue Service which may disagree with counsel's conclusions.



REGULATORY APPROVALS (PAGE 52)



    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the merger cannot be completed until both companies, as well as Starbelly.com's two largest stockholders, have given certain information and materials to the Federal Trade Commission and Department of Justice and a required waiting period has expired or been terminated. The companies submitted pre-merger notification and report forms during the week of January 31, 2000 and received notification of early termination of the waiting period on February 14, 2000.



DESCRIPTION OF THE CONVERTIBLE PREFERRED STOCK (PAGE 53)



    If the merger is completed, as part of the merger consideration, we will issue 5.1 million shares of convertible preferred stock in the merger and upon exercise of the assumed Starbelly.com stock options. The convertible preferred stock ranks senior to the Company's common stock, and in parity with or senior to all other existing and future classes of our capital stock and series of convertible preferred stock. Preferred shareholders can vote on all matters on which the holders of the Company's common stock are entitled to vote. Each share of convertible preferred stock will have the number of votes equal to the number of shares of common stock then issuable upon conversion of such shares. Each share of convertible preferred stock will be convertible initially into one share of our common stock at any time before redemption. However, if the average closing price of the Company's common stock equals or exceeds $24 for ten consecutive trading days, the convertible preferred stock will automatically convert into common stock at the then effective conversion ratio. The holders of convertible preferred stock can require us during a 30-day period commencing on the first anniversary of the effective date of the merger to redeem all or any number of their shares at a cash price of $10 per share, plus any accrued and unpaid dividends.

ASSUMPTION OF STOCK OPTIONS (PAGE 56)



    Under Starbelly.com's option plan, as amended, and before we complete the merger, Starbelly.com may grant options to purchase up to an aggregate of 3,355,000 shares of its common stock. As of March 15, 2000, options for 2,894,334 shares of Starbelly.com common stock were issued and outstanding, 395,000 shares have been issued for exercised options, and 65,666 shares remain available for grants. The merger agreement provides that as of the effective date of the merger HA-LO will assume Starbelly.com's outstanding stock options. Therefore, a vote in favor of the merger also constitutes a vote in favor of the adoption by HA-LO of a new stock option plan under which HA-LO will assume Starbelly.com's outstanding options.



AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES (PAGE
  86)



    The board of directors unanimously recommends that Article Four of our articles of incorporation be amended to increase the number of shares of our common stock HA-LO is authorized to issue from 100 million to 250 million and to increase the number of shares of preferred stock that HA-LO is authorized to issue from 10 million to 20 million. If approved, the increased number of authorized shares of common stock will be available for us to issue from time to time without further vote of our shareholders, except as required under Illinois law or the rules of the stock exchange where our common stock is traded. (Similarly, if the matters relating to preferred stock issuance described in the next paragraph are approved, the increased number of authorized shares of preferred stock will be available for us to issue from time to time without further vote of our shareholders, except as required under applicable law or the rules of the stock exchange where our common stock is traded.) As of March 27, 2000, [48,954,836] shares of our common stock were issued and outstanding. If the merger is approved, this number will increase to [65,954,836] shares when we issue our common stock in the merger and upon exercise of stock options assumed in the merger and to [71,054,836] shares if all of the convertible preferred shares issued in the merger and upon exercise of assumed options were each to be converted into common stock. If the merger is approved, an aggregate of
5.1 million shares of convertible preferred stock will be issued in the merger or reserved for issuance upon exercise of stock options assumed in the merger. The board of directors believes that the proposed authorized share increase will ensure that the Company has a sufficient number of preferred shares authorized to allow it to act upon transactions that may be proposed in the future. If the merger is approved, the merger will be completed even if this proposal to amend our articles of incorporation is not approved.



AMENDMENT TO OUR ARTICLES OF INCORPORATION TO AUTHORIZE THE BOARD TO ISSUE
  PREFERRED STOCK WITHOUT SHAREHOLDER APPROVAL (PAGE 88)



    While the board of directors is authorized to establish the terms of any preferred stock the Company proposes to issue, the articles of incorporation require that the board determine the liquidation and dividend rights of preferred stock to be issued as a class by filing articles of amendment to the articles of incorporation. However, the adoption of an amendment to the articles of incorporation requires the approval of the Company's shareholders. In order to provide the board of directors with greater flexibility in establishing the terms of any preferred stock the Company proposes to issue in the future and avoid delays which would result from obtaining shareholder approval prior to issuing any preferred stock, the board of directors recommends that our articles of incorporation be amended to authorize the board of directors to provide for the issuance of preferred stock without the approval of the Company's shareholders. If the merger is approved, the merger will be completed even if this proposal to amend our articles of incorporation is not approved.



YOUR BOARD OF DIRECTORS AFTER THE MERGER (PAGE 85)



    At the time of the merger, your board of directors will be increased from eight to eleven directors. All eight persons who are members of your board of directors immediately before the merger will continue to serve as directors immediately after the merger. Immediately following the merger and continuing until the next shareholder's meeting convened to elect directors, Starbelly.com's two most senior executives will each have a right to designate persons whom your board will place in the three vacancies created by the board expansion. Under this arrangement, Bradley Keywell, Starbelly.com's co-founder and chief executive officer, is entitled to designate one person to fill a vacancy on the HA-LO board of directors until the next meeting of shareholders convened to elect directors. Under a three-year employment agreement we have agreed to enter into with Mr. Keywell at the merger closing, so long as Mr. Keywell's employment agreement is in effect, he will have a right to request the board of directors to nominate his designee, and if he does so, our management (within legal limits) is required to present such designee to our shareholders as a nominee for election. We have agreed to a similar arrangement with Eric Lefkofsky, Starbelly.com's co-founder and president, except Mr. Lefkofsky is entitled to designate two persons to fill vacancies on the HA-LO board of directors until the next meeting of shareholders convened to elect directors. Under a three-year employment agreement we have agreed to enter into with Mr. Lefkofsky when we complete the merger, so long as Mr. Lefkofsky's employment agreement is in effect, he will have the right to request the board of directors to nominate and present two designees for election by our shareholders.


LIMITS ON FORWARD-LOOKING STATEMENTS (PAGE 28)

    This document contains forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of HA-LO, Starbelly.com and the combined company as well as statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," or similar expressions. You should understand that important factors, in addition to those discussed elsewhere in this document and in the documents that are incorporated herein by reference, could affect the future results of the combined companies and could cause those results to differ materially from those expressed in our forward-looking statements.

RISK FACTORS

    Before deciding how to vote at the special meeting, you should carefully review "Risk Factors" on page 15.

SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION


    The following table presents summary unaudited pro forma financial information derived from the Unaudited Pro Forma Combined Condensed Financial Statements included elsewhere in this proxy statement and has been presented assuming the merger will be accounted for as a purchase business combination. The Unaudited Pro Forma Condensed Combined Financial Statements do not purport to present the financial position or results of operations of HA-LO had the transaction and events assumed therein occurred on the date specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in HA-LO's Annual Report on Form 10-K, which is incorporated by reference, "Starbelly.com's Management's Discussion and Analysis of Financial Condition and Results of Operations" (page 75) and "HA-LO and Starbelly.com Pro Forma Combined Condensed Financial Statements" (page 71) included in this proxy statement.


        HA-LO AND STARBELLY.COM SUMMARY PRO FORMA FINANCIAL INFORMATION
                    (in thousands, except per share amounts)


                                                                 YEAR ENDED
                                                            DECEMBER 31, 1999(1)
                                                            --------------------
                                                                (UNAUDITED)
PRO FORMA STATEMENT OF OPERATIONS
  (UNAUDITED):(2)
  Net sales...............................................        $650,759
  Net loss................................................         (59,817)
  Pro forma loss per share (diluted)......................           (0.97)



                                                              DECEMBER 31, 1999
                                                              -----------------
                                                                 (UNAUDITED)
PRO FORMA BALANCE SHEET DATA:(2)
  Total assets..............................................      $605,764
  Working capital...........................................       138,844
  Long-term debt, net of current portion....................        44,788
  Redeemable convertible participating preferred stock......        51,000
  Shareholders' equity......................................       383,117


------------------------


(1) Starbelly.com commenced operations on March 22, 1999. Therefore, financial information for periods prior to this date does not exist for Starbelly.com, and the pro forma data only includes Starbelly.com results for this less-than-12-month period.



(2) The unaudited pro forma combined financial data presented (a) may not indicate the results that would have been obtained had the merger actually occurred on the date assumed, (b) is based on preliminary estimates of the fair value of the net assets to be acquired and certain assumptions management deems appropriate and (c) should be read in conjunction with other historical and pro forma financial statements and the related notes included elsewhere or incorporated by reference in this document.


HA-LO SUMMARY SELECTED HISTORICAL FINANCIAL DATA


    The following tables set forth selected historical financial data and other operating information for HA-LO for each of the fiscal years 1995 to 1999. The selected financial information for each of the fiscal years has been derived from the Consolidated Financial Statements of HA-LO, which have been audited by Arthur Andersen LLP, independent auditors to HA-LO, and from the underlying accounting records of HA-LO.

    All information contained in the following tables should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Combined Condensed Financial Information" and the Consolidated Financial Statements and related notes of HA-LO incorporated by reference herein.

                             HA-LO INDUSTRIES, INC.
                    (in thousands, except per share amounts)


                                                          YEARS ENDED DECEMBER 31,
                                            ----------------------------------------------------
                                              1995       1996       1997       1998       1999
                                            --------   --------   --------   --------   --------
HISTORICAL:

INCOME STATEMENT DATA:
  Net sales...............................  $310,116   $375,736   $465,721   $589,669    650,412
  Net income(loss)........................     7,309     10,092     15,458     24,750    (13,538)
  Pro forma net income(1).................     5,902      9,879     14,846     24,520        N/A
  Pro forma net income (loss) per share,
    diluted...............................      0.17       0.25       0.36       0.53      (0.28)
  Weighted average shares outstanding,
    diluted...............................    34,586     40,266     41,112     46,447     48,598

BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets............................  $124,331   $147,063   $238,053   $347,017    380,303
  Working capital.........................    42,286     60,706     78,741    162,751    139,367
  Long-term debt, net of current
    portion...............................    13,263     29,863     44,930         --         --
  Shareholders' equity(2).................    52,091     62,032     85,473    235,491    236,546


------------------------

(1) Certain companies acquired and accounted for using the pooling-of-interests accounting method had elected to be treated as subchapter S corporations and were therefore not subject to Federal income taxes prior to their acquisition by the Company. Pro forma net income and pro forma net income per share amounts include an unaudited provision for Federal and state taxes at an effective rate of 40%.


(2) Includes cash dividends of $7,761,000, $6,887,000, $5,296,000 and
    $11,518,000, declared by acquired companies in 1995, 1996, 1997 and 1998, respectively, prior to HA-LO's acquisition of such companies.


STARBELLY.COM SUMMARY SELECTED HISTORICAL FINANCIAL DATA


    For Starbelly.com's selected historical financial data and other operating information for period from inception, March 22, 1999, through December 31, 1999, see "Starbelly.com Selected Historical Financial Data" (page 74).


UNAUDITED COMPARATIVE PER SHARE DATA


    The following table sets forth certain historical per share data of HA-LO and Starbelly.com and combined per share data on an unaudited pro forma basis, based on the assumption that the merger occurred on March 22, 1999 (date of inception of Starbelly.com) and was accounted for using the purchase method of accounting. The pro forma comparative per share data has been adjusted to give effect to the issuance in the merger of 17 million shares of common stock and
5.1 million shares of convertible preferred stock, assuming exercise of all the assumed Starbelly.com stock options. The Starbelly.com equivalent share pro forma information shows the effect of the merger from the perspective of an owner of Starbelly.com common stock. The information was computed by multiplying the combined company's pro forma per share information by the exchange ratio of approximately .83 of a share of HA-LO common stock (including shares of common stock issuable upon conversion of HA-LO convertible preferred stock issued in the merger) for each outstanding share of Starbelly.com common stock. See "Description of the Convertible Preferred Stock." The pro forma comparative share data does not purport to represent what HA-LO's financial position or results of operation would actually have been had the merger occurred at the beginning of the earliest period presented or to project HA-LO's financial position or results of operation for any future date or period. This data should be read in conjunction with the "Unaudited Pro Forma Combined Condensed Financial Information" and the Consolidated Financial Statements and related notes of HA-LO included or incorporated by reference herein and the Financial Statements and related notes of Starbelly.com included elsewhere herein.



                                                              AS OF AND FOR THE
                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
HA-LO HISTORICAL PER COMMON SHARE DATA:                       -----------------

  Basic earnings per share--continuing operations...........       $(0.28)
  Diluted earnings per share--continuing operations.........        (0.28)
  Dividends per common share................................           --
  Book value per common share...............................         4.85

STARBELLY.COM HISTORICAL PER COMMON SHARE DATA:

  Basic earnings per share--continuing operations...........       $(0.51)
  Diluted earnings per share--continuing operations.........        (0.51)
  Dividends per common share................................           --
  Book value per common share...............................         0.07

UNAUDITED PRO FORMA COMBINED:

  Basic earnings per share--continuing operations...........       $(0.97)
  Diluted earnings per share--continuing operations.........        (0.97)
  Dividends per common share(1).............................           --
  Book value per common share...............................         5.83

UNAUDITED PRO FORMA COMBINED STARBELLY.COM EQUIVALENT
  SHARE(2):

  Basic earnings per share--continuing operations...........       $(0.80)
  Diluted earnings per share--continuing operations.........        (0.80)
  Dividends per common share................................           --
  Book value per common share...............................         4.84


------------------------


(1) There are no pro forma cash dividends per share as HA-LO does not intend to pay cash dividends in the foreseeable future.



(2) The equivalent pro forma amounts are determined by multiplying the pro forma combined loss per share from continuing operations, pro forma combined book value per share and pro forma combined dividends per share by the merger exchange ratio.

                                  RISK FACTORS

    When deciding how to vote on the merger, you should consider carefully all of the information contained in this document, including the following factors which relate to the merger and to the combined businesses of HA-LO and Starbelly.com. All of the identified risks can be substantial and many of such risks could materially and adversely affect HA-LO's results of operations, financial condition, business and prospects, as well as the market price of our common stock.

RISKS RELATED TO THE MERGER

UNCERTAINTIES IN ACHIEVING BENEFITS OF MERGER AND INTEGRATING THE BUSINESSES

    We cannot assure you that we will realize any of the anticipated benefits of the merger. Whether we achieve these benefits will depend in part upon our ability to integrate our businesses in an efficient manner. We cannot be certain that this will occur. To achieve the merger benefits, we will incur significant costs, expend significant capital and fund substantial anticipated Starbelly.com operating losses. Our costs could be higher than anticipated and we may have to expend additional capital and fund higher-than-expected operating losses to achieve the anticipated benefits of the merger.

COMBINING THE COMPANIES COULD HAVE ADVERSE IMPACT


    The integration of our business and Starbelly.com's business will require substantial attention from management. The diversion of management's attention and any difficulties encountered in the transition and integration process could have a material adverse effect on the revenues, levels of expenses and operating results of the combined company. For a discussion of other factors and assumptions related to estimated merger benefits. See "The Merger--Recommendation of the HA-LO Board and Reasons for the Merger"
(Page 38).


MERGER COSTS MAY BE MORE THAN EXPECTED

    We estimate that the direct costs of the merger will be from $4.0 million to $4.5 million. These direct costs include $500,000 of direct merger costs for which we have agreed to reimburse Starbelly.com and Starbelly.com's stockholders for their direct merger costs. These costs are not included in the unaudited pro forma data appearing elsewhere in this proxy statement. We also estimate that we will have to expend capital equal to approximately $13.0 million and fund estimated Starbelly.com operating losses of approximately $16.0 million during the twelve months following the merger to achieve the expected merger benefits referred to above. If these costs, capital expenditures or operating losses are higher than estimated, the merger benefits may be reduced or delayed.


THE PRICE PER SHARE OF OUR COMMON STOCK AT THE EFFECTIVE TIME OF THE MERGER MAY
  BE GREATER THAN THE PRICE USED TO ESTABLISH THE NUMBER OF SHARES TO BE ISSUED IN THE MERGER



    Under the merger agreement, the formula establishing the number of shares of HA-LO common stock and convertible preferred stock into which the Starbelly.com common stock will be converted was based on the lower of $10.00 or the average closing price of HA-LO common stock on the New York Stock Exchange for each trading day over a 25 day period consisting of the trading days during the 15 calendar days prior to the execution of the merger agreement and the trading days during the 10 calendar days following the execution of the merger agreement. Since this average closing price during the measurement period was $10.05, the number of shares of our common stock and our convertible preferred stock issuable in the merger was based on a $10.00 share price. Accordingly, it is possible that the market price of our common stock at the effective time of the merger will be higher than $10.00 per share. If this is the case, the value of the consideration to be received by Starbelly.com stockholders will be more than the price on which the number of shares issuable in the merger was based. HA-LO's financial advisor, Credit Suisse First Boston, has delivered a written opinion dated

January 17, 2000 to the HA-LO board of directors as to the fairness, from a financial point of view, to HA-LO of the aggregate merger consideration of $240,000,000. As is customary, the opinion was necessarily based on financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. Credit Suisse First Boston did not express any opinion as to the actual value of the HA-LO common stock when issued in the merger or the prices at which our common stock will trade subsequent to the merger. Your board of directors will not request that Credit Suisse First Boston update its opinion. The historical market prices of our common stock are included under "Comparative Market Price Data--HA-LO Common Stock" (page 60).


REDUCTION OF HA-LO SHAREHOLDERS' VOTING POWER; NEW MAJOR SHAREHOLDERS


    The issuance of shares of HA-LO common stock and convertible preferred stock in the merger and upon exercise of assumed options will substantially dilute the voting interest of the current HA-LO shareholders. The convertible preferred stock will entitle the holders to one vote per share on all matters submitted to holders of our common stock. These convertible preferred stock voting rights will dilute the voting power of our common shareholders. As a result of the merger, Starbelly.com stockholders will own approximately 31% of the voting power of HA-LO after the merger (including shares that may be issued upon conversion of our convertible preferred stock and exercise of all assumed options). Following the merger, (1) Coventry Partners Family Limited Partnership, of which Bradley Keywell, the chief executive officer of Starbelly.com, is a beneficial owner, will have approximately 8.2% of the voting power of HA-LO common stock and (2) Bloomfield Partners Family Limited Partnership, of which Eric Lefkofsky, the president of Starbelly.com, is a beneficial owner, will have approximately 8.2% of the voting power of HA-LO common stock (assuming conversion of our convertible preferred stock and exercise of all the assumed Starbelly.com stock options).


THE MERGER WILL HAVE AN IMPACT ON VOTING AND MANAGEMENT OF OUR COMPANY.


    The parties have agreed that, at the closing of the merger, our by-laws will be amended to increase the size of your board of directors from eight to eleven directors. Under the merger agreement, at the closing of the merger, Bradley Keywell and Eric Lefkofsky are entitled to request for nomination three directors to your board. Mr. Keywell is entitled to designate one person to fill a vacancy on the HA-LO board of directors until the next meeting of shareholders convened to elect directors, and Mr. Lefkofsky is entitled to designate two persons to fill vacancies on the HA-LO board of directors until the next meeting of shareholders convened to elect directors. Furthermore, under a three-year employment agreement we have agreed to enter into with Mr. Keywell at the merger closing, so long as Mr. Keywell's employment agreement is in effect, he will have the right to request the board of directors to nominate his designee, and if he does so, our management (within legal limits) is required to present such designee to our shareholders as a nominee for election. Under a three-year employment agreement we have agreed to enter into with Mr. Lefkofsky at the merger closing, so long as Mr. Lefkofsky's employment agreement is in effect, he will have the right to request the board of directors to nominate and present two designees for election by our shareholders.


IF THE MERGER IS NOT APPROVED BY OUR SHAREHOLDERS, WE ARE OBLIGATED TO PAY A
  SUBSTANTIAL TERMINATION FEE.

    We have agreed to pay Starbelly.com up to $500,000 of its expenses plus its actual damages up to a maximum of $10 million if our shareholders do not approve the merger. While we cannot predict with any certainty the approximate amount of expenses and actual damages Starbelly.com could incur or suffer if the merger is not concluded, it is possible that these amounts could be material to HA-LO.

RISKS RELATED TO STARBELLY.COM'S BUSINESS

STARBELLY.COM'S EXTREMELY LIMITED OPERATING HISTORY MAKES FUTURE FORECASTING
  DIFFICULT

    Starbelly.com was incorporated in March 1999. From March until June 1999 Starbelly.com focused on developing its business model, technology and operations, hiring personnel and raising capital. Since June 1999 Starbelly.com has been selling products and offering services in the business-to-business channel and through the Internet, both on a limited basis. As a result of Starbelly.com's extremely limited operating history, it is difficult to accurately forecast Starbelly.com's revenues or to predict Starbelly.com's operating expenses. Starbelly.com's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies engaged in new and rapidly evolving markets such as electronic commerce.

STARBELLY.COM'S BUSINESS SYSTEM IS NEW AND UNPROVEN

    Starbelly.com has designed a new business system that redefines the process of ordering custom-decorated merchandise and the fulfillment process with respect to those orders. Starbelly.com has only been delivering products under this system since June 1999 on a limited basis. Starbelly.com's success depends upon its ability to implement Starbelly.com's system on the Internet. Moreover, the volume of orders Starbelly.com has filled is substantially below designed capacity and the levels that are necessary for Starbelly.com to achieve profitability. As a result, the success of Starbelly.com's system on the Internet and in a high volume order environment has yet to be proven. Refinements or modifications to Starbelly.com's business systems and technologies may be necessary or advisable as Starbelly.com evaluates its continuing operations, particularly its ongoing ability to receive undecorated products, or "blanks," on a timely basis and in the necessary quantities, and its ability to scale Starbelly.com's business through partnerships with additional distributors and "pre-press" and contract decoration providers.

STARBELLY.COM'S POTENTIAL CUSTOMERS MAY NOT ACCEPT STARBELLY.COM'S SOLUTIONS OR
  SYSTEMS

    Many of the new customers Starbelly.com intends to pursue have long-standing business relationships and personal ties to their existing distributors or other suppliers of decorated products. Those customers may be reluctant to disrupt these relationships. Customers are also often reluctant to change their existing ordering habits, or to adopt new technologies, such as Internet ordering, to replace existing relationships. To successfully market Starbelly.com's products through the Internet, Starbelly.com will generally be required to educate potential customers on the use and benefits of the Starbelly.com system, which may require Starbelly.com to incur substantial expense. Although Starbelly.com believes its new method for providing customized decorated products will provide significant cost and time savings for Starbelly.com's existing and potential customers, there can be no assurance that such customers will accept it. If they do not, our future operating results would be materially and adversely affected. Starbelly.com's success depends substantially on its ability to initiate, manage and expand its relationships with customers, and Starbelly.com's failure to do this could limit its anticipated growth in revenues and seriously harm its business.

STARBELLY.COM HAS INCURRED SIGNIFICANT LOSSES SINCE INCEPTION, AND STARBELLY.COM
  ANTICIPATES THAT IT WILL CONTINUE TO INCUR LARGE FUTURE LOSSES

    Starbelly.com has incurred significant losses since inception and expects to continue to incur significantly larger losses in the future. Starbelly.com's net loss was approximately $2.5 million during the period from its inception on March 22, 1999 to September 30, 1999. Starbelly.com expects to continue to incur significant marketplace development, technology, sales and marketing and administrative expenses for Starbelly.com's business. In fact, Starbelly.com currently expects to increase its operating expenses significantly in connection with expanding Starbelly.com's sales and marketing channels, developing its Web site, services and technologies and hiring additional personnel. Starbelly.com will need to generate significant revenue to achieve and maintain profitability, and we cannot be certain that it will achieve this. Even if Starbelly.com does reach profitability, Starbelly.com may not be able to sustain or increase its profitability.

STARBELLY.COM'S OPERATING RESULTS ARE EXPECTED TO BE VOLATILE AND DIFFICULT TO
  PREDICT

    Starbelly.com's operating results may fluctuate significantly in the future particularly in the early stages of its business due to a variety of factors, many of which are outside of Starbelly.com's control. Factors that may harm Starbelly.com's business or cause its operating results to fluctuate include the size, timing, and variance of customer orders, particularly large orders from a limited number of customers; Starbelly.com's ability to retain existing customers, attract new customers and maintain customer satisfaction; the ability to successfully launch the Starbelly.com Web site and customer virtual storefront websites, and the level of traffic to such sites; changes in inventory availability from third-party suppliers; general economic conditions and economic conditions specific to the Internet, electronic commerce or the custom-decorated merchandise industry, the level of use of the Internet and acceptance of the Internet and commercial online services for the purchase of custom-decorated products; Starbelly.com's ability to upgrade and develop systems and infrastructure and to attract new personnel in a timely and effective manner, technical difficulties, system downtime or Internet brownouts; the amount and timing of operating costs and capital expenditures relating to expansion of Starbelly.com's business, operations and infrastructure; potential governmental regulation; unforeseen events affecting the custom-decorated merchandise industry; decreases in the prices at which Starbelly.com can sell its products; the timing of the introduction or enhancement of products by Starbelly.com, Starbelly.com's customers and Starbelly.com's competitors; and defects and other quality problems with Starbelly.com's products. Any change in one or more of these factors, as well as others, could cause Starbelly.com's operating results to fluctuate.

    We believe Starbelly.com's customers will tend to order sporadically, and their purchases may vary significantly from quarter to quarter. Starbelly.com's customers are unlikely to forecast expected purchases in advance, frequently may not order as expected (E.G., with regard to timing, quantities or product mix), and may place purchase orders only shortly before the scheduled delivery date. These order habits are likely to cause Starbelly.com's revenue to fluctuate significantly, particularly in the early stages of its business.

    A number of factors will also cause gross margins for Starbelly.com's products to fluctuate in future periods. As the markets for Starbelly.com's products mature, and as Starbelly.com faces additional competition, it is likely that the average unit prices of such products will decrease in response to competitive pricing pressures, increased sales discounts, new product introductions by Starbelly.com's competitors or other factors. In response, we believe Starbelly.com will likely need to reduce the cost of its products through increased efficiencies and reductions in the amount Starbelly.com pays for materials or labor. At the same time, Starbelly.com will likely also seek to increase sales of higher margin products. If these efforts are not successful, Starbelly.com's revenue and gross margins will decline, significantly harming its operating results and financial condition.

STARBELLY.COM FACES A NUMBER OF CHALLENGES IN FULFILLING ORDERS, AND MAY NOT BE
  ABLE TO PRODUCE ITS PRODUCTS IN REQUESTED VOLUMES OR MEET CUSTOMERS' ORDERS

    A cornerstone of Starbelly.com's strategy is the ability to deliver to Starbelly.com's customers customized goods in certain key product categories within seven business days of their confirmed online order. Starbelly.com does not maintain an inventory of custom-decorated merchandise nor does it control a distribution system for these products. Instead, Starbelly.com depends on distributors to carry a wide variety of blanks and to ship these products to a decorator who then decorates the products. Fulfilling these orders in this timeframe presents significant challenges.

    In order to provide timely service for Starbelly.com's customers, while eliminating Starbelly.com's need to hold inventory, Starbelly.com relies on contract carriers (such as UPS and Federal Express) to ship blanks from distributors to on-site or off-site contract decorators and to ship finished products from those decorators to Starbelly.com's customers. Starbelly.com is therefore subject to the risks, including employee strikes and inclement weather associated with such carriers' ability to provide delivery services to meet Starbelly.com's needs. Starbelly.com also relies on its distributors to carry sufficient quantities of goods and to accurately apprise Starbelly.com as to the current inventories for the products Starbelly.com sells. The failure of distributors to provide blanks to decorators on time and without abnormal amounts of defects, and the failure of contract carriers to timely ship products to or from decorators, would tarnish Starbelly.com's reputation and brands, and could adversely affect Starbelly.com's sales and prospects.

    As Starbelly.com expands, Starbelly.com expects it will enter into agreements and form alliances with other contract decoration facilities throughout the United States and, eventually, the world. Accordingly, the success of Starbelly.com's expansion will depend on a number of factors, including Starbelly.com's ability to integrate the operations of new decorators into its existing operations; to coordinate and manage those decorators in multiple and perhaps geographically distant locations; and to establish and maintain adequate quality control, management and information systems and financial controls over those decorators. If Starbelly.com is not successful in these efforts, Starbelly.com's ability to expand and grow could be materially and adversely affected. Furthermore, Starbelly.com's ability to expand its fulfillment capacity and its business will depend in part upon Starbelly.com's ability to obtain the agreement of additional contractors to permit Starbelly.com to embed its business processes into their such contractors' operations and equipment. If Starbelly.com is unable to convince other decorators to agree to such terms, Starbelly.com may need to directly invest in employees and equipment to increase its decorating capacity, which may adversely affect Starbelly.com's ability to expand or its financial results.

IF WE FAIL TO SUCCESSFULLY DEVELOP THE STARBELLY.COM BRAND, STARBELLY.COM'S
  REVENUE MAY BE ADVERSELY AFFECTED

    We believe that establishing and maintaining the Starbelly.com brand is a critical aspect of developing and maintaining strategic customer relationships, and that the importance of brand recognition will increase as the number of customers ordering products grows. Starbelly.com's failure to successfully develop Starbelly.com's brand may adversely affect its ability to generate revenue. Starbelly.com intends to increase its sales and marketing staff and to increase spending on programs, including advertising campaigns and marketing events, to create and maintain brand loyalty among its customers. If Starbelly.com does not generate a corresponding increase in Starbelly.com's revenue as a result of its branding efforts or otherwise fails to promote the Starbelly.com brand successfully, or if Starbelly.com incurs excessive expenses in its efforts, its business, results of operations and financial condition may be significantly harmed. In addition, if Starbelly.com's customers do not perceive Starbelly.com products to be of high quality, or if Starbelly.com introduces new products that are not accepted by the market, the value of the Starbelly.com brand will decline and its business will suffer.

STARBELLY.COM MAY HAVE DIFFICULTY MANAGING ITS GROWTH


    Starbelly.com's business has grown rapidly since its inception in March 1999. Starbelly.com incorporated in March 1999 with no employees, and by March 15, 2000 Starbelly.com had 174 full time employees and 31 independent contractors engaged on a full-time basis. To help manage future growth effectively, Starbelly.com must maintain and enhance its financial and accounting system and controls, hire and integrate new personnel and manage expanded operations. Starbelly.com's failure to manage recent or future expansion successfully could have a material adverse effect on the quality of

Starbelly.com's products and technology, its ability to retain customers and key personnel and its operating results and financial condition.


STARBELLY.COM'S MANAGEMENT TEAM IS NEW AND MAY NOT BE ABLE TO WORK TOGETHER
  SUCCESSFULLY

    Starbelly.com's success depends to a significant degree upon the continued joint contributions of Starbelly.com's key management, none of whom were hired before March 1999 and many of whom have been hired much more recently. Because of the limited time during which Starbelly.com's management team has been working together, there can be no assurance that its management will be able to work effectively as a team to meet the many challenges Starbelly.com faces.

MANAGEMENT MAY HAVE DIFFICULTY INTEGRATING THE BUSINESS AND CORPORATE CULTURES
  OF HA-LO AND STARBELLY.COM

    The merger and related transactions involve the integration of two business organizations that have previously operated independently. HA-LO and Starbelly.com may encounter difficulties in integrating the operations of the two businesses. The companies may not be able to successfully blend their products, services and technology to create the advantages which the merger is intended to create. Also, HA-LO's client base may not be willing to shift significant portions of their promotional product purchasing to the Internet. Furthermore, any delays or unexpected obstacles or costs in connection with such integration could have a material adverse effect on the combined company's business, operating results or financial condition and the expected value of the merger.

    There is also the risk that the operations, management and personnel of the two companies may not be compatible, and either HA-LO or Starbelly.com may experience the loss of key personnel for that reason. HA-LO or Starbelly.com may also experience a disruption in their employee base as a result of uncertainty following the merger and during the integration process. As a result, key employees may seek employment elsewhere, including with competitors.

IF STARBELLY.COM LOSES KEY PERSONNEL OR IS UNABLE TO HIRE ADDITIONAL QUALIFIED
  PERSONNEL, STARBELLY.COM MAY NOT BE SUCCESSFUL

    The loss of the services of one or more of key personnel could seriously harm Starbelly.com's business. Starbelly.com depends on the continued services and performance of its senior management and other key personnel, particularly Bradley Keywell, Starbelly.com's founder and chief executive officer, and Eric Lefkofsky, Starbelly.com's founder and president. Although we will enter into three-year employment agreements with Mr. Keywell and Mr. Lefkofsky if we complete the merger, the contractual relationships can be terminated under certain circumstances, and some of these circumstances may not be within our control.

    Starbelly.com's future success also depends upon the continued service of its other executive officers and its key software development, merchandising, technical, marketing, finance and support personnel and its ability to attract additional personnel in each of these areas. Competition for qualified personnel in these areas is intense, particularly at the senior level, and Starbelly.com might not be able to hire the kind and number of employees Starbelly.com is targeting. Starbelly.com's failure to attract and retain these key employees could have a material adverse effect on Starbelly.com's business, results of operations and financial condition. In addition, employees may leave Starbelly.com and subsequently seek to compete against Starbelly.com, even though they have signed agreements not to do so.

STARBELLY.COM DEPENDS ON THIRD PARTIES TO PROVIDE RELIABLE SOFTWARE, SYSTEMS,
  AND RELATED SERVICES

    Starbelly.com depends on certain third-party service and software providers, including Oracle and Level 3. Starbelly.com depends on these third-party providers to continue to offer, maintain and update

Starbelly.com's software infrastructure. Any discontinuation of such services, or any reduction in performance that requires Starbelly.com to replace such services, would be disruptive to Starbelly.com's business. Starbelly.com depends on its software providers for the development and maintenance of electronic commerce processing systems. The failure of such systems could have a material adverse effect on Starbelly.com's business and operations.

    In the past, certain of Starbelly.com's third-party service providers have experienced interruptions or failures in their system or services. If such failures were to occur in the future, Starbelly.com's customers could be prevented from accessing or purchasing products through the Starbelly.com Web site. Any reduction in performance, disruption in Internet or online access or discontinuation of services provided by any of Starbelly.com's Internet service providers could have a material adverse effect on Starbelly.com's business, operating results and financial condition.

    Some of Starbelly.com's agreements with third-party service and software providers have terms of, or expire within, one year or less and in some cases are subject to cancellation for any reason or no reason upon short notice. Any cancellation of services by any those third-party providers, or failure to renew services upon expiration, without notice sufficient to allow Starbelly.com to transition to a new service provider in a timely and cost-effective manner would have a material adverse effect on Starbelly.com's business, operating results and financial condition.

    IF DEMAND EXCEEDS THE CAPACITY CONSTRAINTS OF STARBELLY.COM'S INTERNET TECHNOLOGY SYSTEMS OR FULFILLMENT SYSTEMS OR IF STARBELLY.COM DOES NOT CONTINUE TO DEVELOP THESE SYSTEMS PROPERLY, STARBELLY.COM'S BUSINESS COULD BE ADVERSELY AFFECTED

    Starbelly.com's revenues depend on the number of businesses and consumers who use its Web site or Web sites it has designed for purchase of custom-decorated merchandise. Accordingly, the satisfactory performance, reliability and availability of these Web sites, transaction-processing systems and network infrastructure are critical to Starbelly.com's operating results, as well as its ability to attract and retain customers and maintain adequate customer service levels. Any system interruptions that result in the unavailability of Starbelly.com's Web sites or reduced performance of the transaction system would reduce the volume of sales, which could have a material adverse effect on Starbelly.com's business, operating results and financial condition.

    Starbelly.com uses an internally developed system for its Web site and those Web sites which Starbelly.com develops for its customers. Starbelly.com-developed customer Web sites handle substantially all aspects of transaction processing, including product customization, customer profiling and confirmations. Starbelly.com may experience periodic system interruptions from time to time. A substantial increase in the volume of traffic on Starbelly.com's Web sites, or the number of orders placed by customers in excess of projected amounts will require Starbelly.com to expand and upgrade further its technology, transaction-processing systems and network infrastructure. Starbelly.com may also experience temporary capacity constraints due to sharply increased traffic during sales or other promotions, which could cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and delays in reporting accurate financial information. There can be no assurance that Starbelly.com's transaction-processing system and network infrastructure will be able to accommodate its system traffic in the future, or that Starbelly.com will, in general, be able to accurately project the rate or timing of such increases or upgrade Starbelly.com's system and infrastructure to accommodate future traffic levels on its Web sites and those Starbelly.com develops for its customers.

    In the future, Starbelly.com intends to upgrade and expand its system and to integrate newly developed or purchased modules with Starbelly.com's existing systems in order to improve its accounting, control and reporting methods and support increased transaction volume. Starbelly.com's inability to add additional software and hardware or to develop and upgrade further its existing technology, transaction processing systems or network infrastructure to accommodate increased traffic

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
on its Web site or those Web sites Starbelly.com develops for its customers or its inability to handle increased sales volume through Starbelly.com's transaction-processing systems may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of order fulfillment, and delays in reporting accurate financial information. There can be no assurance that Starbelly.com will be able, in a timely manner, to effectively upgrade and expand its transaction-processing systems or to integrate smoothly any newly developed or purchased modules with its existing systems. Any inability to do so could have a material effect on Starbelly.com's business, operating results and financial condition.

A SYSTEM FAILURE WOULD ADVERSELY AFFECT STARBELLY.COM'S BUSINESS

    Starbelly.com's ability to successfully receive and transmit orders online and provide high-quality customer service largely depends on the efficient and uninterrupted operation of its computer and communications hardware systems. Some of the Starbelly.com systems or their components are untested in high-volume operations. Some Starbelly.com intranet and database systems are located in Chicago, Illinois. These systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins and similar events. The failure of Starbelly.com's intranet and database systems could have a material adverse effect on Starbelly.com's business, operating results and financial condition.

    Starbelly.com's servers and related technology are currently housed on-site with redundant systems located off-site. Despite the implementation of network security measures, Starbelly.com's servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and confirm customer orders or to provide orders to distributors or decorators. The occurrence of any of the foregoing risks could have a material adverse effect on Starbelly.com's business, operating results and financial condition. Any virus infecting Starbelly.com's system or other damage to Starbelly.com's system could adversely affect the computer systems of a third party. Such an event could expose Starbelly.com to a risk of loss or litigation or possible liability.

STARBELLY.COM MAY NOT BE ABLE TO COMPETE SUCCESSFULLY IN THE INCREASINGLY
  COMPETITIVE CUSTOM-DECORATED MERCHANDISE MARKET

    The custom-decorated merchandise market is a rapidly evolving and intensely competitive industry, and electronic commerce generally is a new and rapidly evolving medium. Starbelly.com competes primarily with various producers of custom-decorated merchandise. As the market for custom decorated products continues to grow, Starbelly.com expects other competitors, including established retail and mail order suppliers or other electronic commerce companies, to develop online services that compete with Starbelly.com's services. The level of competition is likely to increase as current competitors increase the sophistication of their offerings and as new participants enter the market. Many of Starbelly.com's potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than Starbelly.com does and may enter into strategic or commercial relationships with larger, more established and well-financed companies. Certain of Starbelly.com's competitors may be able to secure services and products from suppliers on more favorable terms, devote greater resources to marketing and promotional campaigns and devote substantially more resources to Web site and systems development than Starbelly.com can. In addition, new technologies and the expansion of existing technologies may increase competitive pressures. Increased competition may result in reduced operating margins, as well as loss of market share and brand recognition. There can be no assurance that Starbelly.com will be able to compete successfully against current and future competitors, and competitive pressures could have a material adverse effect on Starbelly.com's business, operating results and financial condition.

FEDERAL, STATE AND LOCAL ENVIRONMENTAL LAWS AND REGULATIONS, AND FAILURE TO
  COMPLY WITH THEM COULD HARM STARBELLY.COM'S BUSINESS

    Starbelly.com's vendors, who perform decorating services, including those residing in Starbelly.com's Chicago headquarters, are subject to a variety of federal, state, and local environmental laws and regulations related to the use, storage, discharge and disposal of wastewater and other chemicals used in their processes. They may incur significant costs to comply with current or future environmental laws and regulations, or be adversely affected by the cost of compliance with these laws and regulations, which would effectively increase Starbelly.com's costs. In addition, Starbelly.com may be directly responsible for the remediation of any environmental contamination caused by decorators residing on its properties. Any such liability could have a material adverse effect on Starbelly.com's operations.

RISK FACTORS GENERALLY AFFECTING ALL E-COMMERCE BUSINESSES AND INTERNET
  BUSINESSES

STARBELLY.COM DEPENDS ON THE CONTINUED GROWTH OF ELECTRONIC COMMERCE


    Starbelly.com's viability is substantially dependent upon the widespread acceptance and use of the Internet as an effective medium for commerce. The use of the Internet as a means of effecting transactions, particularly in the market for custom-decorated products, is at an early stage of development. For Starbelly.com to be successful, businesses and consumers must accept and utilize new ways of conducting business and exchanging information. Convincing businesses and consumers to evaluate and purchase custom-decorated products online may be particularly difficult, as such these parties have traditionally relied on advertising specialty retailers and specialty catalogs to purchase such products. Advertising specialty retailers are retailers who focus their efforts on selling to customers merchandise that is custom decorated with the customer's brands, which those customers use for the promotion of their brands. Rapid growth in the use of and interest in the Web, the Internet and commercial online services is a recent phenomenon, and there can be no assurance that acceptance and use will continue to develop or that a sufficiently broad base of customers will adopt, and continue to use, the Internet and commercial online services as a medium of commerce, particularly for evaluating and purchasing custom-decorated products.


    Demand for recently introduced services and products over the Internet and commercial online services is subject to a high level of uncertainty. A minority of these services and products have proved to be profitable. The development of the Internet and commercial online services into a viable commercial marketplace is subject to a number of factors, including continued growth in the number of users of such services, concerns about transaction security, continued development of the necessary technological infrastructure, development of enabling technologies, uncertain and increasing government regulation and the development of complementary services and products.

    To the extent that the Internet and other online services continue to experience growth in the number of users, their frequency of use or increase in their bandwidth requirements, there can be no assurance that the infrastructure for the Internet and other online services will be able to support the demands placed upon them. In addition, the Internet or other online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet or other online service activity, or due to increased governmental regulation. Changes in or insufficient availability of telecommunications services to support the Internet or other online services also could result in slower response times and adversely affect usage of the Internet and other online services generally and Starbelly.com in particular. If the use of the Internet and other online services does not continue to grow or grows more slowly than expected, if the infrastructure for the Internet and other online services do not effectively support growth that may occur or if the Internet and other online services do not become a viable commercial marketplace,

Starbelly.com's business operating results and financial condition would be materially and adversely affected.

RAPID TECHNOLOGICAL CHANGE COULD MATERIALLY AFFECT STARBELLY.COM

    The Internet and the electronic commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render Starbelly.com's existing technology and systems obsolete. The emerging nature of these products and services and their rapid evolution will require Starbelly.com to continually improve the performance, features and reliability of its e-commerce services, particularly in response to competitive offerings. Starbelly.com's success will depend, in part on its ability to enhance existing services and to develop and license new services and technologies that address the increasingly sophisticated and varied needs of Starbelly.com's prospective customers. Starbelly.com will also need to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development or licensing of online sites and other proprietary technology entails significant technical and business risks and requires substantial expenditures and lead time. There can be no assurance that Starbelly.com will use new technologies effectively or adapt its Web site, proprietary technology and transaction processing systems to customer requirements or emerging industry standards. If Starbelly.com is unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, Starbelly.com's business, operating results and financial condition could be materially and adversely affected.

STARBELLY.COM'S MARKETPLACE OR DATABASE MAY BE SUSCEPTIBLE TO SECURITY BREACHES

    A fundamental requirement for electronic commerce and communications is the secure transmission of confidential information over public networks. Starbelly.com will rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. In addition, Starbelly.com intends to maintain an extensive, confidential database of customer profiles and transaction information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the algorithms Starbelly.com uses to protect customer transaction data contained in its customer database. Further, Starbelly.com's servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. If any such compromise of Starbelly.com's security were to occur, it could have a material adverse effect on its reputation, business, operating results and financial condition. A party who is able to circumvent Starbelly.com's security measures could misappropriate proprietary information or cause interruptions in its operations. Starbelly.com may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Concerns over the security of transactions conducted on the Internet and commercial online services and the privacy of users may also inhibit the growth of the Internet and commercial online services, especially as a means of conducting commercial transactions. To the extent that Starbelly.com's activities or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers or other personal information, security breaches could expose Starbelly.com to a risk of loss or litigation and possible liability. There can be no assurance that Starbelly.com's security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on Starbelly.com's business, operating results and financial condition.

STARBELLY.COM MAY HAVE LIABILITY FOR INTERNET CONTENT IN ITS MARKETPLACE

    As a publisher and distributor of online content, Starbelly.com faces potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that it receives, stores, publishes or distributes. For example, Starbelly.com has not in all cases obtained formal written consent for use of photo images and related market materials and may be exposed to liability for such unauthorized usage. Such claims have been brought and sometimes successfully pressed, against online services. In addition, Starbelly.com does not and cannot practically screen all of the content generated by its users, and Starbelly.com could be exposed to liability with respect to such content. Although Starbelly.com carries general liability insurance, its insurance may not cover claims of these types or may not be adequate to indemnify Starbelly.com for all liability that may be imposed. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could have a material adverse effect on its reputation, business, operating results and financial condition.

FUTURE GOVERNMENTAL REGULATION OF THE INTERNET MAY RESTRICT STARBELLY.COM'S
  BUSINESS

    There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. Laws and regulations may be adopted in the future, however, that address issues including user privacy, pricing and the characteristics and quality of products and services. An increase in regulation or the application of existing laws to the Internet could significantly increase Starbelly.com's costs of operations and harm its business. For example, the Communications Decency Act of 1996 sought to prohibit the transmission of certain types of information and content over the Web. Additionally, several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on these companies. Imposition of access fees could increase the cost of transmitting data over the Internet.

STARBELLY.COM RELIES ON INTELLECTUAL PROPERTY RIGHTS THAT MAY NOT ADEQUATELY
  PROTECT STARBELLY.COM UNDER CURRENT LAWS

    To establish and protect Starbelly.com's trademarks, services marks and other proprietary rights in its products and services, Starbelly.com relies on a combination of copyright, unfair competition, trademark, service mark and trade secret laws; confidentiality agreements with licensees and other third parties; and confidentiality agreements and policies covering employees. Starbelly.com cannot assure us or you that these measures will be adequate, that Starbelly.com will be able to secure registrations for all of its marks in the U.S. or internationally or that third parties will not infringe upon or misappropriate its proprietary rights. Any infringement, misappropriation or litigation relating to intellectual property rights may divert Starbelly.com's management's attention and its funds to litigate such claims. Provisions in Starbelly.com's license agreements with its customers protecting against unauthorized use, copying, transfer and disclosure of its licensed products may be unenforceable under the laws of specific jurisdictions and foreign countries. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent, as do the laws of the United States. Starbelly.com cannot assure us or you that its methods of protecting its proprietary rights in the United States or abroad will be adequate. Starbelly.com also cannot assure us or you that competing companies will not independently develop technology similar to its proprietary technology.

    Legal standards relating to the validity, enforceability and scope of protection of certain property rights in Internet-related businesses are uncertain and evolving. In particular, new domain name registration and ownership property procedures may be adopted that may make it more difficult for Starbelly.com and other Internet-related businesses to retain or obtain desirable domain names.

    Companies in Starbelly.com's industry and other electronic commerce-based industries have been the subject of claims that their Web site content, method of doing business and processes for conducting on-line transactions violate the patent, trademark, copyright and other intellectual property rights of their competitors or other third parties. Although Starbelly.com believes that its proprietary rights do not infringe on the intellectual property rights of others, other parties may assert infringement claims against Starbelly.com or claims that Starbelly.com has violated a patent or infringed a copyright, trademark or other intellectual property right belonging to such other parties. Starbelly.com may be subject to claims of this type in the future as it develops and introduces new products and methods of doing business in the future. Any infringement claims, even if not meritorious, could result in Starbelly.com's expenditure of significant financial and managerial resources, which could harm its business.

    Starbelly.com also intends to continue to strategically license certain content for its Web site from third parties, including content which is integrated with internally developed content and used on its Web site to provide key services. There can be no assurance that these third party content licenses will be available to Starbelly.com on commercially reasonable terms or that Starbelly.com will be able to successfully integrate such third-party content. Such content licenses may expose Starbelly.com to increased risks, including risks associated with the assimilation of new content, the diversion of resources from the development of on-line content and functionality, the inability to generate revenues from new content sufficient to offset associated acquisition costs and the maintenance of uniform, appealing content. The inability to obtain any of these licenses could result in delays in Web site development or services until equivalent content can be identified, licensed and integrated. Any such delays in development or services could have a material adverse effect on Starbelly.com's business, operating results and financial condition.

    Companies in Starbelly.com's industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices or have assisted the employee in breaching noncompetition or nondisclosure agreements. Starbelly.com may be subject to claim of this type in the future as it seeks to hire qualified employees. Starbelly.com could incur substantial costs in defending itself against these claim or litigation associated with these claims, regardless of their merit. On the other hand, courts have taken a restrictive view with regard to the enforcement of noncompetition and nonsolicitation covenants and nondisclosure and secrecy agreements, particularly with respect to Internet-related businesses. Therefore, Starbelly.com may not be able to enforce the agreements it has with its employees regarding restrictions on their ability to compete against Starbelly.com.

RISKS RELATED TO HA-LO CAPITAL STOCK

INCREASED NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND CONVERTIBLE PREFERRED
  STOCK COULD HAVE AN ANTI-TAKEOVER EFFECT

    If the proposed amendments to our articles of incorporation are approved, the resulting increase in the authorized number of shares of our common stock and our convertible preferred stock, and the ability of the board of directors to issue convertible preferred stock without further shareholder action, could delay or prevent a change in control of HA-LO. Within legal limits imposed by the Illinois Business Corporation Act and the rules of the New York Stock Exchange, your board of directors could issue shares of authorized (but yet unissued) common stock or convertible preferred stock in one or more transactions that would make a change in control of HA-LO more difficult, and therefore less likely. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed amendments may limit the opportunity for our shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed amendments may permit HA-LO's management, the current board of directors and the new directors filling vacancies created at the time of the merger to retain their positions, and place them in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of HA-LO's business. In addition, the issuance of these additional shares of our common stock or convertible preferred stock could also dilute the earnings per share and book value per share of outstanding shares of our common stock or convertible preferred stock. These additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of HA-LO. However, your board of directors is not aware of any attempt to take control of HA-LO and the board has not presented these proposals with the intent that they be used as a type of anti-takeover device.

RISKS RELATING TO THE HA-LO CONVERTIBLE PREFERRED STOCK

    At any time during the 30-day period commencing on the first anniversary of the effective date of the merger, the holders of the convertible preferred stock issued in the merger and upon exercise of the assumed options will have the right to require the Company to redeem all or any part of their shares at a price per share in cash equal to the liquidation preference of $10.00 per share, plus any accrued and unpaid dividends. If holders of a significant number of shares of convertible preferred stock elect to have their shares redeemed, HA-LO will be required to borrow the funds necessary to pay the redemption price or to raise such funds through the public or private sale of debt or equity securities. There can be no assurance that adequate financing will be available to pay the redemption price or that the terms of any such financing will be satisfactory to HA-LO.

    If the Company defaults on its obligation to redeem any shares of convertible preferred stock, for so long as the Company is in default, the shares of convertible preferred stock that the Company failed to redeem will accrue dividends, at a rate of 8% of the liquidation price per annum on the $10.00 per share issuance price of such shares, beginning on the first date on which the Company failed to redeem such shares of convertible preferred stock until the redemption price has been paid in full. The rate at which dividends accrue will increase by 4% of the liquidation price per annum on each six month anniversary of the date of default until the redemption price (including accrued dividends) has been paid in full.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    Certain matters discussed in this proxy statement constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify the forward-looking statements and certain factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.


    Forward-looking statements include the information concerning possible or assumed future results of operations of HA-LO, as well as other future events set forth under "Questions and Answers About the Merger," "Risk Factors--Risks Related to the Merger--Uncertainties in Achieving Benefits of the Merger and Integrating the Businesses," "--Risks Related to Starbelly.com's Business," "The Merger--Background of the Merger," "--Recommendation of the HA-LO Board and Reasons for the Merger," "--Opinion of Financial Adviser to HA-LO," "--Management and Operations After the Merger," "Unaudited Pro Forma Combined Condensed Financial Information," and other statements in this proxy statement identified by words such as "anticipate," "estimate," "expect," "intend," "believe," and "objective," and include, in particular, the statements as to:


      1. the ability of the combined company to compete effectively in its markets;

      2. the anticipated levels and sources of merger benefits resulting from the merger and estimated timing of achieving those benefits;

      3. the ability to convince customers to use Starbelly.com's services and systems;

      4. the anticipated manner in which identified merger benefits will be achieved;

      5. the estimated amount of costs and capital expenditures necessary to achieve the merger benefits;

      6. the estimated future costs, operating losses and capital expenditures associated with Starbelly.com's business;

      7. the ability of the combined entity to further diversify through acquisitions or development of new business and the marketing and delivery of new products and services;

      8. the ability to attract and retain qualified employees; and

      9. the ability of sales people who quit to take customers with them.

    Readers are cautioned not to place undue reliance on these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the combined company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors may affect HA-LO's operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with forward-looking statements, factors that could cause HA-LO's actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

      1. general economic and business conditions;

      2. industry capacity;

      3. changes in technology;

      4. changes in political, social and economic conditions;

      5. regulatory matters, including the possibility of new regulations affecting e-commerce;

      6. challenges associated with the integration of the operations of HA-LO and Starbelly.com;

      7. regulatory delays or conditions imposed by regulatory bodies in approving the merger;

      8. adverse regulatory treatment;

      9. the ability of HA-LO and Starbelly.com to implement and realize anticipated cost savings and revenue enhancements from the merger;

     10. the actual costs required to effect the merger and to realize anticipated cost savings and revenue enhancements;

     11. the actual duration of Starbelly.com's continuing operating losses;

     12. the loss of any significant customers;

     13. changes in business strategy or development plans;

     14. actual future costs of operating expenses;

     15. actual costs of continuing investments in technology;

     16. the availability of capital to finance possible acquisitions and to refinance debt;

     17. the ability of management to implement the strategy of acquisitions and process improvements;

     18. changes in the capital markets affecting the ability to finance capital requirements; and

     19. the other factors listed in our annual report on Form 10-K or in other reports previously or hereafter filed by HA-LO with the Securities and Exchange Commission, which are incorporated by reference herein.

    Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of these other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. HA-LO does not assume any obligation to update any forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting those forward-looking statements.

                    THE SPECIAL MEETING, VOTING AND PROXIES

    This document is being furnished to HA-LO's shareholders in connection with the solicitation of proxies by the board of directors for use at the HA-LO special meeting.

PURPOSE; TIME AND PLACE


    The HA-LO special meeting is scheduled to be held at 10:00 a.m., Chicago
time, on Friday, April 28, 2000, at Harris Bank, Room    , 111 W. Monroe Street,
Chicago, Illinois. The purpose of the special meeting is:


    (1) To consider and vote upon a proposal to approve the merger of Starbelly.com with a wholly owned subsidiary of HA-LO. A vote in favor of the merger also constitutes a vote in favor of: (a) the issuance of 17 million shares of common stock pursuant to the merger agreement;
       (b) the amendment of the Company's articles of incorporation to permit the issuance of 5.1 million shares of convertible preferred stock in the merger and upon exercise of the assumed options; (c) the reservation of
       5.1 million shares of common stock for issuance upon conversion of the convertible preferred stock; and (d) the adoption of a new stock option plan under which HA-LO will assume Starbelly.com's stock option plan and the options outstanding under that plan.


    (2) To consider and vote upon a proposal to amend Article Four of the Company's articles of incorporation to increase the number of shares of common stock that HA-LO is authorized to issue from 100 million to 250 million and to increase the number of shares of preferred stock that HA-LO is authorized to issue from 10 million to 20 million;



    (3) To consider and vote upon a proposal to amend Article Four of the Company's articles of incorporation to authorize the board of directors to provide for the issuance of preferred stock without the further approval of the holders of our common stock;



    (4) To consider and vote upon a proposal to postpone or adjourn the special meeting, if proposed by your board of directors; and



    (5) To transact such other business as may properly come before the special meeting or any postponement or adjournment thereof.


YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND DETERMINED THAT THE TRANSACTIONS CONTEMPLATED BY IT ARE FAIR TO AND IN THE BEST INTERESTS OF HA-LO AND THE HA-LO SHAREHOLDERS. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE MERGER AND FOR THE OTHER PROPOSALS.

RECORD DATE; VOTING RIGHTS


    Holders of record of shares of HA-LO common stock at the close of business on March 27, 2000, the record date, will be entitled to notice of and to vote at the special meeting. As of the record date, 48,954,836 shares of HA-LO common stock were issued and outstanding and entitled to vote. Each outstanding share of HA-LO common stock is entitled to one vote upon each matter presented at the special meeting.


QUORUM

    The holders of a majority of the issued and outstanding shares of HA-LO common stock must be present in person or represented by proxy at the HA-LO special meeting for a quorum to be present. Abstentions and broker non-votes (I.E., proxies from brokers or nominees indicating that those persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to

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
a matter with respect to which brokers or nominees do not have discretionary power to vote) will be considered present for the purpose of establishing a quorum.

REQUIRED VOTE

    Approval of the proposed merger requires the affirmative vote of a majority of the outstanding shares of common stock. Broker non-votes and abstentions will count as votes cast AGAINST this proposal.


    Approval of the proposals to amend our articles of incorporation to increase the number of shares of our common stock that HA-LO is authorized to issue from 100 million to 250 million and to increase the number of shares of our preferred stock that HA-LO is authorized to issue from 10 million to 20 million, and to permit the board of directors to authorize the future issuance of preferred stock without the further approval of the holders of our common stock requires the affirmative vote of a majority of the outstanding shares of common stock. Broker non-votes and abstentions will count as votes cast AGAINST these proposals.


PROXIES

    You may vote either in person or by properly executed proxy. By completing and returning the form of proxy, you authorize the persons named therein to vote all your HA-LO shares on your behalf. Each properly completed and returned proxy will be voted in accordance with the instructions indicated on that proxy. If no instructions are given, properly executed proxies will be voted:

    - FOR approval of the merger (and the related transactions described in this proxy statement);

    - FOR approval of the amendment to our articles of incorporation to increase the number of authorized shares of our common stock and our convertible preferred stock; and

    - FOR approval of the amendment to our articles of incorporation to authorize the board of directors to provide for the future issuance of convertible preferred stock without the further approval of the holders of our common stock.

    Your board of directors does not know of any matters to be presented at the special meeting other than those described in this proxy statement. If other matters are properly brought before the meeting, the persons named as proxies intend to use their judgment in voting on those matters.

    You may revoke a previously granted proxy at any time before it is voted at the special meeting. If you wish to revoke your proxy, you must do one of the following:

    - deliver to the Secretary of HA-LO written instructions to revoke your proxy; or

    - deliver to the Secretary of HA-LO another duly executed and subsequently dated proxy; or

    - attend the meeting and vote in person.

    Attending the special meeting will not, by itself, revoke a previously granted proxy. Harris Bank, HA-LO's stock transfer agent, will receive and tabulate proxies and ballots.

PLEASE DO NOT SEND ANY SHARE CERTIFICATES WITH YOUR PROXY CARDS.

COST OF SOLICITATION

    HA-LO will pay all expenses for soliciting proxies for the special meeting. Our officers and employees, who will receive no compensation above their regular salaries for their services, may solicit proxies from our shareholders in person or by mail, telephone, telecopy or telegram. We have asked banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of our common stock held of record by those holders, and, upon request, we will reimburse them for their reasonable forwarding expenses.


POSTPONEMENT OR ADJOURNMENT



    The special meeting may be postponed or adjourned to another date and/or place for any proper purpose (including, without limitation, for the purpose of soliciting additional proxies). We are asking for your vote to approve a postponement or an adjournment if proposed by your board of directors.


DISSENTERS' RIGHTS

    The rights of HA-LO shareholders who dissent in connection with the merger are governed by specific legal provisions contained in sections 11.65 and 11.70 of the IBCA. Although we describe in the paragraphs below the dissenters' rights available under Illinois law, we encourage you to read sections 11.65 and 11.70 of the IBCA, a copy of which we have attached to this proxy statement as Exhibit C.

    If the merger is completed, HA-LO shareholders who have fully complied with the relevant provisions of the IBCA may have the right to require us to purchase their shares of HA-LO common stock for cash at the fair value of such shares, plus any accrued interest, as of the merger closing. Beneficial owners of shares of HA-LO common stock whose shares are held by another person, such as a trustee, broker or nominee, should instruct the record holder to follow the procedures outlined below if such persons wish to dissent with respect to any or all of their shares. Under the IBCA, no shareholder who is entitled to exercise dissenters' rights has any right to challenge the validity of the merger or to have the merger set aside or rescinded, except in an action to determine whether the merger is fraudulent against the shareholder or HA-LO or constitutes a breach of a fiduciary duty owed to the shareholder.

    We must purchase shares of HA-LO common stock upon demand from a dissenting shareholder if such shareholder has complied with the relevant IBCA requirements. The procedures to be followed include the following requirements:

    - The shareholder of record MUST NOT vote all of his shares to approve the merger. The shareholder MAY vote part of his shares in favor of the merger. In such a case, the shareholder will retain the right to have us purchase those shares that were not voted in favor of the merger.

    - A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to us the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.

    - The notice of meeting to the shareholders of HA-LO relating to the proposal to approve the merger must inform the shareholders of their right to dissent and the procedure to dissent. If, before the special meeting, we give our shareholders material information about the merger that will objectively enable our shareholders to vote on the merger and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder does not vote in favor of the approval of the merger and the shareholder delivers to us, before the vote is taken at the special meeting, a written demand for purchase of his shares if the merger is completed.

    Within ten days after the merger is completed or 30 days after the shareholder delivers to us written demand for payment, whichever is later, we will send each shareholder who has delivered a written demand for payment the following items:

    - a statement setting forth our opinion as to the estimated fair value of the shares;

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
    - our latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements; and

    - either (1) a commitment to pay for the shares of the dissenting shareholder at their estimated fair value upon the delivery to us of the share certificate or certificates (or other evidence of ownership with respect to the shares), or (2) instructions to the dissenting shareholder to sell his or her shares within ten days after delivery of our statement to the shareholder.

    Under the IBCA, we are permitted to instruct the shareholder to sell his or her shares (rather than pay for them directly) because our shares trade on the New York Stock Exchange, a public market where the shares may be readily sold. If the shareholder does not sell within that ten-day period after we give the instruction to sell, the shareholder is considered to have sold his or her shares at the average New York Stock Exchange closing price of our shares of common stock during that ten-day period.

    A HA-LO shareholder who properly demands for payment retains his or her rights as a HA-LO shareholder until the merger closes. If we have not properly instructed the dissenting shareholder to sell his or her shares, when the merger closes we must pay to each dissenter who delivers his or her share certificates (or other evidence of share ownership) the amount we estimate to be the fair value of the shares, plus accrued interest, and a written explanation of how we calculated the interest. The term "fair value" means the value of the shares immediately before the merger closing excluding any appreciation or depreciation in anticipation of the merger, unless such exclusion would be inequitable. The term "interest" means interest from the date of the merger closing until the date of payment, at the average rate we pay on our principal bank loans or, if we have no loans, at a rate that is fair and equitable under all the circumstances.

    If the dissenting shareholder does not agree with our estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of our statement of fair value, must notify us in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount we paid for the shares (if we elected to pay for the shares) or the sale proceeds from the shareholder's sale of the shares (if we instructed the shareholder to sell the shares).

    If, within 60 days after our delivery of our estimate of fair value of the shares and interest due, we and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, we must either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county where either our registered office or our principal office is located, requesting the court to determine the fair value of the shares and interest due. This court has full and exclusive jurisdiction to determine the fair value of the shares. We will make all dissenters, whether or not residents of Illinois, whose demands remain unsettled, parties to the proceeding as an action against their shares and all parties will be served with a copy of the petition. We may serve non-residents with notice of the proceeding by registered or certified mail or by publication as provided by law. Our failure to commence an action will not, by itself, limit or affect the right of the dissenting shareholders to commence an action.

    The court may appoint one or more persons as appraisers to receive evidence and recommend a fair value amount. The appraisers have the power described in the order appointing them, or in any amendment to it. Each dissenter who is a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount we paid or the proceeds of sale by the shareholder, whichever amount applies.

    The court will calculate the proceeding's costs, including the reasonable compensation and expenses of any appraisers the court has appointed. Generally, the court will not include the fees and expenses of attorneys and experts for the parties in this calculation. If the court determines the fair value of the shares to be significantly greater than the value we estimated to be the fair value, then we may be required to pay some or all of these calculated costs. Similarly, if the court determines the fair value of the shares to be significantly greater than the value a dissenter estimated to be the fair value, then that dissenter may be required to pay some or all of these costs. However, the court may also charge the fees and expenses of attorneys and experts for the parties to the proceeding in amounts the court finds equitable:

    - against us (and in favor of any or all dissenters) if the court finds that we did not substantially comply with the requirements of the IBCA, or

    - against either us or a dissenter (and in favor of any other party) if the court finds that the charged party acted arbitrarily, vexatiously, or not in good faith with respect to the rights the IBCA provides.

                                   THE MERGER

GENERAL


    The Agreement and Plan of Merger and Plan of Reorganization, dated as of January 17, 2000, by and among HA-LO, Starbelly.com and HA-LO Industries, Inc., a Delaware corporation (our "merger subsidiary"), is the legal document that governs the merger transactions described in this proxy statement. The merger agreement provides for the merger of Starbelly.com with and into our merger subsidiary, as a result of which our merger subsidiary will survive the merger under the new name "Starbelly.com, Inc.," and Starbelly.com will cease its separate existence. For a description of the merger agreement, see "The Merger Agreement" (page 61).


    If we complete the merger, Starbelly.com stockholders will receive approximately $240 million, which amount we will pay as follows:

    (1) paying $19 million in cash (less Starbelly.com's merger expenses in excess of $500,000);


    (2) paying the balance by issuing:



       (a) 17 million shares of HA-LO common stock valued in the merger agreement at $170 million; and



       (b) 5.1 million shares of HA-LO preferred convertible stock valued in the merger agreement at $51 million.



The consideration we will pay to complete the merger includes the HA-LO common stock and HA-LO preferred stock we will issue upon exercise of Starbelly.com's outstanding stock options, which will be assumed by HALO and will entitle the holder to receive upon exercise the same number of shares of HA-LO common stock and HA-LO convertible preferred stock as such holder would have received in the merger if the option had been exercised immediately prior to the merger.



    The formula establishing the number of shares of HA-LO common stock valued in the merger agreement at $170 million and the number of shares of HA-LO convertible preferred stock valued in the merger agreement at $51 million was based on the lower of $10.00 or the average closing price of HA-LO common stock on the New York Stock Exchange for each trading day over a 25-day period consisting of the trading days during the 15 calendar days prior to the execution of the merger agreement and the trading days during the 10 calendar days following execution of the merger agreement. Since the average closing price during the measurement period was $10.05, the number of shares of our common stock (17 million) and of our convertible preferred stock (5.1 million) issuable in the merger was based on a $10.00 per share price.



    You will continue to own your shares after the merger. Immediately after the merger, pre-merger shareholders of HA-LO will own approximately 69% of the outstanding common stock, and the former stockholders of Starbelly.com will own approximately 31% of the outstanding common stock (assuming all of the convertible preferred shares are converted into common stock and all assumed options are exercised and all convertible preferred shares issued upon exercise are converted into common stock).


BACKGROUND OF THE MERGER

    During HA-LO's first 25 years of business, from 1972 until 1997, HA-LO's sole line of business was the traditional sale and distribution of promotional and related products. In 1997, HA-LO acquired Market USA, a leading telemarketing company; in 1998, HA-LO acquired a branding identity company
(LAGA) and two well-known companies in the brand marketing and promotion business (UPSHOT and Siebel Marketing Group). These acquisitions were made as part of HA-LO's mission to transform itself into a brand marketing organization and to become more competitive in the new economy.

    As HA-LO's product and services mix was changing, and technological and on-line innovations began to change all businesses, HA-LO management realized the need to develop an Internet strategy to reflect changing economic times. In 1999, the Company formed Upshot Direct, a company formed to satisfy increasing client demand for complete direct marketing and database solutions in both online and offline environments. Company management also began an analysis of ways in which the Company's traditional promotional products business could be made more efficient and effective by employing the Internet and other technological advances, whether through acquisition or internal development.

    In August 1999, Linden Nelson, vice chairman of the board of HA-LO, contacted Bradley Keywell, the co-founder and chief executive officer of Starbelly.com, to schedule a meeting to discuss the online and offline promotional products business. Mr. Nelson and Mr. Keywell had been acquainted professionally and personally for several years.


    Mr. Nelson visited the offices of Starbelly.com to meet with Mr. Keywell, at which time the only substance of the meeting was for Mr. Nelson to learn about the business of Starbelly.com and see its office and operations. Neither a transaction nor a business combination between the two companies was discussed at that meeting.


    Shortly thereafter, Mr. Nelson, as well as Jon Sloan, HA-LO's Vice President of National Accounts, and Tom Hunt, HA-LO's Vice President of Operations, met with Mr. Keywell, Eric Lefkofsky, the co-founder and president of Starbelly.com, and other Starbelly.com representatives to begin initial exploration of possible business relationships.

    During the next several weeks, HA-LO and Starbelly.com exchanged certain information and ideas concerning the others' operations and business strategies.


    On October 14, 1999, Mr. Nelson and John Kelley, then the president of HA-LO's subsidiary, UPSHOT, and other representatives of HA-LO met with Mr. Keywell and Mr. Lefkofsky, Richard Heise, a director and a representative of certain principal stockholders of Starbelly.com, and other representatives of Starbelly.com, to identify potential strategic advantages of combining the companies. During the meeting, the parties discussed the potential business synergies and efficiencies that could be realized from the combination. The parties considered several of these strategic advantages and business synergies in a combination of the companies to be particularly complimentary, including:



    - the fusing of HA-LO's well-established customer base with Starbelly.com's integrated front-end customer interface and back-end fulfillment technology;



    - HA-LO's well established sales force and Starbelly.com's growing need for a substantial sales-force;



    - HA-LO's desire to decrease reliance upon, and significant expenditures for, promotional product catalogs and Starbelly.com's ability to market its products from a relatively low-cost online catalog; and



    - HA-LO's experience in international markets and Starbelly.com's desire to market its products abroad.


    Following this meeting, a series of additional meetings were held between mid-October and early December, 1999 at which representatives of HA-LO and Starbelly.com further explored the potential benefits of a business combination. During this period, senior management of HA-LO and members of HA-LO's board of directors visited Starbelly.com's headquarters to familiarize themselves with the company's operations and resources.


    On December 1, 1999, Mr. Kelley, now president and chief executive officer of HA-LO, and Lou Weisbach, chairman of the board of HA-LO, interviewed several investment banking firms after which they selected Credit Suisse First Boston Corporation to serve as HA-LO's financial advisor in connection with the merger.

    On December 6, 1999, the parties executed a Confidentiality Agreement, dated as of November 24, 1999, in which each party agreed to maintain the confidentiality of non-public information furnished by the other.


    Throughout this period and through the execution of the merger agreement, Starbelly.com was not precluded from and continued to pursue additional financing opportunities, which, if funded, would have made the consummation of the merger less likely. Starbelly.com also commenced financial analyses relating to a possible initial public offering. HA-LO also continued its analysis of pursuing an Internet strategy through internal development or alternative acquisitions. Starbelly.com and HA-LO did not enter into any exclusivity or other similar agreements during the pendency of their discussions. In pursuing alternative acquisitions, HA-LO's management identified those companies which were developing or had developed an Internet-based solution for the customizable merchandise market. HA-LO's management, having found that few such companies existed, made preliminary assessments as to the status and sophistication of the technology and personnel of these companies. HA-LO management obtained publicly-available information (including information posted on the Internet websites of these companies) and information from secondary sources (including confidential discussions with HA-LO clients familiar with the identified companies). From these preliminary assessments, management concluded that, when compared with Starbelly.com, these companies lacked a sufficiently developed level of technology, management and workforce. Accordingly, your board of directors did not authorize management to contact any of these companies to explore possible acquisition opportunities.



    During the week of December 5, 1999, representatives of the companies met and began the process of the preparation of a term sheet regarding a possible acquisition of Starbelly.com by HA-LO. Between December 6 and December 18, the principals of the parties held extensive discussions and merger negotiations continued. A non-binding term sheet was executed on December 18, 1999 and the initial draft of the merger agreement was circulated on December 29, 1999.



    Between December 6, 1999 and January 15, 2000, representatives of HA-LO and of Starbelly.com performed detailed management due diligence of the other. In connection with its review, HA-LO retained Ernst & Young to conduct a due diligence investigation of Starbelly.com's technology capacity and capabilities.



    As part of the due diligence investigations conducted by the parties during this period, Starbelly.com provided to HA-LO extensive information concerning its business, properties, contracts, customers, litigation, accounting and tax matters, intellectual property and technology, employees and employee benefit plans, financial condition, results of operations and prospects. HA-LO provided to Starbelly.com agreements with respect to prior aquisitions by HA-LO, documents with respect to liability insurance, leases, employment agreements and consulting agreements. The information provided by HA-LO included confidential financial projections which had been prepared by its senior management for internal use only and not with a view toward public disclosure. The information provided by Starbelly.com included confidential financial projections which had been prepared by its management for use in pursuing additional financing opportunities. HA-LO's and Starbelly.com's projections are based on many assumptions made by each company's management about future events, many of which are beyond the control of HA-LO and Starbelly.com. Further, these projections have not been updated since they were delivered in connection with the parties' due diligence investigations. There can be no assurance that the results reflected in these projections will be achieved, and actual results may be materially different from these projections. See "Cautionary Statement Concerning Forward-Looking Statements."



    The HA-LO projections prepared by HA-LO senior management (which do not give effect to the proposed merger with Starbelly.com) consisted of summary income statements for 2000, 2001 and 2002, including earnings per share, and revenue, cash flow, growth rate and margin statistics for 2000 through 2004. The projected revenues provided by HA-LO were $758.4 million, $821.0 million and

$891.4 million for 2000, 2001 and 2002, respectively. Pre-tax income was projected at $19.6 million, $31.2 million and $44.8 million, respectively, for those periods.



    The Starbelly.com projections prepared by Starbelly.com senior management (which do not give effect to the proposed merger with HA-LO) consisted of selected income statement data for 2000 and 2001 and balance sheet and cash flow data for 2000, 2001 and 2002. The projected revenues provided by Starbelly.com were $15.7 million for 2000 and $70.8 million for 2001. Net losses were projected at $32.3 million and $34.9 million, respectively, for those periods.


    During the last week of December 1999, Michael Linderman, president of HA-LO's promotional products division, met with Mr. Lefkofsky to discuss sales and operational matters, and representatives of both parties continued to focus on issues relating to the integration of HA-LO and Starbelly.com.

    On January 6, 2000, a working group meeting attended by representatives of HA-LO and Starbelly.com was held to discuss various aspects of the proposed merger, including the terms of the merger agreement and related documents and strategic and operational issues. HA-LO's legal counsel, Neal, Gerber & Eisenberg, and its financial advisor, as well as Starbelly.com's legal counsel, Altheimer & Gray, and its financial advisor, Hambrecht & Quist, LLC, also attended the meeting.


    Negotiations between HA-LO and Starbelly.com continued throughout the next week. On January 16, 2000 the HA-LO board held a special meeting to evaluate the merger. At the meeting, members of senior management of HA-LO presented a comprehensive analysis of the proposed transaction, including an overview of Starbelly.com and its operations, financial condition and competitive position, the reasons for and disadvantages of the merger and strategic alternatives to the proposed combination. Neal, Gerber & Eisenberg reviewed the terms of the merger agreement. Credit Suisse First Boston made a financial presentation, which is more fully described below under "The Merger--Opinion of Financial Advisor of HA-LO" (page 39). During this meeting, Credit Suisse First Boston advised the board that, subject to its review and satisfaction with the terms of the final merger agreement and related documents, it was prepared to render its opinion as to the fairness, from a financial point of view, to HA-LO of the aggregate merger consideration of $240,000,000. After the meeting concluded, representatives of HA-LO and Starbelly.com and their respective legal counsel negotiated final terms and completed the merger agreement and the related documents.


    On January 17, 2000, the HA-LO board held a special telephonic meeting, reviewed the merger agreement and approved the merger. At the meeting, Neal, Gerber & Eisenberg summarized material changes to the agreements which had been agreed to since the previous day's board meeting, and Credit Suisse First Boston rendered its oral opinion which opinion was confirmed by delivery of a written opinion dated January 17, 2000, to the effect that, as of the date of the opinion and based upon and subject to the matters described in the opinion, the aggregate merger consideration of $240,000,000 was fair, from a financial point of view, to HA-LO. Officers of HA-LO and Starbelly.com executed the merger agreement later that day, and, prior to the commencement of trading on January 18, 2000, HA-LO issued a press release announcing the execution of the merger agreement.

RECOMMENDATION OF THE HA-LO BOARD AND REASONS FOR THE MERGER

    THE HA-LO BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTEREST OF, HA-LO AND THE HA-LO SHAREHOLDERS. ACCORDINGLY, THE HA-LO BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE MERGER.

    The HA-LO board of directors has identified benefits it expects to result from the merger. The board of directors believes that the merger will include the following benefits for HA-LO:

    - position HA-LO to capitalize on expanding e-commerce markets, especially Internet- or intranet-based business-to-business markets;

    - enhance HA-LO's customer service through centralization of most customer service functions using West Telemarketing and Synchrony customer service software currently used by Starbelly.com to automate order placement, tracking, invoicing and sourcing;


    - rapidly expand, through electronic linkage, HA-LO's offering of customizable blank products and pre-designed decorations;


    - increase HA-LO's productivity through the centralization of order placement, product catalogs, automatic tracking and invoicing, thus freeing salespeople from performing routine duties and permitting them to focus more on customer sales and development;


    - build HA-LO's brand recognition in e-commerce markets while enhancing our reputation as an agent of change and a business leader;

    - build HA-LO's promotional products customer base while encouraging repeat business from existing customers;

    - reduce HA-LO's costs to market and fulfill orders for custom-decorated promotional products;

    - infuse HA-LO's organization with new talent and cultural change; and

    - increase HA-LO's pricing and marketing flexibility for custom-decorated promotional products.


    We expect to incur non-recurring merger-related costs estimated at $4.0 million to $4.5 million. The estimate includes direct transaction costs consisting of legal, financial advisory, accounting, consulting, printing, mailing, proxy and shareholder meeting fees and expenses. We anticipate unquantified operational and administrative cost savings following the merger closing; however, your board of directors views potential revenue growth (on the basis of the financial projections more particularly described above in "--Background of the Merger") to be of far greater importance than anticipated cost savings in its determination to recommend the merger proposal.


    When making its determination, the HA-LO board considered, among other things, the following factors:

    - the business, operations, prospects and strategic alliances of each of HA-LO and Starbelly.com;

    - the judgment, advice and analyses of our management with respect to the strategic, financial and potential operational benefits of the merger, based in part on the business, financial and legal due diligence investigations performed on Starbelly.com;

    - management's belief that the medium- and long-term trend in the promotional products distribution industry involves increasing reliance on Internet- and intranet-based solutions like those in development or already developed by Starbelly.com;

    - unquantified cross-selling opportunities and operating efficiencies that may result from the merger;

    - the advice of counsel that the merger should be tax-free to HA-LO for U.S. federal income tax purposes;

    - the number of shares of our common stock to be issued to the Starbelly.com stockholders in the merger and upon conversion of the convertible preferred stock and exercise of the assumed Starbelly.com options;

    - the number of shares of convertible preferred stock to be issued in the merger and upon exercise of the assumed options and the terms of those shares;

    - the terms of the merger agreement; and

    - the opinion of Credit Suisse First Boston to the effect that, as of the date of the opinion and based upon and subject to the matters described in the opinion, the aggregate merger consideration of $240,000,000 was fair, from a financial point of view, to HA-LO. A copy of the Credit Suisse First Boston opinion is attached as Exhibit B to this proxy statement and is described below under "The Merger--Opinion of Financial Advisor to HA-LO" (page 40).


    In addition to the factors described above, the board of directors of HA-LO also considered the following negative factors relating to the merger:

    - the challenges inherent in combining our operations with those of Starbelly.com, including the radical departure from our existing business model and managing potential clashes in the business cultures of our companies;

    - the status of Starbelly.com's technology, some of which is still in the developmental stage, and therefore may not function as expected;

    - the potential departure of sales force personnel;

    - the potential of our competitors aggressively recruiting our employees;


    - our need to borrow approximately $23.0 million to pay the merger consideration and merger expenses, provide working capital of approximately $29.0 million to fund the operations and capital expenditures of Starbelly.com for the next twelve months and pay the redemption price of $51.0 million if the holders of the convertible preferred stock exercise their redemption rights in the thirteenth month following the closing. The board considered the impact of the additional interest expense on future profitability, the ability of HA-LO to secure financing in an amount sufficient to provide the funds needed for these items and the likelihood of the redemption rights being exercised.



    - the substantial debt service obligations relating to the additional indebtedness we will incur; and


    - the dilution of our shareholders' voting interest.

    The foregoing discussion of the information and factors considered by your board of directors is not intended to be exhaustive but includes all important factors considered by the board. In reaching its determination to approve and recommend the merger, your board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. Your board of directors is unanimous in its recommendation that HA-LO shareholders vote for the merger.

OPINION OF FINANCIAL ADVISOR TO HA-LO

GENERAL

    Credit Suisse First Boston has acted as HA-LO's financial advisor in connection with the merger. HA-LO selected Credit Suisse First Boston based on Credit Suisse First Boston's experience, expertise and reputation, and familiarity with HA-LO's business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    In connection with Credit Suisse First Boston's engagement, HA-LO requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to HA-LO of the aggregate merger consideration of $240,000,000. On
January 17, 2000, at a meeting of the HA-LO board of directors held to evaluate the merger, Credit Suisse First Boston rendered to the HA-LO board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated January 17, 2000, to the effect that, as of the date of the opinion and based upon and subject to the matters described in the opinion, the aggregate merger consideration of $240,000,000 was fair, from a financial point of view, to HA-LO.


    The full text of Credit Suisse First Boston's written opinion dated
January 17, 2000 to the HA-LO board of directors, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Exhibit B and is incorporated into this document by reference. Holders of HA-LO common stock are urged to, and should, read this opinion carefully and in its entirety. Credit Suisse First Boston's opinion is addressed to the HA-LO board of directors and relates only to the fairness of the merger consideration from a financial point of view, does not address any other aspect of the proposed merger or any related transaction, does not address the fairness of the merger consideration to the holders of HA-LO common stock and does not constitute a recommendation to any shareholder as to any matter relating to the merger. The summary of Credit Suisse First Boston's opinion in this document is qualified in its entirety by reference to the full text of the opinion.


    In arriving at its opinion, Credit Suisse First Boston reviewed the merger agreement and related documents, including shareholder agreements entered into between HA-LO and certain stockholders of Starbelly.com, as well as publicly available business and financial information relating to HA-LO and available business and financial information relating to Starbelly.com. Credit Suisse First Boston also reviewed other information relating to HA-LO and Starbelly.com, including financial forecasts, provided to or discussed with Credit Suisse First Boston by HA-LO and Starbelly.com, and met with the managements of HA-LO and Starbelly.com to discuss the businesses and prospects of HA-LO and Starbelly.com.

    Credit Suisse First Boston also considered financial and stock market data of HA-LO and financial information of Starbelly.com and compared those data with similar data for other publicly held companies in businesses it deemed similar to those of HA-LO and Starbelly.com and considered, to the extent publicly available, the financial terms of other business combinations and other transactions which have recently been effected. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

    In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that was provided to or otherwise reviewed by it and relied on that information being complete and accurate in all material respects. With respect to financial forecasts, Credit Suisse First Boston was advised, and assumed, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of HA-LO and Starbelly.com as to the future financial performance of HA-LO and Starbelly.com. In addition, Credit Suisse First Boston relied upon the assessments of the management of HA-LO and its advisors as to:

    - the potential synergies and other strategic benefits (including the amount, timing and achievability thereof) anticipated to result from the merger;

    - Starbelly.com's existing technology and products and the validity of, and risks associated with, Starbelly.com's future products and technology;

    - the ability of HA-LO to retain key employees of Starbelly.com; and

    - the ability of HA-LO to fund the cash portion of the merger consideration and the cash needs of HA-LO on an ongoing basis following the merger.

    Credit Suisse First Boston assumed, with the consent of the board of directors of HA-LO, that the merger will be treated as a tax-free reorganization for federal income tax purposes and that all outstanding Starbelly.com warrants would be exercised for and converted into shares of Starbelly.com common stock prior to the effective time of the proposed merger or that Starbelly.com would receive from holders of Starbelly.com warrants consents to the conversion of Starbelly.com warrants into their allocated portion of the merger consideration as more fully described in the merger agreement. In addition, Credit Suisse First Boston assumed that the stockholders' agreements entered into between HA-LO and certain stockholders of Starbelly.com in connection with the merger agreement will be in full force and effect at the time of the consummation of the merger.

    Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of HA-LO or Starbelly.com, and was not furnished with any evaluations or appraisals. Credit Suisse First Boston's opinion was necessarily based on information available to, and financial, economic, market and other conditions as they existed and could be evaluated by, Credit Suisse First Boston on the date of its opinion. Credit Suisse First Boston did not express any opinion as to the actual value of the HA-LO common stock when issued in the merger or the prices at which the HA-LO common stock will trade after the merger. No other limitations were imposed on Credit Suisse First Boston with respect to the investigations made or procedures followed in rendering its opinion.

    In preparing its opinion to the HA-LO board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

    In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of HA-LO and Starbelly.com. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to HA-LO or Starbelly.com or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

    Credit Suisse First Boston's opinion and financial analyses were only one of many factors considered by the HA-LO board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the HA-LO board of directors or management with respect to the merger or the merger consideration.

    The following is a summary of the material financial analyses performed by Credit Suisse First Boston in connection with the preparation of its opinion and reviewed with the HA-LO board of directors at a meeting of the board of directors held on January 16, 2000. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston's financial analyses.

STARBELLY.COM


    IPO ANALYSIS. Credit Suisse First Boston estimated the present value of Starbelly.com's fully-distributed equity value assuming an initial public offering of Starbelly.com on September 30, 2000. Starbelly.com's fully-distributed equity value was estimated by applying a range of revenue multiples derived from the following selected publicly traded companies in the e-commerce enabler and the e-commerce retailer industries, which Credit Suisse First Boston deemed to be relevant, to projected 2001 revenues for
Starbelly.com:



         E-COMMERCE ENABLERS                   E-COMMERCE RETAILERS
-------------------------------------  -------------------------------------
- Ariba, Inc.                          - Amazon.com, Inc.
- Commerce One, Inc.                   - ebay Inc.
- BroadVision, Inc.                    - priceline.com Inc.
- Liberate Technologies                - etoys Inc.
- VerticalNet, Inc.                    - Homestore.com, Inc.
- CheckFree Holdings Corp.             - MP3.com Inc.
- Quest Software, Inc.                 - Ticketmaster Online-CitySearch,
- USINTERNETWORKING, INC.              Inc.
- Sterling Commerce, Inc.              - drugstore.com Inc.
- Silknet Software, Inc.               - Tickets.com, Inc.
- Allaire Corporation                  - PlanetRx.com Inc.
- pcOrder.com, Inc.                    - Ashford.com, Inc.
- Intraware, Inc.                      - Preview Travel, Inc.
- Open Market, Inc.                    - Audible, Inc.
- Harbinger Corp.                      - Garden.com, Inc.
- Digital River, Inc.
- MessageMedia, Inc.



    Credit Suisse First Boston reviewed, among other things, enterprise values, calculated as equity value, plus debt, less cash, of the selected companies as multiples of estimated 2001 revenues. Means and medians for e-commerce enablers and retailers as a group were calculated by considering all of the selected companies together as one group for purposes of the calculation. This review indicated the following:



                                                   ENTERPRISE VALUES AS MULTIPLES OF ESTIMATED 2001 REVENUES
                                              -------------------------------------------------------------------
                                                     RANGE                        MEDIAN                   MEAN
                                                     -----                        ------                   ----
E-Commerce Enabler Companies................     2.0x--122.7x                     10.3x                   28.0x
E-Commerce Retailer Companies...............      0.8x--20.8x                      3.8x                    6.9x
E-Commerce Enablers and Retailers...........     0.8x--122.7x                      7.4x                   18.7x

    Estimated financial data for the selected companies was based on publicly available research analysts' estimates. Estimated financial data for Starbelly.com was based upon Starbelly.com management estimates, adjusted to reflect the discount customarily applied to management estimates by research analysts evaluating initial public offerings. This IPO analysis assumed further dilution of Starbelly.com's current stockholders from a round of venture capital financing prior to the initial public offering. Credit Suisse First Boston then discounted the implied fully-distributed equity value to present value using discount rates ranging from 30% to 50%. This analysis indicated an implied equity reference range for Starbelly.com of approximately $238.0 million to $378.0 million.


HA-LO


    DISCOUNTED CASH FLOW ANALYSIS. Credit Suisse First Boston estimated the present value of the net operating profit after taxes, plus depreciation and amortization, less capital expenditures and increases in working capital that HA-LO could produce on a stand-alone basis over calendar years 2000 through 2004, based on two scenarios. The management case was based on estimates of the management of HA-LO. The alternative case was based on adjustments to the management case developed by, or discussed with and reviewed by, HA-LO management to reflect lower margins and revenue growth than the management case.


    Ranges of terminal values were estimated using multiples of terminal year 2004 earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, of 9.0x to 11.0x. The free cash flows were then discounted to present value using discount rates of 13.0% to 14.0%.


    This analysis indicated the following:



                                                   IMPLIED ENTERPRISE VALUE FOR HA-LO (DOLLARS IN MILLIONS)
                                                  -----------------------------------------------------------
                                                       MANAGEMENT CASE
                                                       ---------------                  ALTERNATIVE CASE
                                                        DISCOUNT RATE                     DISCOUNT RATE
TERMINAL                                          -------------------------         -------------------------
EBITDA MULTIPLE                                    13.0%            14.0%            13.0%            14.0%
---------------                                   --------         --------         --------         --------
9.0x.....................................          $522.9           $501.5           $346.7           $332.7
11.0x....................................          $620.4           $594.8           $409.1           $392.5


    SELECTED COMPANIES ANALYSIS. Credit Suisse First Boston compared financial, operating and stock market data of HA-LO to corresponding data of the following publicly traded companies in the marketing services industry:

    - Caribiner International, Inc.

    - Catalina Marketing Corporation

    - Cyrk, Inc.

    - Equity Marketing, Inc.

    - Snyder Communications, Inc.

    In addition, Credit Suisse First Boston compared financial, operating and stock market data of HA-LO to corresponding data of the following publicly traded companies in the telemarketing industry:

    - APAC Customer Services, Inc.

    - SITEL Corporation

    - TeleSpectrum Worldwide Inc.

    - TeleTech Holdings, Inc.

    - West TeleServices Corporation

    Credit Suisse First Boston reviewed, among other things, estimated calendar year 2000 enterprise values, calculated as equity value, plus net debt, as a multiple of estimated calendar year 2000 sales, EBITDA and earnings before interest and taxes, commonly known as EBIT.



    This review indicated the following:



                                                               ENTERPRISE VALUES AS MULTIPLES OF ESTIMATED 2000
                                                  ---------------------------------------------------------------------------
                                                         SALES                      EDITDA                       EBIT
                                                  -------------------         -------------------         -------------------
Range for Marketing Service Companies....                  0.4x--5.1x                 4.7x--15.7x                 5.5x--19.9x
Average for Marketing Service
  Companies..............................                        2.2x                       10.1x                       13.3x
Range for Telemarketing Companies........                  0.8x--2.6x                 5.8x--13.8x                12.3x--17.6x
Average for Telemarketing Companies......                        1.6x                       10.5x                       15.7x



    All multiples were based on closing stock prices on January 13, 2000. Estimated financial data for the selected companies was based on publicly available research analysts' estimates, and estimated financial data for HA-LO was based upon HA-LO management estimates. Taking into consideration the overall range of multiples described for the selected companies implied by the average multiples for the groups of companies for each operational metric, with particular emphasis on the range of multiples of estimated calendar year 2000 EBITDA, this analysis indicated an implied enterprise reference range for HA-LO of approximately $325.0 million to $400.0 million.


    None of the selected companies is identical to HA-LO. Accordingly, an analysis of the results of the Selected Companies Analysis involves complex considerations of the selected companies and other factors that could affect the public trading value of HA-LO and the selected companies.

    SELECTED TRANSACTIONS ANALYSIS. Credit Suisse First Boston analyzed the purchase prices and implied transaction multiples paid in the following recent selected transactions in the promotional products, marketing services and telemarketing industries:

                    ACQUIROR                                               TARGET
    -----------------------------------------             -----------------------------------------
-   NCO Group, Inc.                                   -   Compass International Services
                                                          Corporation
-   HA-LO                                             -   Parsons International S.A.
-   CustomerONE Holding Corporation                   -   LCS Industries, Inc.
-   HA-LO                                             -   Premier Promotions & Marketing, Inc.
-   HA-LO                                             -   Lipson Associates, Inc.
-   HA-LO                                             -   Promotional Marketing LLC
-   AHL Services, Inc.                                -   Gage Marketing Support Service Group and
                                                          Adistra, LLC
-   APAC TeleServices, Inc.                           -   ITI Marketing Services, Inc.
-   The Great Universal Stores, P.L.C.                -   Metromail Corporation
-   Electronic Data Systems Corporation               -   Neodata Corporation
-   Cyrk, Inc.                                        -   Simon Marketing, Inc.
-   Cyrk, Inc.                                        -   Tonkin, Inc.
-   HA-LO                                             -   Market USA, Inc.
-   Heritage Media Corporation                        -   DIMAC Corporation


    Credit Suisse First Boston compared enterprise values in the selected transactions as multiples of, among other things, latest twelve months sales, EBITDA and EBIT and equity values in the selected transactions as a multiple of latest twelve months net income.

    This review indicated the following:



                                               ENTERPRISE VALUES AS                EQUITY VALUE AS
                                                   MULTIPLES OF                      MULTIPLE OF
                                               LATEST TWELVE MONTHS              LATEST TWELVE MONTHS
                                    ------------------------------------------   --------------------
                                       SALES          EBITDA          EBIT            NET INCOME
                                    ------------   ------------   ------------   --------------------
Range.............................    0.6x--2.6x    5.0x--12.8x    6.1x--16.9x       13.3x--21.5x
Mean..............................          1.6x           9.9x          11.2x              18.6x
Median............................          1.5x          10.0x          12.6x              21.1x



    All multiples were based on financial information publicly available at the time of the relevant transaction. Credit Suisse First Boston then applied a range of selected multiples for the selected transactions of latest twelve month sales, EBITDA and EBIT to corresponding financial data of HA-LO for estimated calendar year 2000, based on HA-LO management estimates. Taking into consideration the range of multiples for the selected transactions implied by the average multiple for each operational metric, excluding, for each operational metric, the transaction embodying the lowest multiple, with particular emphasis on the range of multiples of estimated calendar year 2000 EBITDA, this analysis indicated an implied enterprise reference range for HA-LO of approximately $360.0 million to $450.0 million.


    No company or transaction used in the Selected Transactions Analysis is identical to HA-LO or the proposed merger. Accordingly, an analysis of the results of this analysis involves complex considerations of the companies involved and the transactions and other factors that could affect the acquisition value of the companies and HA-LO.


    AGGREGATE REFERENCE RANGE. Based on the valuation methodologies employed in the analyses described above, with particular emphasis on the "Selected Company Analysis" for the low end of the reference range and the "Selected Transactions Analysis" for the high end of the reference range, Credit Suisse First Boston derived an implied equity reference range for HA-LO of approximately $6.38 to $8.93 per share. Credit Suisse First Boston then estimated the implied aggregate value of the consideration to be paid in the merger, assuming conversion of the HA-LO convertible preferred stock and, alternatively, redemption of the HA-LO convertible preferred stock. Based on the average of the stock price for the HA-LO common stock for the 15 calendar days prior to January 13, 2000 of $8.68 per share, this analysis indicated the following implied aggregate reference ranges for the merger consideration, as compared to the implied fully-distributed equity reference range for Starbelly.com on a stand-alone basis of approximately $238.0 million to $378.0 million:


                               CONVERSION OF CONVERTIBLE PREFERRED  REDEMPTION OF CONVERTIBLE PREFERRED
                                  STOCK INTO HA-LO COMMON STOCK               STOCK FOR CASH
                               -----------------------------------  -----------------------------------
Implied Aggregate Reference
  Range for Merger
  Consideration..............  $182.0 million to $246.0 million     $195.0 million to $245.0 million


    PRO FORMA MERGER ANALYSIS. Credit Suisse First Boston analyzed the potential pro forma per share effect of the merger on HA-LO's estimated revenue, EBITDA, EBIT and net income per share for calendar years 2000 to 2002 based on the Starbelly.com alternative case, the HA-LO management case and the HA-LO alternative case, after giving effect to synergies anticipated by HA-LO management to result from the merger. Credit Suisse First Boston assumed that the HA-LO convertible preferred stock issued as part of the merger consideration was redeemed for cash or, alternatively, converted into HA-LO common stock.

    This analysis indicated the following per share accretion (dilution) to HA-LO's estimated revenue, EBITDA, EBIT and net income for each of estimated calendar years 2000, 2001 and 2002:



                                                         CONVERTIBLE PREFERRED STOCK REDEEMED FOR CASH
                                                    --------------------------------------------------------
                                                                     HA-LO MANAGEMENT CASE/
                                                                 STARBELLY.COM ALTERNATIVE CASE
                                                    --------------------------------------------------------
                                                    ESTIMATED 2000       ESTIMATED 2001       ESTIMATED 2002
                                                    --------------       --------------       --------------
Revenue......................................            (32.7)%              (16.9)%               (2.8)%
EBITDA.......................................            (87.9)%              (43.9)%               10.3%
EBIT.........................................           (295.5)%             (173.0)%              (64.0)%
Net Income...................................           (545.3)%             (305.9)%             (135.6)%

                                                         CONVERTIBLE PREFERRED STOCK REDEEMED FOR CASH
                                                    --------------------------------------------------------
                                                    HA-LO ALTERNATIVE CASE / STARBELLY.COM ALTERNATIVE CASE
                                                    --------------------------------------------------------
                                                    ESTIMATED 2000       ESTIMATED 2001       ESTIMATED 2002
                                                    --------------       --------------       --------------
Revenue.                                            )%       (32.7       )%       (16.4       )%        (0.7
EBITDA.......................................            (87.9)%              (48.0)%               25.3%
EBIT.........................................           (295.5)%             (235.5)%              (83.9)%
Net Income...................................           (545.3)%             (458.1)%             (204.7)%

                                                    CONVERTIBLE PREFERRED STOCK CONVERTED INTO COMMON STOCK
                                                    --------------------------------------------------------
                                                     HA-LO MANAGEMENT CASE / STARBELLY.COM ALTERNATIVE CASE
                                                    --------------------------------------------------------
                                                    ESTIMATED 2000       ESTIMATED 2001       ESTIMATED 2002
                                                    --------------       --------------       --------------
Revenue.                                            )%       (32.7       )%       (23.4       )%       (10.5
EBITDA.......................................            (87.9)%              (48.3)%                1.6%
EBIT.........................................           (295.5)%             (167.3)%              (66.8)%
Net Income...................................           (545.3)%             (280.0)%             (126.3)%

                                                    CONVERTIBLE PREFERRED STOCK CONVERTED INTO COMMON STOCK
                                                    --------------------------------------------------------
                                                    HA-LO ALTERNATIVE CASE / STARBELLY.COM ALTERNATIVE CASE
                                                    --------------------------------------------------------
                                                    ESTIMATED 2000       ESTIMATED 2001       ESTIMATED 2002
                                                    --------------       --------------       --------------
Revenue.                                            )%       (32.7       )%       (23.0       )%        (8.6
EBITDA.......................................            (87.9)%              (52.1)%               15.5%
EBIT.........................................           (295.5)%             (224.8)%              (85.2)%
Net Income...................................           (545.3)%             (415.0)%             (185.8)%


    The actual results achieved by the combined company may vary from projected results and the variations may be material.

    OTHER FACTORS. In the course of preparing its opinion, Credit Suisse First Boston also reviewed and considered other information and data, including:


    - the recent trading history of the HA-LO common stock;



    - the potential pro forma liquidity of HA-LO assuming that the HA-LO convertible preferred stock issued as part of the merger consideration was redeemed for cash or, alternatively, converted into HA-LO common stock; and


    - HA-LO's stock price performance relative to the Standard & Poor's MidCap 400 Index.


    MISCELLANEOUS. HA-LO has agreed to pay Credit Suisse First Boston for its financial advisory services a total fee equal to approximately 1.21% of the aggregate value of the transaction upon completion of the merger, against which any prior fees paid in connection with the merger will be credited. HA-LO also has agreed to reimburse Credit Suisse First Boston for its reasonable out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement. Credit Suisse First Boston and its affiliates have in the past provided, and are currently providing, financial services to HA-LO and its affiliates unrelated to the proposed merger, for which services Credit Suisse First Boston has received, and may receive, compensation. Specifically, Credit Suisse First Boston acted as lead manager for a secondary offering of HA-LO common stock in May 1998, for which Credit Suisse First Boston received a total fee of approximately $4.6 million. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade equity securities of HA-LO for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.



    Credit Suisse First Boston has consented to the description of its opinion and the summary of the analyses performed by it in connection with its opinion in this document. In giving such consent, Credit Suisse First Boston does not admit that it comes within the category of persons whose consent is required under the federal securities laws, or the rules and regulations of the SEC under those laws, nor does it admit that it is an expert with respect to any part of this proxy statement within the meaning of the term "experts" as used under those laws, rules and regulations.


STARBELLY.COM'S REASONS FOR THE MERGER

    - Starbelly.com expects that the merger will provide it with the opportunity to penetrate in a short period of time a broad base of corporate clients using its Internet solution. Starbelly.com expects the Internet to become a significant distribution channel for custom-decorated products. Starbelly.com believes that the synergy created by its Internet solution and HA-LO's existing customer base will enable it to capture significant share of the custom-decorated products market. Starbelly.com believes it is a critical competitive advantage to be the first in the market.


    - Starbelly.com also believes that the merger will give Starbelly.com access to its custom-decorated products market through the largest, in terms of sales, company in the industry. Starbelly.com strategically chose HA-LO because of its dominant position in the promotional products market, its high quality sales force and its high quality relationship with its customers.



      - Starbelly.com patterns believes that HA-LO's sales force has the ability to influence its customers' purchasing patterns and will greatly assist Starbelly.com in its efforts to cause those customers to purchase promotional and other custom-decorated products through the Internet.



      - Starbelly.com believes that it would require substantial time and talent to develop the customer base that HA-LO already possesses. Moreover, Starbelly.com believes that the time required to independently develop such a customer base could be an impediment to the early market penetration that Starbelly.com believes is important to obtaining a significant market share.



MERGER CONSIDERATION


    If we complete the merger, Starbelly.com stockholders will receive approximately $240 million, which amount we will pay as follows:

    (1) paying $19 million in cash (less Starbelly.com's merger expenses in excess of $500,000);

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

    (2) paying the balance by issuing:



       (a) 17 million shares of HA-LO common stock valued in the merger agreement at $170 million; and



       (b) 5.1 million shares of HA-LO preferred convertible stock valued in the merger agreement at $51 million.



The merger consideration includes shares of HA-LO common stock and HA-LO convertible preferred stock issuable upon exercise of Starbelly.com's outstanding stock options which will be assumed by HA-LO.



    In the merger, holders of Starbelly.com series B preferred stock will receive cash and shares of HA-LO convertible preferred stock, holders of Starbelly.com series A preferred stock will receive cash, shares of HA-LO common stock and shares of HA-LO convertible preferred stock, and holders of Starbelly.com common stock will receive shares of HA-LO common stock and shares of HA-LO convertible preferred stock. The aggregate merger consideration will be allocated among the holders of Starbelly.com common stock and series A and series B preferred stock based on complicated formulas set forth in the merger agreement which takes into account the relative value of each such class or series of stock.



    You will continue to own your shares after the merger. Immediately after the merger, pre-merger shareholders of HA-LO will own approximately 69% of the outstanding common stock, and the former stockholders of Starbelly.com will own approximately 31% of the outstanding common stock (assuming all of the convertible preferred shares are converted into common stock and all assumed options are exercised and all convertible preferred shares issued upon exercise are converted into common stock).



    HA-LO's convertible preferred stock is described below under "Description of the Convertible Preferred Stock" (page 53).



    All outstanding options to purchase Starbelly.com common stock granted to Starbelly.com employees, directors and consultants will be assumed by HA-LO in the merger. See "Assumption of Outstanding Starbelly.com Options" (page 56).


EFFECTIVE TIME OF THE MERGER

    The merger will be effective at the time a certificate of merger is duly filed with each of the Secretary of State of Delaware or any later date or time specified in the certificate of merger. The closing will occur as soon as possible after all conditions to the merger are satisfied.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

    Following the merger closing, John R. Kelley, Jr. will remain chief executive officer of HA-LO, and Bradley Keywell will assume the role of president. Eric Lefkofsky, Starbelly.com's president, will become HA-LO's chief integration officer, focusing on the e-transformation of the HA-LO Promotional Products group, as well as HA-LO's marketing services divisions. In addition, it is probable that Mr. Keywell and Mr. Lefkofsky will become members of your board of directors.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    If the merger is completed, Marshall J. Katz, who is currently a director of HA-LO, will receive a consulting fee in return for certain consulting services he has performed for us with respect to the merger. The consulting fee we will pay is comprised of $200,000 in cash and options to purchase 50,000 shares of HA-LO common stock at an exercise price of $12.188 per share.

    If the merger is completed, Bradley Keywell, Starbelly.com's chief executive officer, will have the right to designate one person on the board to fill one of the three vacancies created by the expansion of the board from eight to eleven directors. Eric Lefkofsky, Starbelly.com's president, will have the right to designate two persons to fill the remaining vacancies. Brad Keywell and his family hold a 100% pecuniary interest in Bloomfield Family Limited Partnership. Eric Lefkofsky and his family hold a 100% pecuniary interest in Coventry Family Limited Partnership. Each of Bloomfield Family Limited Partnership and Coventry Family Limited Partnership own, beneficially and of record, 7 million shares of Class B common stock of Starbelly.com. Under the terms of the Merger Agreement, 7 million shares of Class B common stock would be converted into 5,193,790 shares of HA-LO common stock and 613,877 shares of HA-LO convertible preferred stock at the closing of the merger. Assuming conversion of all the HA-LO preferred stock issued in the merger into HA-LO common stock in accordance with its terms, the shares of HA-LO stock issued to each of Bloomfield Family Limited Partnership and to Coventry Family Limited Partnership upon the consummation of the merger would represent approximately 8.2% of HA-LO's outstanding capital stock (including shares issuable upon the exercise of stock options assumed by HA-LO and all shares of preferred stock convertible into common stock assumed by HA-LO). Based on the conversion formula set forth in the merger agreement, the shares issued to each of the partnerships would be worth approximately $58.0 million. To the extent Starbelly.com's expenses associated with the Merger are in excess of $500,000, each of Bloomfield Family Limited Partnership and Coventry Family Limited Partnership would receive fewer shares of HA-LO's common and preferred stock, which would represent a lower percentage of HA-LO common stock outstanding. Other than shares to be issued to their respective family partnerships, neither Mr. Keywell, Mr. Lefkofsky, Bloomfield Family Limited Partnership nor Coventry Family Limited Partnership beneficially own, directly or indirectly, any securities of the registrant.



    For a discussion of other agreements entered into or to be entered into between HA-LO and each of Mr. Keywell, Mr. Lefkofsky, Coventry Partners Family Limited Partnership and Bloomfield Partners Family Limited Partnership, see "The Merger Agreement--Other Agreements Related to the Merger Agreement" on page 68.


RESALE OF HA-LO SHARES


    The shares of our common and convertible preferred stock to be issued in the merger are being offered in reliance on an exemption from the registration requirements of the Securities Act of 1933 ("Securities Act") and various state securities laws. The shares to be issued to the Starbelly.com stockholders in the merger will be "restricted securities" under Rule 144 of the Securities Act, and may be resold only if registered or in transactions permitted by Rule 144 or other exemptions from registration. Under the merger agreement, we must file a shelf registration statement with the Securities and Exchange Commission within ten days after the merger closes to register for public resale a portion of the common stock received the Starbelly.com stockholders, and we are required to file additional registration statements at agreed upon times in the future to register additional shares of common stock for resale by all of the Starbelly.com stockholders, including common stock issued upon conversion of the convertible preferred stock issued in the merger. Various Starbelly.com stockholders who will receive 66% of the common stock we will issue in the merger (assuming all of the convertible preferred shares are converted into common stock and all assumed options are exercised and all convertible preferred shares issued upon exercise are converted into common stock) have agreed to additional restrictions on the resale of HA-LO common stock and convertible preferred stock under separate agreements with us. See "The Merger Agreement--Other Covenants and Agreements" (page 64) and "The Merger Agreement--Other Agreements Related to the Merger Agreement" (page 68).



    We have agreed to register for issuance the shares of common stock and convertible preferred stock issuable upon exercise of outstanding Starbelly.com options being assumed by HA-LO in the merger, as well as the shares of common stock issuable upon conversion of such shares of convertible preferred stock. See "The Merger Agreement--Other Covenants and Agreements" (page 64).


    This document does not cover resales of our common stock received by the Starbelly.com stockholders in the merger, and no person is authorized to make any use of this document for any resale.

ACCOUNTING TREATMENT


    We intend to account for the merger as HA-LO's "purchase" of Starbelly.com. Accordingly, Starbelly.com's results of operations will be included in our consolidated results of operations after the completion date of the merger. In preparing our consolidated financial statements, we will, if appropriate, establish a new accounting basis for the Starbelly.com assets and liabilities. After the merger, Starbelly.com's assets will take a new aggregate book value equal to the merger consideration PLUS Starbelly.com's liabilities PLUS the merger costs. This new aggregate book value is then allocated first to Starbelly.com's current assets at fair market value, second to Starbelly.com's specific intangibles at fair market value, and the remainder to Starbelly.com's goodwill. We are then required to amortize this goodwill. In particular, we will record goodwill in an amount equal to substantially all of the merger consideration and merger expense, and amortize this amount over five years. After the merger, the goodwill amortization charge will reduce our earnings for financial reporting purposes over the five-year amortization period.


NEW YORK STOCK EXCHANGE LISTING

    We expect to list for trading on the New York Stock Exchange the shares of HA-LO common stock to be issued in connection with the merger and the shares of common stock issuable upon conversion of the convertible preferred stock and the exercise of the assumed options. It is a condition to the closing of the merger that these shares be authorized for listing upon issuance.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

GENERAL

    The following discussion is a summary description of the material United States federal income tax consequences of the merger. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, judicial decisions and administrative rulings and practices, all as in effect on the date of this proxy statement, and all of which are subject to change at any time, possibly with retroactive effect. Any such change could alter the tax consequences to us, Starbelly.com or a Starbelly.com stockholder. The discussion does not address the effects of any state, local or foreign tax laws or any federal tax laws other than federal income tax laws.

TREATMENT OF US, OUR SHAREHOLDERS, OUR MERGER SUBSIDIARY AND STARBELLY.COM

    We have been advised by our counsel, Neal, Gerber & Eisenberg, that the merger will be treated for federal income tax purposes as a reorganization under
Section 368(a) of the Code. Accordingly, our existing shareholders will not recognize any gain or loss as a result of the merger for federal income tax purposes. Similarly, neither we, nor our merger subsidiary nor Starbelly.com, each of which is a party to the reorganization, within the meaning of
Section 368(b) of the Code, will recognize any gain or loss as a result of the merger for federal income tax purposes. In rendering this advice, Neal, Gerber & Eisenberg relied upon factual representations made by officers of HA-LO.

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
TREATMENT OF HOLDERS OF STARBELLY.COM COMMON STOCK

    It is a condition to the obligation of Starbelly.com to complete the merger that it receive an opinion dated the closing date from a law firm retained as counsel to Starbelly.com, which opinion may be based on such certificates and letters as are acceptable to that law firm, to the effect that, for federal income tax purposes, the Starbelly.com stockholders will not recognize income, gain or loss upon the merger, except to the extent of any cash consideration actually received or deemed received.

    We will not seek a ruling from the Internal Revenue Service regarding the merger and the advice and opinion of counsel referred to above will not be binding on the Internal Revenue Service which may disagree with counsel's conclusions.


REGULATORY APPROVALS



    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission must review transactions such as the merger. The federal agencies conducting these reviews determine whether the merger complies with antitrust laws. The Hart-Scott-Rodino Act requires both companies, as well as Starbelly.com's two largest stockholders, to notify these federal agencies of the merger. The required waiting period must expire or terminate before the merger can be completed. Both companies filed the notification reports with the Antitrust Division and the Federal Trade Commission during the week of January 31, 2000 and the waiting period with respect to such filings was terminated by the Federal Trade Commission effective February 14, 2000.



    AT ANY TIME BEFORE OR AFTER THE MERGER CLOSES, THE ANTITRUST DIVISION, THE FEDERAL TRADE COMMISSION, STATE ANTITRUST AUTHORITIES OR A PRIVATE PERSON COULD SEEK TO ENJOIN THE MERGER OR CAUSE EITHER OF THE COMPANIES TO DIVEST CERTAIN ASSETS. THE MERGER AGREEMENT CONDITIONS THE MERGER ON THE RECEIPT OF ALL REQUIRED GOVERNMENTAL CONSENTS AND APPROVALS, INCLUDING EXPIRATION OR TERMINATION OF THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ACT.


                                       52
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                 DESCRIPTION OF THE CONVERTIBLE PREFERRED STOCK

    As a portion of the merger consideration, HA-LO will issue 5.1 million shares of convertible participating preferred stock, assuming the exercise of all the assumed stock options.

RANKING

    With respect to rights on liquidation, winding-up and dissolution, the convertible preferred stock ranks senior to the Company's common stock, and in parity with or senior to all other existing and future classes of capital stock and series of shares of convertible preferred stock of the Company.

DIVIDENDS AND PARTICIPATION RIGHTS

    Except as described below under "--Redemption," no dividends will accrue on the convertible preferred stock. However, if the Company declares or pays any dividends on its common stock (whether payable in cash, securities, or other property), other than dividends payable solely in shares of common stock, the holders of convertible preferred stock will be entitled to participate in such dividends, on an as-converted basis, at the same time that the Company declares and pays such dividends to the holders of its common stock.

LIQUIDATION PREFERENCE

    Upon any liquidation, winding-up or dissolution of the Company, before any distribution or payment is made to any holder of equity securities of the Company ranking junior to the shares of convertible preferred stock, each holder of convertible preferred stock will be paid (1) a liquidation preference of $10.00 per share of convertible preferred stock then owned by such holder, and
(2) such holder's proportionate share (based upon the aggregate number of shares of common stock then outstanding, assuming conversion of all outstanding shares of convertible preferred stock) of the amount available for payment to the holders of our outstanding common stock.

    If, upon any liquidation, winding-up or dissolution of the Company, the assets of the Company are insufficient to pay in full the amount due on the convertible preferred stock and the amount due on any parity securities, then such assets will be distributed among the holders of the convertible preferred stock and the holders of such other parity securities on a ratable basis.

VOTING RIGHTS

    The holders of convertible preferred stock will have the right to vote on all matters on which the holders of the Company's common stock are entitled to vote. For purposes of such voting, each share of convertible preferred stock will have the number of votes equal to the number of shares of common stock then issuable upon conversion of such shares of convertible preferred stock.

PROTECTIVE PROVISIONS

    The Company will not, without consent of the holders of at least a majority of the outstanding shares of convertible preferred stock, voting as a class:

    (1) increase the number of authorized shares of convertible preferred stock or issue any additional shares of convertible preferred stock, except as contemplated by the terms of the convertible preferred stock;

    (2) amend or modify the powers, preferences or rights of the convertible preferred stock or amend, alter or repeal any of the provisions of the Company's articles of incorporation or by-laws (including by merger or similar transaction or otherwise) so as to exchange, reclassify or eliminate the shares of convertible preferred stock or any part of the convertible preferred

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
       stock or otherwise affect adversely the powers, preferences or rights of the holders of convertible preferred stock; change the designations, preferences, qualifications, limitations, restrictions, or special or relative rights of the common stock; divide the shares of such class into series and fix or authorize the board of directors to fix the variations in the relative rights and preferences between the shares of such series; change the shares of such class into the same or a different number of shares of the same class or another class or classes; create a right of exchange, of all or any part of the shares of another class into the shares of such class; cancel or otherwise affect dividends on the shares of such class which had accumulated but had not been declared; limit or deny the voting rights of the shares of such class; or

    (3) other than the convertible preferred stock, create, authorize, issue or permit to exist any class of capital stock or series of preferred shares that ranks senior to or in parity with the shares of convertible preferred stock with respect to dividend rights or rights on liquidation, winding-up or dissolution, or reclassify any class or series of any junior stock into, or authorize any securities exchangeable for, convertible into or evidencing the right to purchase, any such class or series.

CONVERSION RIGHTS

    Each holder of convertible preferred stock will be entitled, at such holder's option and at any time prior to redemption, to convert all or any portion of such holder's shares into shares of the Company's common stock. Each share of convertible preferred stock will be convertible initially into one share of the Company's common stock. The conversion price is subject to adjustment from time to time in order to prevent dilution of the conversion rights granted in the articles of amendment.


    In the event the average closing price of the Company's common stock equals or exceeds $24.00 per share for ten consecutive trading days, each share of convertible preferred stock will automatically convert into one share of common stock or, if the conversion price has been adjusted in accordance with the anti-dilution provisions, the number of shares as so adjusted.


REDEMPTION

    The Company may not redeem the convertible preferred stock at its option.


    The holders of the convertible preferred stock, at any time during the 30-day period commencing on the first anniversary of the effective date of the merger, will have the right to require the Company to redeem all or any part of their shares at a price per share in cash equal to the liquidation preference of $10.00 per share, plus any accrued and unpaid dividends. The Company will be required to effect any redemption for which notice has been timely delivered no later than 60 days after the Company's receipt of such notice. This redemption right will terminate and become unexercisable after the last day of the redemption period (except with respect to any shares of convertible preferred stock for which the redemption rights have been timely exercised but which have not yet been redeemed). Any shares of convertible preferred stock which are not tendered for redemption during the redemption period will remain outstanding indefinitely and will continue to possess all of the rights, privileges and restrictions described in this section, except redemption rights.



    If the Company defaults on its obligation to redeem any shares of convertible preferred stock, for so long as the Company is in default, the shares of convertible preferred stock that the Company failed to redeem will accrue dividends, at a rate of 8% of the liquidation price per annum on the $10.00 per share liquidation preference of such shares, beginning on the first date on which the Company failed to redeem such shares of convertible preferred stock until the redemption price has been paid in full. The rate at which dividends accrue will increase by 4% of the liquidation preference per annum on each six month anniversary of the date of default until the redemption price (including accrued dividends) has been paid in full.

    In the event of a "change of control," as defined in the articles of amendment to the Company's articles of incorporation (establishing the convertible preferred stock), each holder of convertible preferred stock will be entitled, at such holder's option, to require the Company to redeem all or any part of their shares at a price per share in cash equal to a redemption price equal to the greater of (1) the liquidation preference of $10.00 per share, plus any accrued and unpaid dividends, and (2) the amount that would have been payable if the holder had exercised his or her conversion immediately prior to such change of control.


    If the Company sells all of the capital stock, or all or substantially all of the assets of any subsidiary or significant business division of the Company for consideration consisting, in whole or in part, of cash while any shares of convertible preferred stock remain outstanding, then the Company is required to use all of the cash proceeds of such sale to fund the working capital and general corporate needs of the Company (including repayment of outstanding indebtedness under the Company's line of credit or other commercial bank loan) and/or to redeem the maximum possible number of shares of convertible preferred stock that can be redeemed with such cash proceeds. To the extent that the Company does not use all of the cash proceeds of any significant sale for working capital and general corporate purposes within 90 days of a significant sale, within 15 days after the expiration of such 90-day period, it must deliver a written purchase offer to all holders of convertible preferred stock then outstanding and promptly purchase shares from all holders who accept this offer, pro rata based on the number of shares then held by each at a purchase price per share equal to the liquidation preference of $10.00 per share, plus any accrued and unpaid dividends.

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                ASSUMPTION OF OUTSTANDING STARBELLY.COM OPTIONS

INTRODUCTION


    Starbelly.com currently maintains the 1999 Stock Option Plan for Starbelly.com employees, directors and consultants. Under this plan, as amended, and before we complete the merger, Starbelly.com may grant options to purchase up to an aggregate of 3,355,000 shares of its common stock. As of March 15, 2000, options for 2,894,334 shares were issued and outstanding, 395,000 shares have been issued for exercised options, and 65,666 shares remain available for grants. The options issued and outstanding, have a weighted average exercise price of $1.00 per share and are 11.9% vested.



    All employees, including all current directors of Starbelly.com, hold 89.3% of the total issued and outstanding options as of March 15, 2000, as a group. Two employees, Simeon Schnapper and Steven Scheyer hold 17.3% and 6.9%, respectively, of the options issued and outstanding under the plan as of March 15, 2000. Neither Brad Keywell, Eric Lefkofsky, nor any holders of five percent or more of Starbelly.com's capital stock holds any options. Under the merger agreement, HA-LO is required, at the effective time of the merger, to assume Starbelly.com's obligations under the plan and each option outstanding under the plan. As a result, each Starbelly.com option will, as of the effective date of the merger, entitle the holder to receive upon exercise the same number of shares of HA-LO common stock and of HA-LO convertible preferred stock as such holder would have received pursuant to the merger agreement if the option had been exercised immediately prior to the merger. The other terms of each Starbelly.com option will continue to apply after the merger, except that prior to the effective time, Starbelly.com may cause up to (1) fifty percent (50%) of all Starbelly.com's options held by each key employee (as defined in the merger agreement) to become fully vested at the effective time, and (2) thirty-three and one-third percent (33 1/3%) of all Starbelly.com options held by each employee identified by Starbelly.com to become fully vested at the effective time. In order to assume Starbelly.com's options and its obligations under the plan, your board of directors has adopted the HA-LO Industries, Inc. Stock Option Plan for Starbelly.com Employees, Directors and Consultants. After the merger closes, no new options will be granted under Starbelly.com's plan or the new HA-LO plan. A vote by the HA-LO shareholders in favor of the merger will constitute a vote in favor of the adoption of the HA-LO stock option plan and the reservation of shares of common stock and shares of convertible preferred stock for issuance upon exercise of the assumed options.


PLAN SUMMARY

    In the paragraphs that follow, we summarize the material features of the Starbelly.com plan. As you read this summary, you should bear in mind that, at the time the merger closes, the Starbelly.com plan will be incorporated into the new HA-LO plan, and HA-LO will assume Starbelly.com's obligations under the Starbelly.com plan. The new HA-LO plan will be substantially identical to the Starbelly.com plan, except that, after the merger closes:

    - the options to purchase Starbelly.com shares outstanding immediately before the merger will treated as options to purchase our common stock and our convertible preferred stock (in amounts calculated consistently with the conversion of shares under the merger agreement);


    - the exercise price for each share of HA-LO common stock underlying each option under the new HA-LO plan will be equal to the exercise price of the assumed option to purchase Starbelly.com class A common stock in effect immediately before the merger, divided by the fraction equal to the portion of a share of HA-LO common stock to be issued upon conversion of one share of Starbelly.com common stock pursuant to the merger agreement; and


    - the compensation committee of your board of directors will administer the new HA-LO plan.

    The summary below is neither exhaustive nor definitive, and you should read the full text of the HA-LO plan which is attached to this proxy statement as Exhibit D for a complete description.

PURPOSE

    The purpose of the plan is to advance the interests of Starbelly.com and its stockholders by providing an incentive to attract, retain and reward persons performing services for Starbelly.com and by motivating such persons to contribute to the growth and profitability of Starbelly.com.

ADMINISTRATION

    The plan is administered by Starbelly.com's board of directors. All questions of interpretation of the plan or of any option granted under the plan will be determined by the board, and such determinations will be final and binding upon all persons having an interest in the plan or such option.

    With respect to participation by executive officers or directors of Starbelly.com or any other person whose transactions in Starbelly.com securities are subject to Section 16 of the Securities Exchange Act of 1934, at any time that any class of equity security of Starbelly.com is registered pursuant to
Section 12 of that Act, the plan will be administered in compliance with the requirements of Rule 16b-3 under that Act.


SHARES RESERVED



    The maximum number of shares of Starbelly.com common stock that may be issued under the plan, as amended, is 3,355,000, of which 395,000 shares have already been issued. If an outstanding option for any reason expires or is terminated or canceled or if shares of common stock are repurchased by Starbelly.com under the terms of the plan, the shares allocable to the unexercised portion of that option or the repurchased shares will again be available for issuance under the plan.


ELIGIBILITY

    Options may be granted to Starbelly.com employees, directors and consultants.

TERMS OF OPTIONS

    Each option is evidenced by an option agreement specifying the number of shares of common stock covered by the option. Unless otherwise specified by the board of directors, each option has a term of ten years. The period during which an option is exercisable may be reduced in the event the optionee's service with Starbelly.com is terminated as described below.

EXERCISE OF OPTIONS

    Options are exercisable at the time or times, or upon the event or events, and subject to those terms, conditions, performance criteria and restrictions which are determined by the board of directors and set forth in the option agreement evidencing such option. With the exception of an option granted to an officer, director or consultant, no option may become exercisable at a rate less than 20% per year over a period of five years from the effective date of grant of such option, subject to the optionee's continued service.

    Except as otherwise provided, payment of the exercise price for the number of shares of common stock being purchased pursuant to any option must be made:

    - in cash, by check or cash equivalent;

    - by tender to Starbelly.com of shares of common stock owned by the optionee having a fair market value (as determined by Starbelly.com) not less than the exercise price;

    - by the assignment of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the option;

    - by the optionee's promissory note in a form approved by Starbelly.com;

    - by such other consideration as may be approved by the board of directors from time to time to the extent permitted by applicable law; or

    - by any combination of these methods.

    Starbelly.com reserves the right to establish, decline to approve or terminate any program or procedures for the exercise of options by means of a cashless exercise.

OPTION PRICE

    The exercise price for each option is established in the discretion of the board of directors; provided, however, that (1) the exercise price for an incentive stock option may not be less than the fair market value of a share of common stock on the effective date of grant of the option, (2) the exercise price for a nonstatutory stock option may not be less than 85% of the fair market value of a share of common stock on the effective date of grant of the option, and (3) no option granted to a ten percent owner optionee will have an exercise price less than 110% of the fair market value of a share of common stock on the effective date of grant of the option.

TRANSFERABILITY

    During the lifetime of the optionee, an option may be exercised only by the optionee or the optionee's guardian or legal representative. No option will be assignable or transferable by the optionee, except by will or by the laws of descent and distribution.

CHANGE IN CAPITALIZATION

    In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of Starbelly.com, appropriate adjustments will be made in the number and class of shares subject to the plan and to any outstanding options and in the exercise price of any outstanding options. If a majority of the shares which are of the same class as the shares that are subject to outstanding options are exchanged for, converted into, or otherwise become shares of another corporation, the board of directors may unilaterally amend the outstanding options to provide that such options are exercisable for shares of such other corporation.

TERMINATION OF SERVICE

    If the optionee's service with Starbelly.com is terminated because of the disability of the optionee, the option may be exercised by the optionee (or the optionee's guardian or legal representative) at any time prior to the expiration of six months following such cessation of service. If the optionee's service with Starbelly.com is terminated because of the death of the optionee, the option may be exercised by the optionee's legal representative at any time prior to the expiration of six months following such cessation of service. If the optionee's service with Starbelly.com terminates for any reason, except disability or death, following such cessation of service, the option may be exercised by the optionee within thirty days following such cessation of service. Certain employees have agreements whereby upon termination, there will be an acceleration of vesting on unvested options. Such acceleration ranges from 30 days to twelve months of additional vesting, in no case extending past the option expiration date.

OCCURRENCE OF CERTAIN CORPORATE TRANSACTIONS

    In the event of a "Change in Control" (as defined in the plan), the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be, may either assume Starbelly.com's rights and obligations under outstanding options or substitute for outstanding options substantially equivalent options for the acquiring corporation's stock. An option will be deemed assumed if, following the Change in Control, the option confers the right to purchase in accordance with its terms and conditions for each share of common stock subject to the option immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) to which a holder of a share of common stock on the effective date of the Change in Control was entitled. Any option which is neither assumed or substituted for by the acquiring corporation in connection with the Change in Control nor exercised as of the date of the Change in Control terminates and cease to be outstanding effective as of the date of the Change in Control.

LIMITATION ON INCENTIVE STOCK OPTIONS

    To the extent that an option designated as an incentive stock option becomes exercisable by an optionee for the first time during any calendar year for stock having a fair market value greater than $100,000, the portion of such option which exceeds such amount will be treated as a nonstatutory stock option.

TERMINATION; AMENDMENT

    The board of directors may terminate or, subject to certain limitations, amend the plan at any time. Generally, no amendment of the plan may adversely affect any then outstanding option without the consent of the optionee.

CERTAIN TAX MATTERS

    Starbelly.com has the right to deduct from the shares of common stock issuable upon exercise of an option a number of shares having a fair market value equal to any federal, state, local and foreign taxes required to be withheld by Starbelly.com upon the exercise of the option. Alternatively, Starbelly.com may require the optionee to make adequate provision for any such tax withholding obligations of Starbelly.com arising in connection with the exercise of the option.

    The following is only a summary of the possible effects of federal income taxation upon the optionee and Starbelly.com with respect to the exercise of options under the plan. The summary does not purport to be complete and does not discuss the income tax laws of any state or foreign country in which an optionee may reside.

NON-STATUTORY OPTIONS

    In the case of non-statutory options, no taxable income is recognized upon grant of such an option. Taxation is deferred until the option is exercised at which time the excess of (1) the fair market value of the common stock purchased under the option over (2) the exercise price paid for such shares will be taxed to the optionee at ordinary income rates, and Starbelly.com will be entitled to a corresponding income tax deduction at that time. Upon subsequent sale of the purchased shares, any gain or loss would be treated as a sale or exchange of a capital asset.

INCENTIVE STOCK OPTIONS

    In the case of incentive stock options, no taxable income is recognized by the optionee at the time an incentive stock option is granted, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the shares purchased under an incentive stock option are sold in an amount equal to the difference, if any, between the exercise price of the incentive option stock and the fair market value of those shares on the date of sale. To the extent any option designated as an incentive stock option fails the statutory requirements of such characterization, such option will be treated as a non-statutory stock option.

    For federal income tax purposes, dispositions are divided into two categories: qualifying and disqualifying. The optionee will make a qualifying disposition if the sale or other disposition of the option shares is made after the optionee has held the shares for more than two years after the grant date of the option and more than one year after the exercise date. If the optionee fails to satisfy either of these two holding periods, then a disqualifying disposition will result. If the optionee makes a disqualifying disposition of the purchased shares, the optionee recognizes ordinary income to the extent of the lesser of
(1) the difference between the disposition price and the exercise price or
(2) the difference between the exercise price and the fair market value of the stock on the date of exercise. Starbelly.com will be entitled to an income tax deduction for the taxable year in which such disposition occurs, equal to the amount by which the fair market value of such shares on the date the option was exercised exceeded the option price.

                         COMPARATIVE MARKET PRICE DATA

HA-LO COMMON STOCK

    HA-LO's common stock is traded on the New York Stock Exchange under the symbol "HMK." The following table sets forth, for the periods indicated, the high and low sales prices of the HA-LO common stock as reported on New York Stock Exchange.


                                                                        HIGH                       LOW
                                                              ------------------------   ------------------------
1998 (1)
  First Quarter.............................................  $25 9/16                   $16 5/16
  Second Quarter............................................  23 13/16                   19 1/16
  Third Quarter.............................................  23 9/16                    14 7/8
  Fourth Quarter............................................  25 3/16                    14 15/16
1999
  First Quarter.............................................  25 7/16                    8 9/16
  Second Quarter............................................  14 3/4                     9 1/2
  Third Quarter.............................................  9 7/8                      5 5/16
  Fourth Quarter............................................  9                          4 7/16
2000
  First Quarter (through March   )..........................


------------------------

(1) All share prices have been adjusted to take into account a 3-for-2 stock split which was effected on February 19, 1999.

    HA-LO has not paid any dividends since its initial public offering in 1992.


    On January 14, 2000, the last full trading day prior to the public announcement of the execution of the merger agreement, the last sale price of the HA-LO common stock as reported on the New York Stock Exchange was $12 3/16.
On March     , 2000, the most recent practicable date prior to the printing of this proxy statement for which sales price information was obtainable, the last sale price of the HA-LO common stock as reported on the New York Stock Exchange
was $           .



    On March 27, 2000, there were approximately holders of record of HA-LO common stock.


STARBELLY.COM COMMON STOCK


    Starbelly.com is privately-held and there is, therefore, no established public trading market for the Starbelly.com common stock. For information regarding the Starbelly.com common stock, see

"Unaudited Comparative Per Share Data" (page 13) and "Starbelly.com Selected Historical Financial Data" (page 74).


POST-MERGER DIVIDEND POLICY

    After the merger, we intend to retain earnings to finance the expansion of our businesses. Any future dividends will be at the discretion of your board of directors and will be determined after consideration of factors such as our earnings, financial condition, cash flows from operations, current and anticipated cash needs, expansion plans and any restrictions that may be imposed under our current and future credit facilities.

                              THE MERGER AGREEMENT

    THIS DISCUSSION SUMMARIZES THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT. A COPY OF THE MERGER AGREEMENT IS INCLUDED IN THIS DOCUMENT AS EXHIBIT A. THIS SUMMARY IS QUALIFIED BY REFERENCE TO THE FULL AGREEMENT, WHICH YOU ARE ENCOURAGED TO READ.

CLOSING OF THE MERGER

    The merger agreement provides that the merger will be completed when the certificate of merger is filed with the Secretary of State of the State of Delaware Secretary of State. If our shareholders approve the merger and all other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after our special meeting.

CONSIDERATION TO BE RECEIVED IN THE MERGER


    If we complete the merger, Starbelly.com stockholders will receive approximately $240 million, which amount we will pay by paying $19 million in cash (less Starbelly.com's merger expenses in excess of $500,000) and paying the balance by issuing 17 million shares of HA-LO common stock valued in the merger agreement at $170 million and 5.1 million shares of HA-LO convertible preferred stock valued in the merger agreement at $51 million. The merger consideration includes shares of HA-LO common stock and HA-LO convertible preferred stock issuable upon exercise of Starbelly.com's outstanding stock option which will be assumed by HA-LO.



    The formula establishing the number of shares of HA-LO common stock valued in the merger agreement at $170 million and the number of shares of HA-LO convertible preferred stock valued in the merger agreement at $51 million was based on the lower of $10.00 or the average closing price of HA-LO common stock on the New York Stock Exchange for each trading day over a 25-day period consisting of the trading days during the 15 calendar days prior to the execution of the merger agreement and the trading days during the 10 calendar days following execution of the merger agreement. Since the average closing price during the measurement period was $10.05, the number of shares of our common stock (17 million) and the number of shares of our convertible preferred stock (5.1 million) issuable in the merger was based on a $10.00 per share price.



    In the merger, holders of Starbelly.com series B preferred stock will receive cash and shares of HA-LO convertible preferred stock, holders of Starbelly.com series A preferred stock will receive cash, shares of HA-LO common stock and shares of HA-LO convertible preferred stock, and holders of Starbelly.com common stock will receive shares of HA-LO common stock and shares of HA-LO convertible preferred stock. The aggregate merger consideration will be allocated among the holders of Starbelly.com common stock and series A and series B preferred stock based on complicated formulas set forth in the merger agreement which takes into account the relative value of each such class or series of stock.



    Ownership of HA-LO common stock and voting rights after the merger will be substantially different than ownership and voting before the merger. When comparing HA-LO's ownership and control after the merger to its ownership and control before the merger, you should bear in mind that the Starbelly.com stockholders receiving convertible preferred stock may convert some or all of these shares into our common stock, and that the holders of Starbelly.com options may exercise some or all of these options for shares of the Company's common stock and convertible preferred stock. Moreover, the holders of the convertible preferred stock are entitled to one vote for each of their preferred shares when matters are submitted to a vote to the holders of our common stock. Therefore, the holders of convertible preferred stock exercise to that extent control over matters submitted to our shareholders even if these holders of convertible preferred stock do not convert their shares into common stock. Assuming that former Starbelly.com stockholders convert all their HA-LO convertible preferred stock and former Starbelly.com optionholders exercise all assumed stock options and convert the underlying convertible preferred stock, such persons will own in the aggregate 31% of our common stock and our pre-merger shareholders will own 69% of the common stock.



NO CONVERSION OF OUR COMMON STOCK


    Nothing will happen to your HA-LO shares as a result of the merger. They will not be converted, and you will not need to surrender them for any exchange. After the merger, your certificates will represent the same number of shares as they represented before the merger.

TERMS OF THE MERGER

STARBELLY.COM'S REPRESENTATIONS AND WARRANTIES

    In the merger agreement, the parties have made various customary representations and warranties as to, among other things:

    - their corporate organization and compliance with law

    - their capitalization

    - the enforceability of the merger agreement and the authority of the parties to enter into the merger agreement

    - absence of conflicts

    - litigation

    - absence of changes in their businesses

    - employee benefit matters

    - tax matters

    - intellectual property rights

    - significant contracts

    - environmental matters

    - related party transactions

    Starbelly.com has also made representations and warranties as to, among other things:

    - its business and financial condition

    - required approvals or consents to complete the merger

    - financial statements and business records

    - real property

    - title to its assets

    - inventory and warranty matters

    - Starbelly.com's ownership of our common stock

    - Starbelly.com's website

    - year 2000 matters

    - Starbelly.com's technology systems

    We have also made representations and warranties as to, among other things:

    - our proper filing of periodic reports with the Securities and Exchange Commission

    - the non-applicability of the takeover statute contained in the Illinois Business Corporation Act

    - absence of a HA-LO shareholder rights plan

    All of these representations and warranties will expire one year after the merger closes.

CONDITIONS TO THE MERGER

    The obligations of the parties to complete the merger are subject to satisfaction or waiver of certain conditions on or before the closing. These include:

    - our required shareholder approval;

    - the absence of a governmental order, law or private action preventing the transaction or seeking to prevent it;

    - receipt of all necessary third party and governmental consents;

    - listing on the New York Stock Exchange of our shares to be issued in the merger;

    - the continuing truthfulness of the representations made in the merger agreement;

    - all parties' compliance with the merger agreement's terms;

    - receipt of signed employment agreements and non-competition agreements from certain key employees and stockholders of Starbelly.com; and


    - receipt of the escrow agreements (see "--Other Agreements Related to the Merger Agreement --Escrow Agreements" (page 68)).


    Our obligation to close the merger is subject to the satisfaction or waiver of certain additional conditions on or before the closing. These include:

    - payment by Starbelly.com stockholders, board members and employees of their debts to Starbelly.com;

    - Silicon Valley Bank's exercise of its warrant to purchase 28,369 shares of Starbelly.com Series B Convertible Preferred Stock and conversion of these preferred shares into shares of Starbelly.com common stock (or, instead of this warrant exercise and conversion transaction, Silicon Valley Bank's granting its consent to be treated in the merger as if this warrant exercise and conversion had taken place); and

    - our receipt of indemnification agreements from each of Bradley Keywell, Starbelly.com's current chief executive officer, and Eric Lefkofsky, Starbelly.com's current president.

    Starbelly.com's obligation to close the merger is subject to the satisfaction or waiver of certain additional conditions on or before the closing. These include:

    - receipt of an opinion from its attorneys as to the tax consequences of the merger to the Starbelly.com stockholders;

    - receipt of our agreement to release claims against the officers and directors of Starbelly.com relating to their actions as officers, directors and stockholders occurring before the merger closing (but not including obligations related to the merger agreement and related agreements);

    - filing with the Secretary of State of the State of Illinois our statement establishing the convertible preferred stock to be issued in the merger; and


    - receipt by the Starbelly.com stockholders of signed registration rights agreements (see "--Other Agreements Related to the Merger
      Agreement--Registration Rights Agreements" (page 69)).


OBLIGATIONS PENDING CLOSING

    The merger agreement imposes obligations and restrictions on its parties pending the transaction. The affirmative obligations for both parties include:

    - providing access to each other's business records and management personnel;

    - operating their businesses in the usual manner;

    - preserving their business relations;

    - maintaining existing insurance policies;

    - consulting with each other on operational matters (to the extent legally permitted); and

    - filing tax returns before their due dates.

    The merger agreement also restricts the parties to agreed levels of the following (or prohibits them entirely):

    - bonuses and salary increases;

    - new employee benefit plans;

    - changing Starbelly.com's overall business (prohibited);

    - incurrence of new debt;

    - capital expenditures;

    - dividends and distributions (prohibited);

    - changes in capitalization (prohibited);

    - acquisitions and mergers (prohibited);

    - dispositions of material assets (prohibited);

    - amendments to material organizational documents (prohibited); and

    - soliciting the sale of Starbelly.com or HA-LO to a third party
      (prohibited).

OTHER COVENANTS AND AGREEMENTS

    The merger agreement requires the parties to fulfill certain other obligations that relate to the merger and the issuance of our shares of common stock and convertible preferred stock, including the following:

    - All parties to the merger agreement must make efforts to permit the merger to be a tax-free reorganization under the Internal Revenue Code.


    - We will register for resale, in four steps, the shares of our common stock received by the Starbelly.com stockholders in the merger and the shares of our common stock issuable to the Starbelly.com stockholders upon their conversion of our convertible preferred stock. These registrations will occur beginning ten days after the merger closing and will be completed within two years. See "--Other Agreements Related to the Merger Agreement--Registration Rights Agreements" (page 69).


    - We will also take certain other actions relating to the issuance of our common stock, as needed, including filing notices for state securities law compliance and for listing shares of our common stock on the New York Stock Exchange.


    - Each of the Starbelly.com stockholders will enter into a shareholders agreement with us. See "--Other Agreements Related to the Merger Agreement--Stockholders' Agreements" (page 69).


    - We, Starbelly.com, and Starbelly.com's stockholders will take actions necessary to complete the merger, including obtaining all required third party and governmental consents. We will keep each other informed of any events or conditions that may prevent the merger or any of the other transactions relating to the merger.


    - We and Starbelly.com will cooperate in order to obtain the tax opinion from Starbelly.com's counsel. See "--Terms of the Merger--Conditions to the Merger" (page 63)).


    - In connection with the merger, we have agreed to give Starbelly.com pre-merger stockholders the number of directors on the board which is proportionate to the Starbelly.com stockholder ownership of our common stock (assuming the conversion of our convertible preferred stock and exercise of options) in the merger. We have agreed to place three designees on your board and to amend our bylaws to increase the size of your board from eight to eleven directors. Immediately following the merger, Bradley Keywell will designate one person to serve on your board and Eric Lefkofsky will designate two persons to serve on your board.

    - We will assume the outstanding options to purchase Starbelly.com common stock. At the time the merger closes, we will register the shares of common stock and convertible preferred stock which are issuable upon exercise of these options. See "Assumption of Outstanding Starbelly.com Options."


    - We agreed to loan Starbelly.com up to an additional $10 million, depending upon when the merger is completed. Because we did not complete the merger by March 1, 2000, we extended Starbelly.com an unsecured $5 million loan, and because we did not close the merger by April 1, 2000, we extended Starbelly.com another unsecured $5 million loan. These loan amounts are not a part of the merger consideration, although under certain circumstances (1) Starbelly.com may not be required to pay back all or a portion of these loans if we become obligated to pay Starbelly.com termination fees, and (2) the maturity dates of the loans may be accelerated if we properly terminate the merger agreement.

    - We have agreed to exculpate from liability and indemnify, after the merger, those persons who are currently Starbelly.com officers, agents, employees and directors to the same extent that these protections are afforded by the Starbelly.com certificate of incorporation and by-laws immediately before the merger closes. This undertaking relates only to actions which occurred prior to the completion of the merger. Starbelly.com's governing documents currently provide indemnification rights for these persons to the extent permitted under Delaware law, subject to certain limited exceptions. We anticipate that these rights will not change before the merger closes because, under the merger agreement, Starbelly.com cannot amend its certificate of incorporation or by-laws without our prior written consent. HA-LO's governing documents effectively provide indemnification for its officers, agents, employees and directors to the extent permitted under Illinois law, subject to certain limited exceptions. As the Starbelly.com and HA-LO indemnification protections are substantially similar in all material respects, we do not expect that there will be, after the merger, material differences between the indemnification protections extended to Starbelly.com's officers, agents, employees and directors for pre-merger actions, on the one hand, and those extended to HA-LO's officers, agents, employees and directors, on the other.


    - If Starbelly.com requests, we will be required to amend the merger agreement to provide that Starbelly.com, rather than our merger subsidiary, will be the surviving entity after the merger.


    For a description of other agreements among Starbelly.com, certain Starbelly.com stockholders and us, see "--Other Agreements Related to the Merger--Registration Rights Agreements" (page 69), "--Other Agreements Related to the Merger--Stockholders' Agreements" (page 69) and "--Other Agreements Related to the Merger--Escrow Agreements" (page 68).


TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated at any time before the transaction is completed:

    - by mutual consent of the Starbelly.com board of directors and your board of directors;

    - by your board of directors if Starbelly.com has breached the merger agreement and the damages we would suffer as a result of this breach would reasonably be expected to exceed $14 million;

    - by their board of directors if we have breached the merger agreement and the damages Starbelly.com would suffer as a result of this breach would reasonably be expected to exceed $40 million;

    - by either your board of directors or Starbelly.com's board of directors if any final decision of a governmental authority prohibits concluding the merger;


    - by either party if our shareholders fail to approve at our special meeting the issuance of our shares in the merger or if the merger transaction is not completed by April 29, 2000 (the "Outside Date");


    - by Starbelly.com if we have not, by February 28, 2000, provided evidence reasonably satisfactory to Starbelly.com that we have a working capital credit facility with substantially the same terms as our current facility; or


    - by Starbelly.com if, because of your board of directors' fiduciary duties to HA-LO shareholders, your board acts upon a proposal to enter into certain business combinations with someone other than Starbelly.com.



    Starbelly.com has extended to April 20, 2000 the date by which HA-LO must provide evidence reasonably satisfactory to Starbelly.com that we have a working capital credit facility with substantially the same terms as our current facility. We are currently discussing a new credit facility which would provide for borrowings of up to $80 million and will be secured by the Company's domestic assets. It is contemplated that borrowings under the new facility would bear interest based on a defined ratio at either between prime and prime plus 0.75% or the London Interbank Offered Rate (LIBOR) plus between 1.25% and 2.25%. The term of this facility is expected to be three years.


    The maturity dates for loans we have advanced to Starbelly.com will be extended for one year if, either:

    - we are unable to close the merger by the Outside Date because certain regulatory approvals or processes have not been completed; or

    - we or Starbelly.com have properly terminated the merger agreement (not due to any breach by Starbelly.com) and Starbelly.com cannot repay these loans in the ordinary course of their business.

TERMINATION FEES

    We have agreed to pay Starbelly.com for up to $500,000 of merger-related expenses incurred by Starbelly.com and its stockholders plus their actual damages up to a maximum of $10 million if:

    - our shareholders do not approve the merger, or


    - we are unable, by February 28, 2000, to provide evidence reasonably satisfactory to Starbelly.com that we have a working capital credit facility with substantially the same terms as our current facility (which condition has been modified by Starbelly.com by extending such deadline to April 20, 2000), or


    - if, because of your board of directors' fiduciary duties to HA-LO shareholders, your board acts upon a proposal to enter into certain business combinations with someone other than Starbelly.com, and Starbelly.com terminates the merger agreement.

    We have also agreed that we will reimburse Starbelly.com for merger-related expenses incurred by Starbelly.com and its stockholders, up to $500,000, if Starbelly.com terminates the agreement because we materially breach it. Under this circumstance Starbelly.com's obligations to pay amounts under the loans we have extended to Starbelly.com would be extended one additional year. If, however, our breach were to be willful and in bad faith, we would be liable to Starbelly.com, not only for its expenses up to $500,000, but also for Starbelly.com's actual damages, up to a maximum of $10 million.

    Starbelly.com has agreed to reimburse us for our expenses related to the merger agreement, up to $500,000, if we terminate the merger agreement because Starbelly.com materially breaches it. Under this circumstance, Starbelly.com would be required to pay us, within six months, all amounts outstanding under the loans we have extended Starbelly.com. If, however, Starbelly.com's breach were to be willful and in bad faith, Starbelly.com would be liable to us, not only for expenses up to $500,000, but also for our actual damages, up to a maximum of $10 million, and Starbelly.com would be immediately required to pay us all amounts outstanding under the loans we have extended to them.

INDEMNIFICATION

FOR OUR BENEFIT

    The merger agreement requires the Starbelly.com stockholders to indemnify us for claims brought within one year against all losses, expenses (including reasonable attorneys' fees and expenses) or liabilities arising out of any breach by Starbelly.com of the merger agreement, up to a maximum of $25 million. However, we are not entitled to indemnification payments unless our damages are greater than $5 million, and, if our damages reach this threshold, we may recover only the portion of our damages which exceeds $5 million. Our recovery of damages through indemnification is subject to an important limitation. We can recover our losses only from the escrow accounts holding $25 million of the merger consideration in the form of shares of our common stock and convertible preferred stock. These shares will be treated as having the same value they did at the time of the merger. See "--Other Agreements Related to the Merger Agreement--Escrow Agreements," below.

FOR THE BENEFIT OF STARBELLY.COM'S STOCKHOLDERS

    The merger agreement also provides that we will indemnify the Starbelly.com stockholders for claims brought within one year against all losses, expenses (including reasonable attorneys' fees and expenses) or liabilities, arising out of our breach of the merger agreement, up to a maximum of $29 million. However, the Starbelly.com stockholders are not entitled to indemnification payments unless their damages are greater than $15 million, and, if their damages reach this threshold, Starbelly.com stockholders may recover only the portion of their damages which exceeds $15 million.

AMENDMENT AND WAIVER

    The merger agreement may be amended only by mutual written agreement. Waivers under the agreement must be in writing.

OTHER AGREEMENTS RELATED TO THE MERGER AGREEMENT

ESCROW AGREEMENTS

    We have entered into separate escrow agreements with (1) five principal Starbelly.com stockholders and an escrow agent to provide us limited protections in the event we are entitled to indemnification under the merger agreement and
(2) two principal Starbelly.com stockholders, who will enter into employment agreements in connection with the merger. Under the first set of escrow agreements, when we complete the merger, these five principal Starbelly.com stockholders will deposit $25 million of the merger consideration, consisting of shares of our common stock and shares of our convertible preferred stock issued in the merger, with American National Bank and Trust Company of Chicago (the "Escrow Agent"). The Escrow Agent will hold the escrowed shares as security for Starbelly.com's indemnification obligations under the merger agreement: if we have a proper claim for indemnification, we are entitled to recover escrowed shares with a value equal to our claim. If our claim is disputed, the Escrow Agent will retain escrowed shares with a value equal to the disputed amount (but any undisputed portion would be released to us). For purposes of the escrow agreements, the value of our shares will be equal to their values in the merger. Unless we have a claim pending one year after the merger closes, all remaining shares in the escrow will be released to the former principal Starbelly.com stockholders who originally deposited the shares into escrow.


    Under the second set of escrow agreements, Bloomfield Partners Family Limited Partnership (of which Bradley Keywell is a beneficial owner) and Coventry Partners Family Limited Partnership (of which Eric Lefkofsky is a beneficial owner) will each deposit 20% of their merger consideration (in the form of HA-LO capital stock) with the Escrow Agent. Bloomfield Partners Family Limited Partnership will deposit approximately $11.6 million on behalf of Bradley Keywell. Coventry Partners Family Limited Partnership will deposit approximately $11.6 million on behalf of Eric Lefkofsky. In each case, these deposits of $11.6 million relate to the value of the merger consideration pursuant to, and as of the date of, the merger agreement. This portion of the merger consideration is intended to secure each of Bradley Keywell's and Eric Lefkofsky's performance of their respective three-year employment agreements after the merger. See "--Employment Agreements With Key Executives." If either Mr. Keywell or Mr. Lefkofsky defaults under his respective employment agreement, Bloomfield Partners (in the case of a default by Mr. Keywell) or Coventry Partners (in the case of a default by Mr. Lefkofsky) will forfeit the escrowed shares escrowed under these agreements. However, we have agreed that a portion of the escrowed shares will be released to each of Bloomfield Partners and

Coventry Partners each year provided that no employee default has occurred for Mr. Keywell or Mr. Lefkofsky, respectively. The Escrow Agent will release 100% of the escrowed shares on the third anniversary of the merger closing, if no employee default has occurred before that time.


STOCKHOLDERS' AGREEMENTS

    Starbelly.com stockholders with an approximate 94% of the stockholder voting power have already approved the merger and have entered into separate agreements with us ("Stockholders' Agreements") restricting these stockholders from revoking their approval (or agreeing to a competing business combination) between the date of the merger agreement and the completion of the merger (unless the merger agreement is earlier terminated and except as Delaware law may otherwise require). These Stockholders' Agreements also contain customary investment representations regarding the stockholders' acquisition of our common stock and convertible preferred stock in the merger.

    Of the Starbelly.com stockholders who have executed these agreements, holders of shares representing 69% of our common stock to be issued in the merger (assuming conversion of shares of convertible preferred stock but excluding exercise of assumed options) have agreed, for a period of three years after the merger closing and subject to certain limitations contained in the Stockholders' Agreements; to refrain from certain transactions involving our capital stock and management of our company, including:

    - future acquisitions of more than 1% of our common stock (assuming the conversion of convertible preferred stock and the exercise of outstanding options);

    - acting or seeking to control our management, board of directors or policies; and

    - transferring shares of our capital stock to another person who, after the transfer, would own more than 10% of the voting power of HA-LO.


    In addition, the two Starbelly.com stockholders who are also key Starbelly.com employees, Bradley Keywell and Eric Lefkofsky, have also agreed to certain restrictive covenants which apply after the merger. Upon the merger closing, each of Mr. Keywell and Mr. Lefkofsky will enter into separate five-year agreements restricting them from competing against us, using or disclosing our proprietary information or soliciting our employees or customers.


REGISTRATION RIGHTS AGREEMENTS


    These agreements between HA-LO and each of the Starbelly.com stockholders specify in greater detail our obligations to register our common stock and convertible preferred stock for the Starbelly.com stockholders (see "--Other Covenants and Agreements"). We are required to register for resale, in four steps, the shares of our common stock received by the Starbelly.com stockholders in the merger and the shares of our common stock issuable to the Starbelly.com stockholders upon their conversion of convertible preferred stock. We will register 25% of these shares within ten days after completion of the merger, an additional 15% within three months after completion of the merger, an additional 33 1/3% of these shares within nine months after completion of the merger and the remaining shares within two years after completion of the merger. We are required to register for resale any shares of our common stock issuable upon conversion of preferred stock by one of the Starbelly.com stockholders, Chase Venture Capital Associates, L.P., and for any of its affiliates, within 30 days after its notice of conversion, to the extent not already registered. We are responsible for paying expenses relating to the registration, but the Starbelly.com stockholders are responsible for paying any selling commissions and attorneys' fees.


    Under these agreements, we have also agreed to indemnify a seller or underwriter of our common stock against all losses, expenses (including reasonable attorneys' fees and expenses) or liabilities resulting from an untrue statement (or omission of an important fact) in the resale prospectus for the registered shares, unless such damages relate to an untrue statement (or omission of an important fact) that someone else furnished (or neglected to furnish) us. However, principal Starbelly.com stockholders have agreed to indemnify us against losses, expenses (including reasonable attorneys' fees and expenses) or liabilities under the securities laws as a result of an untrue statement (or omission of an important fact) that they furnished (or neglected to furnish) to us for the resale prospectus or this proxy statement.

    The registration agreements also contain customary investor representations from the Starbelly.com stockholders.

HA-LO LOANS TO STARBELLY.COM


    On January 6, 2000, while negotiating the merger agreement but before the merger agreement was signed, we loaned Starbelly.com $5 million on an unsecured basis, and, upon signing the merger agreement, we extended Starbelly.com an additional unsecured $5 million loan. Under the merger agreement, we extended Starbelly.com additional unsecured loans of $5 million each on March 1, 2000 and April 1, 2000 because we did not complete the merger by such dates. These loan amounts are not a part of the merger consideration, although under certain circumstances (1) Starbelly.com may not be required to pay back all or a portion of these loans if we become obligated to pay Starbelly.com termination fees, and
(2) the maturity dates of the loans may be accelerated if we properly terminate the merger agreement.



EMPLOYMENT AGREEMENTS WITH KEY EXECUTIVES



    At the time the merger closes, we will enter into three-year employment agreements with each of Bradley Keywell, who will become president of HA-LO, and Eric Lefkofsky, who will become chief integration officer of HA-LO. Under Mr. Keywell's agreement, so long as Mr. Keywell's employment agreement is in effect, he will have a right to request the board of directors to nominate his designee, and if he does so, our board of directors (within legal limits) is required to present such designee to our shareholders as nominee for election to the board of directors. Under Mr. Lefkofsky's agreement, so long as his employment agreement is in effect, he will have the right to request the board of directors to nominate and the board of directors (within legal limits) is required to present two designees to our shareholders as nominee for election to the board of directors. Under each of these agreements, the key executive agrees to the following:


    - maintain confidentiality;

    - assign works made for hire to HA-LO; and

    - refrain, during the term of the employment agreement and for two years afterward, from competing against HA-LO or soliciting its employees or customers.

    If either Messrs. Keywell or Lefkofsky defaults under their respective agreements, certain shares of HA-LO common stock received as Merger Consideration in which Mr. Keywell or Mr. Lefkofsky, respectively, hold a beneficial interest will be forfeited. See "--Escrow Agreements."

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

HA-LO AND STARBELLY.COM PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS


    The following unaudited Pro Forma Combined Condensed Balance Sheet reflects adjustments computed assuming that the merger had closed as of December 31, 1999. The unaudited Pro Forma Combined Statements of Operations reflect adjustments computed assuming that the merger had closed on March 22, 1999 (the date of inception of Starbelly.com), and carried forward through December 31, 1999. Accordingly, the effects of pro forma adjustments on income are not reflected in retained earnings on the Pro Forma Balance Sheet. The pro forma information gives effect to the merger under the purchase method of accounting and to the assumptions and adjustments described in the accompanying notes to the pro forma combined condensed financial statements.


    The pro forma combined condensed financial statements are based on the historical financial statements of HA-LO and the related notes thereto incorporated herein by reference and the historical financial statements of Starbelly.com and the related notes thereto included elsewhere herein. These pro forma statements are presented for informational purposes only and may not necessarily be indicative of the results that actually would have occurred had the merger been consummated at the dates indicated, nor are they necessarily indicative of future operating results or financial position.


      HA-LO AND STARBELLY.COM PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)



                                                        FOR THE YEAR ENDED DECEMBER 31, 1999
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                              --------------------------------------------------------
                                                                          PRO FORMA          PRO FORMA
                                               HA-LO     STARBELLY.COM   ADJUSTMENTS         COMBINED
                                              --------   -------------   -----------         ---------
Net sales...................................  $650,412      $   347        $     --          $650,759
Cost of sales--Recurring....................   424,040          309              --           424,349
Cost of sales--Non-recurring................     2,653           --              --             2,653
                                              --------      -------        --------          --------

  Gross Profit..............................   223,719           38              --           223,757

Selling expenses............................    94,280        2,689              --            96,969
General and administrative expenses.........   125,010        6,051          40,328 (D)(G)    171,389
Non-Recurring Charges.......................    27,347           --              --            27,347
                                              --------      -------        --------          --------

  Loss from operations......................   (22,918)      (8,702)        (40,328)          (71,948)

Other income (expense), net.................       355          129          (1,346)(C)          (862)
                                              --------      -------        --------          --------

  Loss before taxes.........................   (22,563)      (8,573)        (41,674)          (72,810)

Income tax benefit..........................    (9,025)          --          (3,968)(F)       (12,993)
                                              --------      -------        --------          --------

Net loss for the period.....................  $(13,538)      (8,573)       $(37,706)         $(59,817)
                                              ========      =======        ========          ========

Net loss per share:
  Basic/Diluted.............................  $  (0.28)     $ (0.51)                         $  (0.97)

Weighted Average Shares Outstanding:
  Basic/Diluted.............................    48,598       16,755          (3,495)(E)        61,858



See Notes to Pro Forma Combined Condensed Financial Statements

       HA-LO AND STARBELLY.COM PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               DECEMBER 31, 1999
                                  (UNAUDITED)
                                 (IN THOUSANDS)



                                                                             PRO FORMA        PRO FORMA
                                                  HA-LO     STARBELLY.COM   ADJUSTMENTS       COMBINED
                                                 --------   -------------   -----------       ---------
                                                ASSETS
CURRENT ASSETS:
  Cash and cash equivalents....................  $ 10,729      $ 3,341              --        $ 14,070
  Short-term investments.......................        --           --              --              --
  Receivables..................................   178,712          205              --         178,917
  Inventories..................................    37,746           43              --          37,789
  Prepaid expenses and deposits................    17,406          220              --          17,626
                                                 --------      -------        --------        --------
    Total current assets.......................   244,593        3,809              --         248,402
                                                 --------      -------        --------        --------
PROPERTY AND EQUIPMENT, NET....................    37,003        1,855              --          38,858
                                                 --------      -------        --------        --------
OTHER ASSETS:
  Intangible assets, net.......................    77,111           --         219,459 (A)     296,570
  Due from related party.......................        --          338              --             338
  Other........................................    21,596           --              --          21,596
                                                 --------      -------        --------        --------
    Total other assets.........................    98,707          338         219,459         318,504
                                                 --------      -------        --------        --------
                                                 $380,303      $ 6,002        $219,459        $605,764
                                                 ========      =======        ========        ========

                                 LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt.........  $    984      $   244              --        $  1,228
  Book overdraft...............................     3,177           --              --           3,177
  Accounts payable.............................    58,729        1,920              --          60,649
  Accrued expenses:
    Other......................................    38,565        2,168              --          40,733
    Restructuring..............................     3,771           --              --           3,771
                                                 --------      -------        --------        --------
    Total current liabilities..................   105,226        4,332              --         109,558
LONG-TERM DEBT,
  less maturities shown above..................    21,230          558          23,000 (C)      44,788
                                                 --------      -------        --------        --------
ACCRUED RESTRUCTURING EXPENSES.................    11,863           --              --          11,863
DEFERRED LIABILITIES...........................     5,438           --              --           5,438
                                                 --------      -------        --------        --------
COMMITMENTS AND CONTINGENCIES
REDEEMABLE CONVERTIBLE PARTICIPATING PREFERRED
  STOCK........................................        --           --          51,000 (A)      51,000
SHAREHOLDERS' EQUITY:
  Preferred stock..............................        --            7              (7)(B)          --
  Common stock.................................   214,060           18         169,982 (A)     384,060
  Note receivable from stockholder.............        --          (10)             10 (B)          --
  Additional paid-in capital...................        --        9,670          (9,670)(B)          --
  Other........................................    (3,747)          --         (23,429)(A)     (27,176)
  Retained earnings (deficit)..................    26,233       (8,573)          8,573 (B)      26,233
                                                 --------      -------        --------        --------
    Total shareholders' equity.................   236,546        1,112         145,459         383,117
                                                 --------      -------        --------        --------
                                                 $380,303      $ 6,002        $219,459        $605,764
                                                 ========      =======        ========        ========



See Notes to Pro Forma Combined Condensed Financial Statements

  NOTES TO HA-LO AND STARBELLY.COM PRO FORMA COMBINED CONDENSED BALANCE SHEET


(A) The following is a summary of the purchase price and its components assumed for the pro forma financial statements.

Purchase Price:
  Common Stock..............................................  $ 170,000
  Convertible participating preferred stock.................     51,000
  Cash......................................................     19,000
Cost and fees of acquisition................................      4,000
Less: Net tangible assets acquired..........................     (1,112)
Less: Contingent purchase consideration.....................    (23,429)
                                                              ---------
Goodwill....................................................  $ 219,459
                                                              =========

(B) To eliminate the historical equity accounts of Starbelly.com.

(C) To record the effects of additional financing incurred to fund the acquisition and the related interest charges for the period at an interest rate of 7.5%.



                                                              12/31/99
                                                              ---------
Assumed additional debt borrowings (cash plus cost and fees
  of acquisition)...........................................  $  23,000
Assumed interest rate.......................................        7.5%
                                                              ---------
Annual interest expense.....................................      1,725
                                                              ---------
Percentage of period included...............................         78%
                                                              ---------
Additional interest expense 3/22/99--12/31/99...............  $   1,346
                                                              =========

(D) To record amortization of goodwill over 5 years on a straight-line basis.

                                                               12/31/99
                                                              ---------
Goodwill....................................................  $ 219,459
Amortization period.........................................          5
                                                              ---------
Annual Amortization expense.................................     43,892
                                                              ---------
Percentage of period included...............................         78%
                                                              ---------
Amortization expense 3/22/99--12/31/99......................  $  34,236
                                                              =========

(E) To adjust the weighted average shares for the shares
  issued in the acquisition.
                                                               12/31/99
                                                              ---------
Common stock issued in the transaction......................     17,000
Percentage of period included...............................         78%
                                                              ---------
Target adjusted weighted average shares outstanding.........     13,260
Target weighted average shares outstanding from
  3/22/99--12/31/99.........................................     16,755
                                                              ---------
Pro forma share adjustment..................................     (3,495)
                                                              =========

(F) To record income tax benefit on proforma adjustments
  affecting income.
                                                              12/31/99
                                                              ---------
Pro-forma loss before taxes.                                  ) (72,810
Less: Non-deductible goodwill and deferred compensation
  amortization..............................................     40,328
                                                              ---------
Taxable loss................................................    (32,482)
Tax rate....................................................       40.0%
                                                              ---------
Benefit.....................................................    (12,993)
Less: Benefit recorded in HA-LO.............................     (9,025)
                                                              ---------
Pro Forma Adjustment........................................  $  (3,968)
                                                              =========

(G) To record compensation expense related to contingent
  purchase consideration.
                                                              12/31/99
                                                              ---------
Contingent Consideration.                                     $  23,429
Amortization period.........................................          3
                                                              ---------
Annual Amortization expense.................................      7,810
                                                              ---------
Percentage of period included...............................         78%
                                                              ---------
Amortization expense 3/22/99--12/31/99......................  $   6,092
                                                              =========

                STARBELLY.COM SELECTED HISTORICAL FINANCIAL DATA


    The following tables set forth selected historical financial data and other operating information for Starbelly.com for the period March 22, 1999 (its date of inception) to December 31, 1999. The selected financial information for the period has been derived from the Financial Statements of Starbelly.com, which have been audited by Arthur Andersen LLP, independent auditors to Starbelly.com, and from the underlying accounting records of Starbelly.com. Operating results from the date of inception to December 31, 1999 are not necessarily indicative of future results.



    All information contained in the following tables should be read in conjunction with "Starbelly.com's Management's Discussion and Analysis of Financial Condition and Results of Operations" (page 75), "Unaudited Pro Forma Combined Condensed Financial Information" (page 71) and with the Financial Statements and related notes of Starbelly.com included herein. Certain amounts from the statements of operation of Starbelly.com have been reclassified to conform with the presentation below.



                                                                    PERIOD ENDED
                                                                  DECEMBER 31, 1999
                                                              (IN THOUSANDS, EXCEPT PER
                                                                   SHARE AMOUNTS)
                                                              -------------------------
INCOME STATEMENT DATA:
  Net sales.................................................           $   347
  Net loss..................................................           $(8,573)
  Diluted loss per share....................................           $ (0.51)

BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets..............................................           $ 6,002
  Working capital...........................................           $  (523)
  Long-term debt, net of current portion....................           $    --
  Stockholders' equity......................................           $ 1,112

 STARBELLY.COM MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS



OVERVIEW



    Starbelly.com intends to create a leading e-commerce marketplace for the custom-decorated merchandise industry. Starbelly.com believes that its business model can redefine the traditional market for customized soft and hard goods with an interactive marketplace that allows its customers to customize decorations on any product in real-time from any Internet web browser. Starbelly.com also believes its offerings will extend the reach of current sales and marketing channels to not only large corporations, but also small- to mid-size businesses, associations, smaller promotional product distributors, and consumers.



    Starbelly.com intends to unify key aspects of the custom-decorated merchandise supply chain through integrated fulfillment systems. These systems will ultimately act together as a single efficient interface between the end-user and the other elements of the supply chain, such as blank merchandise suppliers, decorators, customer service representatives and shippers. Starbelly intends to remove several links in the traditional supply chain, providing its customers with exceptional convenience, a simplified customizing and ordering process, faster delivery, lower costs and enhanced customer experience. In addition, by accessing the national distributor network directly, Starbelly.com is establishing a virtual distribution network with key distributors that provides it with just-in-time inventory of a large selection of hard and soft goods thereby minimizing the inventory requirements for both Starbelly.com and its customers.



    Starbelly.com was incorporated in Delaware on March 22, 1999. Its primary activities since inception have been raising equity capital to fund operations; developing and refining its business model; and recruiting and hiring employees in technology, sales and marketing, operations, and administration. To date, Starbelly.com has not realized significant revenues and only a small percentage of such revenues have been generated through the Internet.



RESULTS OF OPERATIONS



    Due to Starbelly.com's limited operating history, it believes that its results of operations are not overly meaningful and should not be relied upon as an indication of future performance. The results of operations are for the period from inception, March 22, 1999, through December 31, 1999.



    NET SALES. Since inception, Starbelly.com has been in the development stage and has recognized approximately $347,000 of sales. Substantially all such sales prior to October 1, 1999 were generated by traditional off-line means. Starbelly.com's first StarStores came on-line in October 1999 and Internet sales represented approximately 1% of its sales in the fourth quarter 1999. Net sales relate to the sale of custom-decorated merchandise to business customers. Starbelly.com's three largest customers, NFL Properties, Inc., Quaker Oats Company, and Jim Beam Brands, Co. accounted for approximately 17.3%, 12.9%, and 7.7% of net sales for the period, respectively.



    COST OF SALES. Starbelly.com's cost of sales for the period was approximately $309,000, resulting in a gross profit margin of approximately 11%. Cost of sales includes the cost of blank product, decoration, and freight and handling. Starbelly.com's gross profit margin was negatively impacted during the period by charges incurred to re-decorate products that were initially incorrectly decorated. COD charges result from the fact that, due to its limited operating history, Starbelly.com did not have open credit terms with some of its suppliers, which also negatively impacted gross margins.



    SALES, MARKETING AND OPERATIONS EXPENSES. Starbelly.com incurred approximately $2,689,000 of sales, marketing and operations expenses during the period. These expenses are comprised mainly of compensation and benefits for personnel engaged in sales, marketing, merchandising, business development, and operations; certain consulting costs; advertising and promotion activities; and other miscellaneous sales and marketing activities. Starbelly.com expects to incur substantial expenses in this area in the future as it expands its sales and business development efforts, builds out its operating infrastructure, and continues to build brand name recognition through advertising and promotional activities.



    TECHNOLOGY AND DEVELOPMENT EXPENSES. Starbelly.com incurred approximately $3,258,000 of technology and development expenses during the period. These expenses are comprised primarily of compensation and benefits for personnel engaged in the design and development of Starbelly.com's website and the maintenance and support of Starbelly.com's internal systems and infrastructure; and consulting expenses related to development of Starbelly.com's technology strategy and website. Starbelly.com believes that it will be necessary to continue to invest heavily in technology and development to remain competitive.



    GENERAL AND ADMINISTRATIVE EXPENSES. Starbelly.com incurred approximately $2,791,000 of general and administrative expenses during the period. These expenses are comprised primarily of compensation and benefits for executive and administrative personnel, facilities, professional services and other general corporate activities. Starbelly.com believes that its general and administrative expenses will grow substantially as it expands its infrastructure to support its business.



LIQUIDITY AND CAPITAL RESOURCES



    Since its inception, Starbelly.com has financed its operations primarily through the private placement of equity securities, raising approximately
$9.5 million through December 31, 1999. At December 31, 1999, Starbelly.com had approximately $3.3 million in cash and cash equivalents. Starbelly.com has had significant negative cash flows from operating activities since inception.



    Net cash used in operating activities for the period totaled approximately $4.9 million. Cash used in operating activities consisted primarily of net operating losses, increases in accounts receivable, due from related party, and prepaid expenses, which were partially offset by increases in accounts payable and accrued expenses.



    Net cash used in investing activities for the period totaled approximately $2.1 million and consisted primarily of capital expenditures for computer and technology equipment, purchased software, and other equipment.



    Net cash provided by financing activities for the period totaled approximately $10.4 million, comprised primarily from the proceeds from the private sale of convertible preferred stock. Starbelly.com also borrowed approximately $848,000 from a bank as an equipment loan.



    Starbelly.com believes it will require substantial additional working capital to continue to fund the growth of its business. Starbelly.com believes its sale to HA-LO Industries, Inc. will allow it to have the available working capital to fund the growth of its business.



RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS



    In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 98-1, Accounting for the Costs of Computer Software Developed for Internal Use. SOP 98-1 requires entities to capitalize some of the costs related to internal-use software once the applicable criteria have been met. Starbelly.com has adopted SOP 98-1.



    In April 1998, the AICPA issued SOP 98-5, Reporting for the Costs of Start-Up Activities. SOP 98-5 requires that all start-up costs related to new operations be expensed as incurred. Starbelly.com has adopted SOP 98-5, which did not have a material impact on its financial statements.

                         THE BUSINESS OF STARBELLY.COM

GENERAL


    Starbelly.com intends to create a leading business-to-business e-commerce marketplace for the custom-decorated merchandise industry. The business-to-business e-commerce marketplace facilitates transactions between users that either utilize the goods or services acquired to produce additional goods or services, or sell such goods or services directly to consumers via the Internet. This is in contrast to the business-to-consumer e-commerce marketplace that facilitates transactions between businesses and traditional "retail" consumers through the Internet medium. Starbelly.com intends to redefine the traditional market for customized soft and hard goods with an interactive marketplace that allows its customers to customize decorations on any product in real-time from any Internet web browser.



    Starbelly.com coordinates key aspects of the custom-decorated merchandise supply chain through integrated and automatic fulfillment systems. These fulfillment systems act together as a single interface between the end-user and the suppliers to the industry, such as blank suppliers, decorators, customer service representatives, offsite producers and shippers. Starbelly.com's systems are geared to eliminate several links in the traditional supply chain, providing its customers with exceptional convenience, a simplified customizing and ordering process, faster delivery, status tracking, lower costs and a more enjoyable customer experience. In addition, by accessing the national distribution network directly, Starbelly.com is developing a virtual distribution network with key distributors that provides it with inventory on a just-in-time basis of a large selection of soft and hard goods, minimizing inventory requirements for Starbelly.com and Starbelly.com's customers.



DISTRIBUTION CHANNELS



    Starbelly.com intends to implement its custom-decorated merchandise marketplace so as to provide multiple customized interfaces for four different distribution channels. The custom-decorated merchandise marketplace includes those industries which create, sell or otherwise produce promotional products, marketing services, and advertising specialties, including novelty items and uniforms. The customized interfaces to which Starbelly.com refers are four separately designed e-commerce mediums which facilitate order placement for these four distribution channels: (1) business-to-business,
(2) business-to-consumer, (3) Internet properties, and (4) promotional product distribution. Each of these customized interfaces is being developed for Starbelly.com's Web site and StarStores (Starbelly.com's virtual storefront for its customers). StarStores are customized Web interfaces that are linked to a customer's Web site which function as online catalogs that can be customized and adapted to the customer's specific needs. These StarStores present a compelling affiliate model for Starbelly.com, meaning that they enhance Starbelly.com's ability to promote the branded identity of its customers with greater efficiency. Starbelly.com builds StarStores for customers. These are located on Starbelly.com's servers and are designed to require limited user maintenance. Starbelly.com currently has agreements with over 100 businesses to create customized StarStores and as of March 15, 2000 has deployed over 30 of these StarStores. Starbelly.com believes its Web site, Starbelly.com, will be accessible to customers by June 1, 2000. The Web site will be customized for both private password secured access and general public access.



    In management's estimate, Starbelly.com plans to provide these customized interfaces for all four of its distribution channels by June 1, 2000, without facing any significant technological obstacles, requiring any additional contracts or commercial relationships or incurring any inordinate expenses. However, Starbelly.com management does believe additional usability testing needs to be completed and can be completed prior to the anticipated availability date of June 1, 2000. Starbelly.com will test its integrated fulfillment system against its internal Quality Assurance program the week of April 7, 2000, which will test for functionality and usability. By April 30, 2000, Starbelly.com believes it will have commenced more expansive trials, including principally its system's password protection features, with select audiences, which it expects to complete by May 30, 2000. Starbelly.com expects that its Web site will become publicly available by June 1, 2000, but has not determined when it will officially launch its public access to its Web site, or promote it aggressively.



    As discussed above, Starbelly.com targets its marketing efforts on four distribution channels:



    BUSINESS-TO-BUSINESS. Starbelly.com intends to offer multiple solutions to meet the diverse needs of participants in the business-to-business market. First, Starbelly.com intends to provide businesses with a password protected private version of Starbelly.com for their promotional product needs including storing and policing the use of their logos. Starbelly.com and its customers can store digital copies of logos on Starbelly.com's password protected site. The site will secure the logos so that they only are accessible by individuals possessing the relevant passwords so that, for example, non-authorized parties will not have access to a company's trademarked logo. This site will also use digital asset management system software which will regulate and govern the manner in which a customer's logo may be applied to merchandise. For instance, customers providing the logo will be able to limit the number, size, type or color of the product to which their digital logos can be applied and also establish limits as to size, color and other matters with respect to the manner of presentation. Starbelly.com believes that the customer's ability to limit the use of their logos in this manner will be important to them. Second, customers will be able to access Starbelly.com's marketplace through a private, customized Starbelly.com interface for the procurement of uniforms. Starbelly.com believes that that will permit certain customers to sell in the business-to-business market while maintaining very little inventory and customize their marketing efforts for specific regions or other criteria. Third, Starbelly.com intends to provide hosted StarStores for its business customers that reside on an intranet or extranet and provide a customized "company store" that carries selected merchandise chosen by Starbelly.com's customer. Starbelly.com has developed over thirty StarStores since October 1999 and will continue to implement StarStores as an effective marketing strategy. Finally, Starbelly.com intends to enable its customers to market custom created promotional/incentive products to their customers using selections from Starbelly.com's marketplace.



    INTERNET PROPERTIES. Starbelly.com intends to provide content sites, community sites and commerce sites on the Web with virtual StarStores offering merchandise featuring these sites' own brands or logos with virtually no inventory commitments for those sites. In addition, Starbelly.com can offer high traffic Web sites, such as portals and community sites, the ability to offer the full Starbelly.com site on their Web site with Starbelly.com providing the hosting and fulfillment. This function is expected to be available June 1, 2000 after additional usability testing is completed.



    PROMOTIONAL PRODUCT DISTRIBUTORS. Starbelly.com is designed to make available to the fragmented network of over 17,000 small- to medium-sized promotional product distributors their own private label versions of Starbelly.com. This will provide participating distributors with an Internet presence and access to Starbelly.com's automated fulfillment system, which would be expected to facilitate business development for those distributors. Starbelly.com's role in sales on these sites will be invisible to the purchasers from these distributors. It is anticipated that pricing by Starbelly.com would include a portion of the revenue generated from orders on those sites. Starbelly.com expects to implement this marketing strategy, similarly to the way it implemented the StarStores strategy which it will continue to implement to effectively create captive markets.



    BUSINESS-TO-CONSUMER. Starbelly.com plans to offer consumers the ability to interactively customize and design products on Starbelly.com's Web site by June 1, 2000. The Starbelly.com Web site will offer consumers access to an extensive library of blank products, as well as a database of images that can be used to decorate the products. Consumers will also be able to store their own images to be used for decoration. In addition, Starbelly.com intends to offer templates that provide their customers with ideas and graphic options to assist them in designing a product from blanks, as well as offer predesigned merchandise selected in anticipation of consumer tastes or buying trends during or for certain seasons,


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

holidays or special events. However, additional usability testing needs to be completed prior to the anticipated availability date.



TARGET CUSTOMERS



    Starbelly.com's target market consists of all companies, groups and associations that are engaged in promoting their brands or identities through the application of their brands on to physical merchandise. For example, brand managers for beverages, food, products, financial services, manufactured products, consumer and business-to-business services, and team sponsors will be able to design or select a product designed by Starbelly.com through the Internet and place an order for any quantity of items selected. Additionally, team sponsors, universities, colleges, national fraternities and sororities and other groups may also lodge their logos, or other identity with Starbelly.com's Web site and permit ordering by authorized individuals. These are essentially the same target customers as Starbelly.com's "bricks-and-mortar" competitors. Starbelly.com plans to use the Internet to provide more services to a larger audience, particularly to smaller enterprises, than existing service providers.



ORDER FULFILLMENT



    Starbelly.com has developed an integrated fulfillment system which can be used to coordinate and track each stage in the process of the supply of promotional products, including preparation, manufacture, distribution, and ultimate delivery of the end product, other than the supply of blank product. Starbelly.com primarily relies on its automated fulfillment system designed to integrate the front-end customer interface system with the back-end production system. The front-end customer interface system receives and processes order placement through the specially designed web page for the distribution channel through which the order is placed. The back-end production system fulfills orders through automated production scheduling, tracking and delivery of both blanks and products with Starbelly.com's suppliers. Starbelly.com believes that its automated fulfillment system provides a main advantage over its competitors. Starbelly.com directly performs or has established relationships with key suppliers at each stage of the process. As a result, it intends to provide its customers with a one-stop source for their custom-decorated merchandise.



    Starbelly.com generally does not (and plans not to) own the decoration machines or employ or manage the people operating them. Starbelly.com intends to require its contract suppliers (which include, for example, embroiderers and screen press operators) to use Starbelly.com's production automation systems and quality control procedures and be connected by the Internet to Starbelly.com. Through these systems, Starbelly.com will be able to monitor and schedule its suppliers' production of Starbelly.com ordered products. Starbelly.com has entered into more than thirty contractual relationships with suppliers to implement its production automation systems and quality control procedures. Starbelly.com has developed relationships with a number of blank suppliers, including soft goods distributors and hard goods suppliers, and is actively seeking to develop more of such relationships with other distributors and suppliers. In these relationships, Starbelly.com aims to establish exclusive on-site decorating facilities at the distribution warehouses of these suppliers to provide decoration services for products that are sold on Starbelly.com's Web site and other sites maintained by Starbelly.com and to have them agree that Starbelly.com will be the exclusive supplier of decorated goods for their customers.



    When fully operational, Starbelly.com anticipates that its proprietary technology will provide real-time tracking of orders at any stage within the production process. Starbelly.com believes that access to such real time information from its suppliers will strengthen its relationships with those suppliers. Starbelly.com believes that its fulfillment system is flexible and scalable and will allow it to control the supply chain while minimizing capital expenditures.



    In all soft goods categories and certain hard goods categories, Starbelly.com intends to align its relationships and asset structure (Web site, StarStore arrangements, integrated and automated


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

fulfillment system and customized interfaces for the four target distribution channels) to coordinate the entire production and fulfillment process. In doing so, Starbelly.com expects to realize significant economies of scale and cost savings that it will be able to pass on to its customers. In other hard goods categories, however, suppliers from whom Starbelly.com has placed orders traditionally stock the inventory, control the pre-press steps and decorate the product. Starbelly.com has access to over 2,500 of these hard goods distributors who provide it with a one-stop supply of fully-decorated goods and ensure it a large, virtual inventory of hard goods. As of March 15, Starbelly.com has ordered products through over 100 of these suppliers and distributors. Management believes that blank soft goods are, and will continue to be, available on economical terms. This expectation of availability of blanks on economical terms is supported by commercial experiences of both Starbelly.com and HA-LO. As of March 15, 2000 orders processed by Starbelly.com since inception were comprised of approximately 40% hard goods and 60% soft goods.



    Starbelly.com intends to further streamline the production process by giving its customers greater control over the design of their products. In the traditional offline process, advertising specialty companies work with decorators before the outsourced decoration process can begin. This model tends to result in numerous meetings and cost mark-ups, in addition to a three to six week delivery time. In contrast, under Starbelly.com's model, customers will use the multiple interfaces to its StarStores and Starbelly.com Web site to select their blanks, create their designs and approve online samples all with mouse clicks. This will enable the customer to complete the pre-press and approval process before the initial order is placed and would reduce, and in some cases eliminate, the pre-press errors that can occur in the offline process.



ADVANTAGES TO STARBELLY.COM'S MARKETPLACE SOLUTIONS



    Starbelly.com's marketplace solutions are the (1) four customized web site interfaces, (2) StarStores arrangements and (3) its Web site, all used in conjunction with Starbelly.com's integrated and automated fulfillment system. The marketplace solutions are intended to or are designed to provide the following key benefits:



    "CLICKS AND MORTAR" INFRASTRUCTURE. Starbelly.com intends to combine the interactive advantages of the Internet, its integrated production, tracking and delivery software and access to significant decorating capacity to provide a customer focused solution to its customers' needs. Starbelly.com's relationships with its current decoration suppliers provide committed capacity to decorate 30,000 screenprint units per day and 10,000 embroidered units per day. Management believes these capacities may be expanded readily to the extent needed to meet increased customer demand.



    VIRTUAL INVENTORY. Starbelly.com's access to distributors provides it and its customers with just-in-time inventory capabilities. For this reason, Starbelly.com and its customers should be able to minimize their inventories of decorated products.



    BRAND VARIETY. The blank product market includes some of the most recognizable brands. The broad selection of blank products accessible to Starbelly.com provides its customers with access to the brands that enable its customers to make these brands their own through customization. In addition, Starbelly.com plans to enhance its own brand through association with these recognizable brands.



    INTERACTIVE AND CUSTOMIZED DECORATION. Customers will be able to design their own products in real-time with the results of their customization presented immediately online. This process not only pushes the design power and accountability to Starbelly.com's customers but also eliminates the time-consuming pre-press aspects of the traditional supply chain.



    NO MINIMUM ORDER SIZE. Starbelly.com's fulfillment infrastructure, including its Internet site and its automated production system, which currently provides integrated process of selecting the product to be decorated and the method and content of the decoration, permits customers to generally order in


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

any quantity, including a single piece, which deviates from the traditional sourcing system that requires larger orders.



    As discussed above, Starbelly.com has software in place to monitor the production process and has established extensive relationships with suppliers, decorators and other providers of goods and services through the process from purchase of "blank" goods to delivery of the finished goods.



    SIGNIFICANTLY LOWER PRICES RELATIVE TO TRADITIONAL PROVIDERS. Starbelly.com believes that due to favorable pricing from its network of distributors and its ability to deal directly with suppliers through the Internet, it is able to purchase goods and services at prices which are generally less than those which must be paid by most off-line providers who often purchase product from commissioned distributors.



    CUSTOMERIZATION.-TM- Rather than a salesperson-driven business model, Starbelly.com's marketplaces are designed to be buyer-focused. Starbelly.com's buyers "pull" the entire manufacturing process, meaning that once an order is placed, the manufacturing process is triggered. Starbelly.com believes that its interactive, dynamic user experience that includes "cutting-edge" customization technology, will result in adoption and loyalty among its customer groups.



    DIGITAL ASSET MANAGEMENT CAPABILITIES. Starbelly.com stores its customers' digital artwork and maintains a database such that it is easily accessible at any time. In addition, Starbelly.com allows its customers to determine the business constraints around which their valuable brands may be used for decorated products, thereby providing the proper "policing" of its customers' digital assets.


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

PRODUCT CATEGORIES AND BRANDS



    Starbelly.com offers a large selection of soft and hard goods in its custom-decorated merchandise marketplace. These include:



SELECTED LIST OF SOFT GOODS OFFERED           SELECTED LIST OF HARD GOODS OFFERED
--------------------------------------------  --------------------------------------------
T-shirts               Windwear               Leather Items          Pottery
Polo shirts            Uniforms               Paperweights           Pins/Pendants
Sweatshirts            Robes                  Awards                 Magnets
Hats                   Towels                 Food Products          Sunglasses
Polar Fleece           Sheeting               Candy/Gum              Coolers
Jackets/Movers         Outerwear              Children's Furniture   Calendars
Button-down shirts     Corporate Uniforms     Mugs                   Computer Items
Denim Jackets          Aprons                 Plates                 Golf Balls
Windbreakers           Cooking Mits           Crystal                Beverage Holders
Baby Clothes           Bags/Luggage           Frames                 Handy Knives
Hunting Clothes        Umbrellas              Clocks                 Toys
Sweaters               Briefcase/Folios       Pens/Pencils           Luggage Tags
Scarves                Mouse Pads



    Through the broad-based distribution market for blanks, Starbelly.com also offers its customers access to a wide range of well-known brands for soft and hard goods. Starbelly.com has not generated any international sales thus far. However, through its Internet site, Starbelly.com products are accessible to customers worldwide. Starbelly.com has made arrangements with shipping companies to provide for international delivery of products. Starbelly.com intends to offer through its Web site blanks of the following brands:



                        SELECTED LIST OF BRANDS OFFERED



Champion                               Jerzees
Hanes                                  Gildan
Lee                                    Munsingwear
Columbia Sportswear                    Jonathan Corey
Fruit of the Loom                      Outer Banks
Cross Creek                            Spaulding
Russell Athletic                       Arrow
Country Cottons                        Timberline Colorado
Gerber Childrenswear                   Fieldcrest Cannon
Weatherproof                           Bic pens
Bill Blass                             Cross pens
Eastpak                                Waterford
Patagonia                              Swiss Army
Rawlings                               Golden Bear
Antigua                                Bike
Port Authority                         Bickies
London Fog                             Anvil
Van Heusen                             New Era


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

TECHNOLOGY



    Starbelly.com is developing its front-end interactive customization, its digital asset management and its back-end fulfillment technology to handle a high volume, complex supply chain. The key components of its technology include:



ARCHITECTURE



    Starbelly.com's underlying architecture not only addresses structure and behavior but has been designed to address usage, functionality, performance, resilience, reuse, comprehensibility, economic and technology constraints and trade-offs, and aesthetic concerns. Starbelly.com has followed proven design methodologies to create a reliable and adaptable architecture.



    The Starbelly.com network provides online sales and procurement solutions for the customized apparel industry. Starbelly.com's technology is based on thin client architecture which means the applications are hosted on Starbelly.com's servers, accessed through user's Internet browsers and is highly scalable to support growth in transactions and offerings. This allows users to access Starbelly.com's system with no special software other than their browsers on their computers. This allows access to Starbelly.com's system without the need to obtain or install new software and permits faster operation, as large software programs need not be down loaded by the end user, and the end users benefit from the additional computing power of the host computer.



    Starbelly.com's production data center is currently located at Level (3), Starbelly.com's Tier I Provider, located in Chicago, Illinois. This data center provides 24 hours-a-day, 7 days-a-week system support and connectivity to all major Internet backbones and provides bandwidth via redundant high-speed connections.



SALES AND MARKETING



    Starbelly.com's sales and marketing approach is designed to establish broad business, affinity group and consumer recognition of Starbelly.com and its custom-decorated merchandise marketplace. Starbelly.com intends to foster customer relationships whereby its customers rely on its marketplace and integrated fulfillment system for their custom-decorated merchandise needs. Starbelly.com sells its business-to-business marketplace solutions through its direct sales force and its lead generation campaigns. Access to Starbelly.com's interfaces and integrated fulfillment system permits its sales force to become more productive by reducing the time and energy they must expend sourcing, tracking, monitoring, and fulfilling orders through automation of those processes. Starbelly.com's direct sales force segments the business-to-business market into four vertical segments to provide increased focus and customer service capabilities. These segments are corporate sales, entertainment sales, Internet content sales and retail sales.



    Starbelly.com intends to continue to aggressively promote its brand name to access business-to-business opportunities as well as drive traffic to Starbelly.com by combining traditional offline strategies, including public relations, print and radio advertising, with online marketing vehicles such as banner advertising and strategic partnerships with relevant Web sites and portals. Starbelly.com believes that by establishing partnerships with many of the leading portals, it will succeed in building a large and diverse customer base that utilizes its fulfillment engine on a private label basis to purchase products. Starbelly.com has established strategic relationships with several leading Internet companies, including procurement portals such as Ariba, Intelisys, Purchase Pro, and Concur Technologies. Additionally, Starbelly.com also has a two year contract with Yahoo!, providing for broadcast services that will enable Starbelly.com to promote its brand on Yahoo! properties. As of March 15, 2000, Starbelly.com had a sales organization of 42 people, comprising sales, marketing, and merchandising personnel, many of whom have experience in the custom-decorated merchandise industry. Companies at which Starbelly.com's sales team has gained experience include HA-LO, Cyrk and Group II Communications.

CUSTOMERS



    Starbelly.com's three largest customers in terms of sales for the period ended December 31, 1999 were NFL Properties, Inc., Quaker Oats Company and Jim Beam Brands, Co. (Jim Beam) accounted for 17.3%, 12.9% and 7.7% of net sales, respectively. A selected list of other Starbelly.com customers includes:



Art.com                                Lettuce Entertain You Enterprises
Arthur Andersen                        Starbucks
Chase Manhattan Bank                   Whitman-Hart
Chevron                                Young Presidents Organization
Foote, Cone & Belding
Harris Bank



COMPETITION



    Electronic commerce generally, and the online custom-decorated merchandise market specifically, are new, rapidly evolving and intensely competitive, and Starbelly.com expects such competition to intensify in the future. Currently, Starbelly.com competes with a broad range of companies including traditional custom-decorated merchandise retailers, direct retailers (E.G., L.L. Bean and Land's End), promotional product firms (E.G., HA-LO and Cyrk), advertising agencies, and apparel or hard goods manufacturers who sell direct to the customer. These competitors sell most of their products through a direct sales force or mail-order catalogs.



    While Starbelly.com does not believe that it has any direct online competition in the custom-decorated merchandise market that combines an interactive marketplace and integrated fulfillment system, there are several Web sites focused on electronic commerce opportunities in this area. These include companies like iPrint.com, imagex.com and MadeToOrder.com that could expand their offerings to compete more directly with Starbelly.com. As the market for online custom-decorated merchandise grows, other companies, including established retailers and distributors, are likely to develop online services that compete directly with Starbelly.com's services.



OTHER INFORMATION



FACILITIES AND EMPLOYEES



    Starbelly.com's headquarters are located in Chicago, Illinois, at a location where Starbelly.com leases approximately 25,000 square feet of space. As of March 15, 2000, Starbelly.com had 174 employees, including 9 in general management, 78 in technology, 42 in sales and marketing and 45 in finance and operations. Starbelly.com also employs an additional 31 full-time contract employees.



INTELLECTUAL PROPERTY



    Starbelly.com relies on a combination of copyright, trade secret trademark, confidentiality procedures and contractual provisions to protect its proprietary rights in its products and technology. Starbelly.com generally enters into confidentiality agreements with its employees and consultants and limits access to, and distribution of, its proprietary information. Starbelly.com maintains trademarks, to identify the source of its products, development tools and service offerings and relies upon trademark laws to protect its proprietary rights in these marks.

                    YOUR BOARD OF DIRECTORS AFTER THE MERGER



    At the time of the merger, your board of directors will be increased from eight to eleven directors. All eight persons who are members of your board of directors immediately before the merger will continue to serve as directors immediately after the merger. Your board will then fill the three vacancies created by the board expansion with persons requested to be nominated by Bradley Keywell, Starbelly.com's chief executive officer, and Eric Lefkofsky, Starbelly.com's president. We anticipate that Mr. Keywell and Mr. Lefkofsky will request nomination of themselves to fill two of the three vacant positions on your board, but they have not yet advised HA-LO whom they intend to request be nominated to fill the vacancies.



    Bradley A. Keywell, age 30, co-founder of Starbelly.com, has been a director and the chief executive officer of Starbelly.com since its inception on March 22, 1999. Upon completing the merger, Mr. Keywell will serve as president of HA-LO and, under an employment agreement, will have the right to nominate a director to serve on the HA-LO board for a period of time. In addition, since August 1994, Mr. Keywell has served as director and president of Brandon Apparel Group, Inc., Chicago, Illinois, which is a manufacturer and marketer of licensed apparel.


    Eric Lefkofsky, age 30, co-founder of Starbelly.com, has been a director and the chairman of the board, secretary and treasurer of Starbelly.com since its inception on March 22, 1999. Upon completion of the merger, Mr. Lefkofsky will serve as chief integration officer of HA-LO and, under an employment agreement, will have the right to nominate two directors to serve on the board for a period of time. In addition, since August 1994, Mr. Lefkofsky has served as director and chief executive officer of Brandon Apparel Group, Inc., Chicago, Illinois.

                                STOCK OWNERSHIP


    The following table sets forth, as of March 27, 2000, certain information concerning the beneficial ownership of our common stock by (1) our directors, and (2) all directors and executive officers as a group. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned by that person. No other person or entity beneficially owns 5% or more of our common stock.



                                                  NUMBER OF SHARES                         APPROXIMATE
                                                 BENEFICIALLY OWNED     APPROXIMATE      PERCENT OF CLASS
NAME AND ADDRESS(1)                              ON MARCH 27, 2000    PERCENT OF CLASS    AS ADJUSTED(2)
-------------------                              ------------------   ----------------   ----------------
Lou Weisbach...................................       3,365,058(3)           6.8%               4.7%
Linden D. Nelson...............................       3,084,931(4)           6.3%               4.3%
John R. Kelley, Jr.............................         762,825(5)           1.6%               1.1%
Seymour N. Okner...............................         668,454(6)           1.4%                 *
Marshall J. Katz...............................         416,387(7)             *                  *
Thomas Herskovits..............................         121,346(8)             *                  *
Brian Hermelin.................................          10,012                *                  *
All Directors and Executive Officers, as a
  group (15 persons)...........................       8,894,384(9)          17.5%              12.2%


------------------------

(1) The address of each executive officer and director of the Company is in care of the Company, 5980 West Touhy Avenue, Niles, Illinois 60714.

(2) Adjusted to give effect to the issuance in the merger and upon exercise of the assumed options of 17 million shares of our common stock and
    5.1 million shares of our convertible preferred stock.

(3) Includes 794,256 shares subject to immediately exercisable options held by Mr. Weisbach, and 2,205,102 shares owned by the Lou Weisbach Revocable Trust. Excludes 127,500 shares held in trust for the benefit of Mr. Weisbach's wife and 76,780 shares held in trusts for the benefit of Mr. Weisbach's children, over which Mr. Weisbach has no sole or shared powers to vote or dispose.

(4) Includes 43,372 shares owned by Maple Lane Acquisition Limited Liability Company ("Maple Lane"), of which Mr. Nelson is the managing member; 131,250 shares owned by Mr. Nelson's wife; 78,300 shares held by a charitable foundation of which Mr. Nelson is President; and 448,744 shares subject to immediately exercisable options. Excludes 262,500 shares held in trusts for the benefit of Mr. Nelson's children, over which Mr. Nelson has no voting or dispositive powers.

(5) Includes 4,167 shares subject to immediately exercisable options.

(6) Includes 42,500 shares subject to immediately exercisable options held by Mr. Okner, 526,241 shares owned by the Seymour N. Okner Revocable Trust, 99,667 shares held by a charitable foundation of which Mr. Okner is the President, and 46 shares held by Mr. Okner's spouse. Excludes shares held in trusts for the benefit of two of Mr. Okner's children, over which Mr. Okner has no sole or shared powers to vote or dispose and in which Mr. Okner's spouse is a trustee.

(7) Includes 412,787 shares subject to immediately exercisable options held by Mr. Katz.

(8) Includes 32,718 shares held jointly with Mr. Herskovits' wife; 11,250 shares owned by Mr. Herskovits' minor son; and 68,753 shares subject to options held by Mr. Herskovits that are exercisable during the Measurement Period.

(9) Includes 2,113,517 shares subject to immediately exercisable options.

   PROPOSED AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE
                            AUTHORIZED CAPITAL STOCK


    Your board of directors believes that it is in the best interests of HA-LO to amend Article Four of HA-LO's articles of incorporation to increase the number of shares of its common stock that the Company is authorized to issue from 100 million shares to 250 million shares and the number of shares of preferred stock that the Company is authorized to issue from 10 million shares to 20 million shares. The text of the proposed amendment is attached as Exhibit E to this proxy statement.



    As of March 27, 2000, 48,954,836 shares of our common stock were issued and outstanding, 9,000,000 shares of our common stock were reserved for issuance upon the exercise of options granted and to be granted under the 1997 Stock Plan, 5,834,822 shares of our common stock were reserved for issuance upon the exercise of options granted and to be granted under HA-LO's 1992 stock option plan, and 755,473 shares of common stock were reserved for issuance upon the exercise of other options and warrants we have granted. If the merger is completed, 17 million shares of our common stock will be issued in the merger or reserved for issuance upon exercise of the Starbelly.com stock options being assumed by HA-LO and an additional 5.1 million shares will be reserved for issuance upon the conversion of the convertible preferred stock to be issued in the merger.



    As of March 27, 2000, no shares of our convertible preferred stock were outstanding. If the merger is completed, an aggregate 5.1 million shares of convertible preferred stock will be issued in the merger or reserved for issuance upon exercise of the assumed Starbelly.com stock options.



    If approved, the increased number of authorized shares of common stock and preferred stock will be available for your board to issue for purposes and consideration as your board of directors may approve. Subject to the approval of an amendment to the Company's articles of incorporation to permit the board to provide for the issuance of preferred stock without shareholder approval as described below, no further vote of holders of our common stock will be required for such issuance, except as provided under Illinois law, the rules of the New York Stock Exchange (or the securities exchange where our capital stock may in the future be listed) or as may otherwise be agreed to by the Company. See "Description of the Convertible Preferred Stock--Protective Provisions" (page 53). The availability of additional shares of common stock and preferred stock for issue, without the delay and expense of obtaining the approval of shareholders at a special meeting, will afford us greater flexibility in acting upon proposed transactions. Other than the shares of common stock and convertible preferred stock to be issued in the merger and shares reserved for issuance as described above, we currently have no specific plans or arrangements to issue additional common or preferred stock; however, from time to time we have explored various acquisition opportunities. Nevertheless, your board of directors may consider the advisability of issuing preferred stock after the completion of the merger in order to provide funds to repay a portion of the indebtedness incurred in connection with the merger, for working capital or for other corporate purposes. Your board of directors believes that the availability of additional common stock and preferred stock will afford HA-LO increased flexibility should appropriate opportunities arise.



    The additional shares of common stock for which we are seeking your authorization would be identical to the shares of common stock now authorized. Holders of our common stock do not have preemptive rights to subscribe for additional securities which may we may issued in the future. The additional shares of preferred stock for which we are seeking your authorization would be issued in such series with such dividend rates, liquidation preferences, terms of redemption, sinking fund provisions, conversion rights and voting rights as may be established by your board of directors without further approval of holders of common stock if the proposed amendment described below under "Proposed Amendment to the Company's Articles of Incorporation Relating to the Issuance of Preferred Stock" is approved.



    You should be aware that the additional shares of common stock and preferred stock for which we are seeking your authorization would be available for your board of directors to issue and could be used for purposes that some might consider to be in defense of a potential takeover threat. We would be able to sell these shares to purchasers who might side with your board of directors in opposing a takeover bid which your board determines not to be in the best interests of HA-LO and its shareholders. Issuing new shares could discourage persons seeking to gain control of HA-LO in other ways as well. In the event someone tries to take over HA-LO by purchasing a substantial amount of our common stock or convertible preferred stock, and if this person acquired this stock intending to effect a merger, a sale of all or any part of our assets, or a similar transaction, our issuance of new shares could be used to dilute the stock ownership of such person.



    Neither this amendment nor the proposed amendment described below under "Proposed Amendment to the Company's Articles of Incorporation Relating to the Issuance of Preferred Stock" is directed at any specific effort to obtain control of HA-LO that we know of. Your board of directors does not currently intend to solicit a shareholder vote on any other proposal relating to a possible takeover of HA-LO. However, your board of directors intends to study developments in this area, and, if additional anti-takeover measures are deemed desirable, your board will adopt, or propose to our shareholders to adopt, such additional measures.


    Approval of this proposal requires the affirmative vote of persons who hold a majority of the outstanding shares of our common stock. Broker non-votes and abstentions will count as votes cast AGAINST this proposal. Your board believes that the proposed increase in the number of authorized shares is in the best interests of HA-LO and its shareholders and unanimously recommends that shareholders vote FOR the proposed amendment. If the merger is approved, the merger will be completed even if this proposal to amend our articles of incorporation is not approved.

 PROPOSED AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION RELATING TO THE
                          ISSUANCE OF PREFERRED STOCK



    Your board of directors is authorized to provide from time to time for the issuance of up to 10 million shares (20 million shares if the preceding proposal is approved) of preferred stock in one or more series and to fix the designations, preferences and relative, participating, optional or other special rights, qualifications, limitations, restrictions and privileges of each series of preferred stock, including the serial designation and authorized number of shares, the dividend rates, liquidation preferences, terms of redemption, sinking fund provisions, conversion rights and voting rights. Although the company's articles of incorporation purport to enable your board to take these actions without shareholder approval, the articles of incorporation also provide that if preferred stock is issued as a class, then your board of directors is to determine liquidation and dividend rights by filing articles of amendment to the articles of incorporation prior to the issuance of any shares of the "preferred class." Because under Illinois law the adoption of an amendment to the articles of incorporation requires shareholder approval, the inclusion of this provision in our articles of incorporation effectively negates the power which would otherwise be vested in your board to provide for the issuance of preferred stock without shareholder action.



    In order to increase the flexibility of the board of directors and enable it to provide for the issuance of preferred stock without the significant delay and expense which would result from having to obtain prior shareholder approval, your board has adopted, subject to shareholder approval, an amendment to Article Four of HA-LO's articles of incorporation to delete the requirement that liquidation and dividend rights be determined through an amendment to the articles of incorporation. The text of the proposed amendment is attached as Exhibit E to this proxy statement. If this proposal is approved, no further vote of HA-LO shareholders will be required to fix the terms of and issue shares of preferred stock, except as required under Illinois law, the rules of the New York Stock Exchange (or the securities exchange where our capital stock may in the future be listed) or as may otherwise be agreed to by the Company. See, however, "Description of the Convertible Preferred Stock--Protective Provisions" (page 53).



    The issuance of preferred stock, while providing the board of directors with flexibility in connection with possible acquisitions, financings or other corporate purposes, may have the effect, as described above, of delaying, deferring or preventing a change of control of the Company. Except for the issuance of convertible preferred stock pursuant to the merger agreement and upon exercise of assumed stock options, the Company has no present plans to issue any shares of preferred stock. See, however, "Proposed Amendment to the Company's Articles of Incorporation to Increase Authorized Capital Stock."



    Approval of this proposal requires the affirmative vote of persons who hold a majority of the outstanding shares of our common stock. Broker non-votes and abstentions will count as votes AGAINST this proposal. Your board believes that the proposed amendment is in the best interests of HA-LO and its shareholders and unanimously recommends that shareholders vote FOR the proposed amendment. If the merger is approved, the merger will be completed even if this proposal to amend our articles of incorporation is not approved.



          PROPOSED POSTPONEMENT OR ADJOURNMENT OF THE SPECIAL MEETING



    Your board of directors may determine that it will recommend that the special meeting scheduled for April 28, 2000 be postponed or adjourned. One reason for this action would be to allow additional time for management to solicit proxies in support of the merger or the other proposals at the meeting. Approval of this action by our shareholders would require the affirmative vote of a majority of the shares represented at the meeting in person or by proxy. An abstention or failure to vote on this proposal will NOT count as votes against this proposal. Your board of directors recommends a vote FOR adoption of the proposal to postpone or adjourn the special meeting if requested by your board of directors.

                   SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS


    The 2000 Annual Meeting of Shareholders is presently scheduled to be held on
         ,            , 2000. Any proposals of shareholders intended to be
personally presented at such meeting were to have been received by the Secretary of HA-LO for inclusion in HA-LO's proxy statement for the annual meeting and form of proxy by November 30, 1999. Any proposals of shareholders intended to be personally presented at such meeting (but not to be included in the HA-LO's proxy statement or form of proxy) were to have been received by the Secretary of
HA-LO by            , 2000.


                         WHERE TO FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy our filed reports, statements or other information at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our public filings are also available from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information about us also may be inspected at the NASD's offices at 1735 K Street, Washington, D.C. 20006.

    As allowed by SEC rules, this proxy statement does not contain all the information you can find in the Registration Statement or its exhibits.

    The SEC allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important business and financial information by referring you to another document separately filed with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in the proxy statement. This proxy statement incorporates by reference the following documents previously filed by us with the SEC. These documents contain important information about our company and its business and finances.


SEC FILINGS                                    PERIOD
-----------                                    ------
Annual Report on Form 10-K...................  Year ended December 31, 1999
Current Report on Form 8-K...................  Dated January 21, 2000
Current Report on Form 8-K...................  Dated March 23, 1999
Description of common stock contained in
Registration Statement, and amendments and
reports updating this description............  Dated October 20, 1992


    We are also incorporating by reference additional documents we may file with the SEC between the date of this proxy statement and the date of our special meeting.

    If you are one of our shareholders, we may have sent you some of the documents incorporated by reference, but you can still obtain those documents through us, or the SEC, or the SEC's Internet World Wide Web site described above. Documents incorporated by reference are available from us without charge, excluding their exhibits unless specifically incorporated by reference as an exhibit to this proxy statement. Documents incorporated by reference in this proxy statement may be obtained from us upon request in writing or by telephone at the following address and phone number:

                             HA-LO Industries, Inc.
                             5980 West Touhy Avenue
                             Niles, Illinois 60714
                             Attention: Gregory J. Kilrea
                             Telephone: (847) 647-2300


    IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM US, PLEASE DO SO BY APRIL 14, 2000 TO RECEIVE THEM BEFORE THE SPECIAL MEETING. Requested documents will be mailed to you by first-class mail, or other equally prompt means, within one business day after we receive your request.



    You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from that contained in this proxy statement. This proxy statement is dated
April 3, 2000. You should not assume that the information contained in the proxy statement is accurate as of any other date, and neither the mailing of this proxy statement to our shareholders nor the issuance of our common stock in the merger shall create any contrary implication.

                         INDEX TO FINANCIAL STATEMENTS


                                                                PAGE
                                                              --------
HA-LO Industries, Inc.

  Report of Independent Public Accountants..................     F-2

  Consolidated Balance Sheets at December 31, 1999 and
    1998....................................................     F-3

  Consolidated Statements of Operations for each of the
    years ended December 31, 1999,
    1998 and 1997...........................................     F-4

  Consolidated Statements of Shareholders' Equity for each
    of the years ended
    December 31, 1999, 1998 and 1997........................     F-5

  Consolidated Statements of Cash Flows for each of the
    years ended December 31, 1999,
    1998 and 1997...........................................     F-6

  Notes to Consolidated Financial Statements................     F-7

Starbelly.com, Inc.

  Report of Independent Accountants.........................    F-23

  Balance Sheet as of December 31, 1999.....................    F-24

  Statement of Operation for the Period from March 22, 1999
    (Date of Inception), to December 31, 1999...............    F-25

  Statement of Stockholders' Equity for the Period from
    March 22, 1999 (Date of Inception), to December 31,
    1999....................................................    F-26

  Statement of Cash Flows for the Period from March 22, 1999
    (Date of Inception), to December 31, 1999...............    F-27

  Notes to Financial Statements.............................    F-28

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of HA-LO Industries, Inc. and Subsidiaries:

    We have audited the accompanying consolidated balance sheets of HA-LO Industries, Inc. (an Illinois corporation) and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years ended
December 31, 1999, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards in the U.S. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HA-LO Industries, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years ended December 31, 1999, 1998 and 1997, in conformity with generally accepted accounting principles in the U.S.


ARTHUR ANDERSEN LLP

Chicago, Illinois,
March 22, 2000

                    HA-LO INDUSTRIES, INC. AND SUBSIDIARIES



                          CONSOLIDATED BALANCE SHEETS



                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)



                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                           ASSETS

CURRENT ASSETS:
  Cash and equivalents......................................  $ 10,729   $  7,276
  Short-term investments....................................        --     50,922
  Receivables--
    Trade...................................................   158,332    147,174
    Services and costs billable to clients..................    18,058     12,679
    Other...................................................     2,322      8,953
  Inventories...............................................    37,746     29,637
  Prepaid expenses and deposits.............................    17,406     15,139
                                                              --------   --------
        Total current assets................................   244,593    271,780
                                                              --------   --------
PROPERTY AND EQUIPMENT, net.................................    37,003     42,225
                                                              --------   --------
OTHER ASSETS:
  Intangible assets, net....................................    77,111     26,621
  Other.....................................................    21,596      6,391
                                                              --------   --------
        Total other assets..................................    98,707     33,012
                                                              --------   --------
                                                              $380,303   $347,017
                                                              ========   ========
            LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $    984   $  3,423
  Book overdraft............................................     3,177        287
  Customer deposits.........................................     6,975     10,638
  Accounts payable..........................................    58,729     63,591
  Accrued expenses--
    Commissions and wages...................................    16,986     11,355
    Other...................................................    14,604     19,535
  Reserve for restructuring.................................     3,771         --
  Due to related parties....................................        --        200
                                                              --------   --------
        Total current liabilities...........................   105,226    109,029
                                                              --------   --------
LONG-TERM DEBT, less maturities shown above.................    21,230         --
RESERVE FOR RESTRUCTURING...................................    11,863         --
DEFERRED LIABILITIES........................................     5,438      2,497

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
  Preferred stock, no par value; 10,000,000 shares
    authorized and none issued..............................        --         --
  Common stock, no par value; 100,000,000 shares authorized
    and 48,724,790 and 47,780,742 issued and outstanding in
    1999 and 1998, respectively.............................   214,060    198,228
  Other.....................................................    (1,488)    (1,728)
  Accumulated other comprehensive loss......................    (2,259)      (780)
  Retained earnings.........................................    26,233     39,771
                                                              --------   --------
        Total shareholders' equity..........................   236,546    235,491
                                                              --------   --------
                                                              $380,303   $347,017
                                                              ========   ========



      The accompanying notes are an integral part of these balance sheets.

                    HA-LO INDUSTRIES, INC. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF OPERATIONS



                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
NET SALES:
  Products..................................................  $493,197   $464,826   $350,981
  Services..................................................   157,215    124,843    114,740
                                                              --------   --------   --------
        Net Sales...........................................   650,412    589,669    465,721

COST OF SALES:
  Products..................................................   326,759    296,730    234,187
  Services..................................................    97,281     85,773     79,569
  Restructuring--products...................................     2,653         --         --
                                                              --------   --------   --------
        Cost of Sales.......................................   426,693    382,503    313,756
                                                              --------   --------   --------
        Gross Profit........................................   223,719    207,166    151,965

SELLING EXPENSES............................................    94,280     76,639     57,354
GENERAL AND ADMINISTRATIVE EXPENSES.........................   125,010     80,950     63,819
OTHER EXPENSES:
  Pooling acquisition expenses..............................        --      8,837      3,845
  Restructuring and other...................................    27,347      1,500         --
                                                              --------   --------   --------
        Operating Income(Loss)..............................   (22,918)    39,240     26,947
                                                              --------   --------   --------
INTEREST INCOME.............................................     2,105      2,870        434
INTEREST EXPENSE............................................    (1,750)    (1,237)    (2,633)
                                                              --------   --------   --------
        Income (Loss) Before Income Taxes...................   (22,563)    40,873     24,748
PROVISION(BENEFIT) FOR INCOME TAXES.........................    (9,025)    16,123      9,290
                                                              --------   --------   --------
NET INCOME (LOSS)...........................................  $(13,538)    24,750     15,458
                                                              ========
PRO FORMA INCOME DATA (unaudited):
  Pro forma adjustment for income tax provision.............                  230        612
                                                                         --------   --------
PRO FORMA NET INCOME........................................             $ 24,520   $ 14,846
                                                                         ========   ========
NET INCOME(LOSS) PER SHARE (unaudited pro forma in 1998 and
  1997)
  Basic.....................................................  $   (.28)  $   0.55   $   0.37
  Diluted...................................................  $   (.28)  $   0.53   $   0.36
                                                              ========   ========   ========
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic.....................................................    48,598     44,734     39,628
  Diluted...................................................    48,598     46,447     41,112
                                                              ========   ========   ========



        The accompanying notes are an integral part of these statements.

                    HA-LO INDUSTRIES, INC. AND SUBSIDIARIES



                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)



                                        COMMON STOCK
                                    ---------------------               ACCUMULATED
                                                                           OTHER                       TOTAL
                                      SHARES                           COMPREHENSIVE    RETAINED   SHAREHOLDERS'   COMPREHENSIVE
                                      ISSUED      AMOUNT     OTHER     INCOME (LOSS)    EARNINGS      EQUITY       INCOME (LOSS)
                                    ----------   --------   --------   --------------   --------   -------------   --------------
BALANCE, December 31, 1996........  39,353,530   $ 55,446   $(2,242)      $    62       $ 8,765      $ 62,031
  Dividends declared by pooled
    companies.....................          --     (2,436)       --            --        (2,860)       (5,296)
  Issuance of shares in connection
    with acquisitions.............     494,423     10,273        --            --            --        10,273
  Stock bonus in connection with
    acquisition of business.......       1,865         31        --            --            --            31
  Amortization of unearned
    compensation..................          --         --       257            --            --           257
  Recognition of tax benefits from
    options and restricted
    stock.........................          --      1,984        --            --            --         1,984
  Exercise of stock options.......     378,935      1,844        --            --            --         1,844
  Repurchase of common stock......     (56,909)      (901)       --            --            --          (901)
  Net income......................          --         --        --            --        15,458        15,458         $ 15,458
  Foreign currency translation
    adjustments--
      Net of allocated income tax
        benefits of $139..........          --         --        --          (208)           --          (208)            (208)
                                    ----------   --------   -------       -------       --------     --------         --------
BALANCE, December 31, 1997........  40,171,844     66,241    (1,985)         (146)       21,363        85,473         $ 15,250
                                                                                                                      ========
  Dividends declared by pooled
    companies.....................          --     (5,176)       --            --        (6,342)      (11,518)              --
  Issuance of shares through
    public offering...............   5,853,000    117,362        --            --            --       117,362
  Issuance of shares in connection
    with acquisitions, net........      51,986      1,426        --            --            --         1,426
  Amortization of unearned
    compensation..................          --         --       257            --            --           257
  Recognition of tax benefits from
    options, warrants and
    restricted stock..............          --      9,490        --            --            --         9,490
  Exercise of stock options and
    warrants......................   1,728,959      9,335        --            --            --         9,335
  Repurchase of common stock......     (25,047)      (450)       --            --            --          (450)
  Net income......................          --         --        --            --        24,750        24,750         $ 24,750
  Foreign currency translation
    adjustments--
    Net of allocated income tax
      benefits of $423............          --         --        --          (634)           --          (634)            (634)
                                    ----------   --------   -------       -------       --------     --------         --------
  BALANCE, December 31, 1998......  47,780,742    198,228    (1,728)         (780)       39,771       235,491         $ 24,116
                                                                                                                      ========
  Issuance of shares in connection
    with acquisitions, net........     430,806      9,835        --            --            --         9,835
  Amortization of unearned
    compensation..................          --         --       240            --            --           240
  Recognition of tax benefits from
    options and warrants..........          --      1,946        --            --            --         1,946
  Exercise of stock options and
    warrants......................     513,242      4,051        --            --            --         4,051
  Net loss........................          --         --        --            --       (13,538)      (13,538)        $(13,538)
  Foreign currency translation
    adjustments--
    Net of allocated income tax
      benefits of $986............          --         --        --        (1,479)           --        (1,479)          (1,479)
                                    ----------   --------   -------       -------       --------     --------         --------
BALANCE, December 31, 1999........  48,724,790   $214,060   $(1,488)      $(2,259)      $26,233      $236,546         $(15,017)
                                    ==========   ========   =======       =======       ========     ========         ========



        The accompanying notes are an integral part of these statements

                    HA-LO INDUSTRIES, INC. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                             (AMOUNTS IN THOUSANDS)



                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss) for the year............................  $(13,538)  $24,750    $15,458
  Adjustments to reconcile net income to net cash provided
  by (used for) operating activities--
    Depreciation and amortization...........................    14,172     9,454      6,564
    Deferred taxes..........................................    (8,548)     (896)       (50)
    Increase in cash surrender value........................      (655)     (433)      (246)
    Increase (decrease) in deferred liabilities--other......     1,755       120       (399)
    Loss (gain) on disposal of property and equipment.......      (198)       65         92
  Changes in assets and liabilities, net of effects of
  acquired companies-
    Receivables.............................................    (5,814)  (16,765)   (42,493)
    Inventories.............................................    (5,452)   (1,031)    (9,436)
    Prepaid expenses and deposits...........................       490    (7,872)    (2,246)
    Accounts payable, accrued expenses and restructuring
      reserve...............................................     1,106    21,272     26,095
                                                              --------   -------    -------
      Net cash provided by (used for) operating
        activities..........................................   (16,682)   28,664     (6,661)
                                                              --------   -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................   (18,067)  (23,321)   (10,056)
  Proceeds on sale of property and equipment................    11,105       788         24
  Maturity (purchase) of short-term investments.............    50,922   (50,922)     2,908
  Increase in other assets..................................    (3,210)   (1,513)      (789)
  Increase (decrease) in deferred liabilities...............      (114)      763       (307)
  Cash paid for acquisitions................................   (41,913)   (7,036)    (7,200)
                                                              --------   -------    -------
      Net cash used for investing activities................    (1,277)  (81,241)   (15,420)
                                                              --------   -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings (payments) on long-term debt...................    (4,535)  (11,248)     9,355
  Net borrowings (payments) under line of credit............    20,485   (38,832)     7,068
  Decrease (increase) in book overdraft.....................     2,890    (9,633)     8,082
  Net proceeds from issuance of common stock................     4,051   126,697      1,845
  Repayments from related party.............................        --       663        719
  Cash dividends paid by pooled companies...................        --   (11,518)    (5,296)
  Repurchase of common stock................................        --      (450)      (901)
                                                              --------   -------    -------
    Net cash provided by financing activities...............    22,891    55,679     20,872
                                                              --------   -------    -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND EQUIVALENTS.....    (1,479)     (634)      (208)
                                                              --------   -------    -------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS.............     3,453     2,468     (1,417)
CASH AND EQUIVALENTS, beginning of year.....................     7,276     4,808      6,225
                                                              --------   -------    -------
CASH AND EQUIVALENTS, end of year...........................  $ 10,729   $ 7,276    $ 4,808
                                                              ========   =======    =======



        The accompanying notes are an integral part of these statements

                    HA-LO INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  DESCRIPTION OF THE BUSINESS:

    HA-LO Industries, Inc. and Subsidiaries (the "Company") is a brand marketing organization with diverse marketing disciplines centered around its clients' brands. The Company's core business is the distribution of promotional and premium products that physically connect brands to people through merchandise. These products are marketed by an international network of sales representatives to customers throughout the United States, Canada and Europe. Through its subsidiaries, the Company also provides promotion marketing, direct and database marketing as well as brand strategy and identity services principally to large corporations throughout the United States and Canada.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements.

    A. PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements are prepared on the accrual basis of accounting and include the accounts of HA-LO Industries, Inc. and its majority owned subsidiaries. All significant intercompany transactions and accounts have been eliminated.

    B. RECLASSIFICATION

    Certain 1998 and 1997 balances have been reclassified to conform with the 1999 presentation.

    C. STOCK SPLIT

    On January 26, 1999, the Company's Board of Directors declared a 3-for-2 stock split. The split was effective February 19, 1999 to shareholders of record on February 5, 1999. All share and per share data has been retroactively adjusted to give effect to the stock split.

    D. REVENUE RECOGNITION

    Revenues derived from the distribution of promotional and premium products are recognized when merchandise is shipped to customers. Revenues from the Company's other services are recognized as services are provided.

    E. CASH AND EQUIVALENTS

    Cash equivalents consist principally of short-term money market instruments with original maturities of three months or less.

    F. SHORT-TERM INVESTMENTS

    The Company classifies investments purchased with an original maturity of three to twelve months as short-term investments. These investments are classified into one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale.

                    HA-LO INDUSTRIES, INC. AND SUBSIDIARIES

    At December 31, 1998, the Company had approximately $48.9 million of short term investments, comprised primarily of tax-exempt securities, classified as held-to-maturity. These investments are carried at cost plus accrued interest. The remaining balance of approximately $2.0 million in short-term investments at December 31, 1998 relate to equity securities classified as available-for-sale. These available-for-sale securities are recorded at market value. Unrealized holding gains and losses, net of the related income tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Realized gains and losses for securities classified as available-for-sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.


    There were realized losses of approximately $152,000 from the sales of short-term investments in 1999. There were no realized gains or losses from the sales of short-term investments in 1998 or 1997.

    G. PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and are depreciated for financial reporting purposes over the estimated useful lives on a straight-line basis as follows:

Buildings............................  15-39 years
Furniture, fixtures and equipment....  5-10 years
Computer and telephone equipment.....  5-7 years
Vehicles.............................  5 years
Leasehold Improvements...............  Life of lease

    Property and equipment at December 31, are composed of the following:


(IN THOUSANDS)                                                1999       1998
--------------                                              --------   --------
Land......................................................  $ 1,129    $ 1,768
Buildings.................................................    5,403     12,922
Furniture, fixtures and equipment.........................   23,617     21,518
Computer and telephone equipment..........................   31,169     26,407
Vehicles..................................................      608        629
Leasehold improvements....................................    7,251      4,928
                                                            -------    -------
                                                             69,177     68,172
Less--Accumulated depreciation............................   32,174     25,947
                                                            -------    -------
Property and equipment, net...............................  $37,003    $42,225
                                                            =======    =======


    H. LONG-LIVED ASSETS


    Intangible assets consist primarily of the cost of purchased businesses in excess of the fair value of net assets acquired and are amortized on a straight-line basis from seven to fifteen years. Amortization expense in 1999, 1998, and 1997 was approximately $5,377,000, $2,732,000 and $1,555,000, respectively. Accumulated amortization as of December 31, 1999 and 1998 was $12,755,000 and $7,611,000, respectively.



    The Company reviews the carrying value of all long-lived assets to determine whether there are any impairment losses. If this review indicates that the carrying amounts of long-lived assets will not be recoverable, as determined based on the expected future operating cash flows, an impairment loss

                    HA-LO INDUSTRIES, INC. AND SUBSIDIARIES
would be charged to expense in the period identified. In connection with the restructuring in 1999, there was an impairmant of certain long-lived assets (Note 11).


    I. INVENTORIES


    Inventories are valued at the lower of first-in, first-out (FIFO) cost or market. The following are the major components of inventories at December 31.



                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                            -------------------
(IN THOUSANDS)                                                1999       1998
--------------                                              --------   --------
Raw Materials.............................................  $ 7,113    $ 6,203
Finished goods............................................   30,633     23,434
                                                            -------    -------
  Inventories.............................................  $37,746    $29,637
                                                            =======    =======


    J. ACCRUED EXPENSES

    Accrued expenses--other is primarily comprised of accrued royalties and rebates, income taxes, sales taxes and other miscellaneous expenses.

    K. STATEMENTS OF CASH FLOWS

    The Company considers investments purchased with an original maturity of three months or less to be cash equivalents. Supplemental cash flow information includes the following:


                                                      YEAR ENDED DECEMBER 31,
                                                   ------------------------------
(IN THOUSANDS)                                       1999       1998       1997
--------------                                     --------   --------   --------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during year for interest.............  $ 2,136    $ 1,259    $ 2,172
  Cash paid during year for income taxes.........  $ 3,004    $ 5,180    $ 4,073
SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITIES:
  Issuance of common shares in connection with
    business acquisitions, net...................  $ 9,835    $ 1,426    $10,273
  Liabilities assumed in connection with business
    acquisitions.................................  $24,063    $ 7,093    $19,633
  Recognition of tax benefits from exercise of
    stock options, warrants and restricted
    stock........................................  $ 1,946    $ 9,490    $ 1,984
  Write-off of assets in connection with
    restructuring................................  $12,773    $    --    $    --
  Conversion of non-operating assets to note
    receivable...................................  $    --    $    --    $ 1,530


    L. FOREIGN CURRENCY TRANSLATION

    The functional currency for the Company's foreign operations is the applicable local currency. Revenues and expenses from foreign operations are translated at average rates in effect at the time of the underlying transaction, with gains or losses included in income. Assets and liabilities of foreign entities are translated at year-end exchange rates with gains and losses resulting from such translations included in shareholders' equity.

                    HA-LO INDUSTRIES, INC. AND SUBSIDIARIES

    M. USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    N. NEW ACCOUNTING PRONOUNCEMENTS


    In 1998, The FASB issued Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. The Company has adopted this statement and no disclosures are required as there was no impact.


NOTE 3.  RECEIVABLES:

    The Company provides services to customers in diversified industries and grants unsecured trade credit to customers in the normal course of business. Trade receivables in the accompanying consolidated balance sheets are net of reserves for doubtful accounts of approximately $3,056,000 as of December 31, 1999 and $2,836,000 as of December 31, 1998. Services and cost billable to clients represent earned, but unbilled receivables relating to the Company's marketing services segment. The Company also makes advances to its sales representatives, which are applied against commissions to be earned.

    No single customer accounted for more than 10% of net sales in 1999, 1998 or in 1997.

NOTE 4.  INCOME TAXES:

    The Company's provision(benefit) for income taxes consists of the following amounts:

(IN THOUSANDS)                                        1999       1998       1997
--------------                                      --------   --------   --------
Current provision(benefit)........................  $  (663)   $16,354     $9,827
Deferred benefit..................................   (8,362)      (231)      (537)
                                                    -------    -------     ------
Total provision(benefit)..........................  $(9,025)   $16,123     $9,290
                                                    =======    =======     ======

    The Company's effective tax rate is reconciled to the Federal statutory rate as follows:

                                                              1999       1998       1997
                                                            --------   --------   --------
Federal statutory rate....................................    35.0%      35.0%      35.0%
State income taxes (net of Federal benefit)...............     5.0        5.0        5.0
Valuation allowance.......................................      --        1.6        2.0
Effect of non-taxable S Corporation (earnings)/losses.....     (--)      (0.6)      (2.5)
Other.....................................................     (--)      (1.6)      (2.0)
                                                              ----       ----       ----
Effective tax rate........................................    40.0%      39.4%      37.5%
                                                              ====       ====       ====

                    HA-LO INDUSTRIES, INC. AND SUBSIDIARIES

    Deferred income taxes result from temporary differences in the recognition of revenue and expense items for income tax and financial reporting purposes and are summarized as follows:


                                                              (ASSET)/LIABILITY
                                                             -------------------
(IN THOUSANDS)                                                 1999       1998
--------------                                               --------   --------
DEFERRED TAXES--CURRENT:
Restructuring reserves.....................................   (3,574)        --
Credits due................................................    2,327      1,267
Advanced commissions.......................................      354        249
Non-deductible reserves....................................   (1,148)    (1,592)
Inventory valuation........................................     (382)      (242)
Other......................................................      450         57
                                                             -------     ------
  Total deferred taxes-current.............................  $(1,973)    $ (261)
DEFERRED TAXES--NON-CURRENT:
Samples....................................................  $    --     $  735
Restructuring reserves.....................................   (4,713)        --
Acquisition costs..........................................   (2,968)    (2,923)
Depreciation...............................................    1,514      1,021
Amortization...............................................     (642)      (916)
Deferred costs.............................................   (1,189)      (433)
Basis difference in acquired companies.....................      735        920
Tax credit carryforward....................................   (1,006)        --
                                                             -------     ------
  Total deferred taxes-non-current.........................   (8,269)    (1,596)
                                                             -------     ------
Less: Valuation allowance..................................    1,484      1,461
                                                             =======     ======
  Total deferred taxes--non-current, net of valuation
    allowance..............................................   (6,785)      (135)
                                                             -------     ------
  Total deferred tax asset.................................  $(8,758)    $ (396)
                                                             =======     ======


    Current and non-current deferred tax assets are included in prepaid expenses and other assets, respectively, on the accompanying consolidated balance sheets.

    The tax benefit of costs incurred to complete certain acquisitions will be realized only in the event such companies are sold. As such, the Company has provided a valuation allowance against its long-term deferred tax asset to reflect the potential that the tax benefit of these costs may not be realized.

NOTE 5.  PRO FORMA NET INCOME PER SHARE (UNAUDITED):

    The unaudited pro forma income data in the consolidated statements of operations for 1998 and 1997 provides information as if S Corporations acquired and accounted for using the pooling-of-interests accounting method had been C Corporations for income tax purposes.

NOTE 6.  DEBT:


    The Company has received a proposal to refinance its existing domestic credit facility. It is anticipated that the new facility will provide for borrowings of up to $80 million and will be secured by the Company's domestic assets. The proposal contemplates that outstanding borrowings will bear interest based on a defined ratio at either between prime and prime plus .75% or the London

                    HA-LO INDUSTRIES, INC. AND SUBSIDIARIES

Interbank Offered Rate (LIBOR) plus between 1.25% and 2.25%. Under the proposal the new facility will contain certain financial covenants that the Company must meet, including minimum tangible net worth, minimum interest coverage ratio and maximum leverage.



    The term of the facility is expected to be three years. The refinancing has been reflected retroactively as if it occurred on December 31, 1999. As such, outstanding borrowings are included as a long-term liability on the accompanying balance sheet.


    One of the Company's European subsidiaries has revolving credit facilities with several banks. These facilities provide for borrowings of up to $5 million at rates ranging from 8-13%. Another one of the Company's European subsidiaries has revolving credit facilities with two banks that provide for borrowings of up to $4.5 million at the Euribor rate.

    As of December 31, 1999, the prime rate was 8.50% and the LIBOR and Euribor were 6.5%.

    Long-term debt at December 31, was as follows:

(IN THOUSANDS)                                                  1999       1998
--------------                                                --------   --------
Revolving credit agreements.................................  $21,784     $ 816
Other debt..................................................      381     2,390
Capital leases..............................................       49       217
                                                              -------     -----
                                                               22,214     3,423
Less--current maturities....................................      984     3,423
                                                              -------     -----
Long term debt, net.........................................  $21,230     $  --
                                                              =======     =====

NOTE 8.  RELATED-PARTY TRANSACTIONS:


    A member of the Board of Directors renders acquisition consulting services to the Company pursuant to an agreement. The director's compensation is strictly contingent upon the successful completion of an acquisition and is paid in the form of cash plus options at an exercise price equal to the fair market value of the underlying stock on the date of grant. These options vest over various periods up to two years. During 1999, the director earned cash compensation of approximately $910,000 and was granted 49,191 options. During 1998, the director earned cash compensation of approximately $770,000 and was granted 264,400 options. During 1997, the director earned cash compensation of approximately $1,564,000 and was granted 153,383 options. Cash compensation paid to the director has been reflected as a cost of the related acquisitions. The fair value of the options granted to the director has not been material to any of the periods presented. In the future these options will be recorded at their fair value on the date of grant.


    In June 1999, the Company received approximately $9.6 million, which approximated fair market value of the facility, in connection with its exercised option to sell an office and warehouse facility to an entity controlled by the Vice Chairman of the Board ("Vice Chairman") of the Company. No gain or loss was recognized as a result of this sale. Subsequent to the sale, the Company made lease payments of approximately $520,000 for the use of this property. Additionally, the Vice Chairman controls another entity which leased office space to the Company for approximately $601,000 and $328,000 in 1999 and 1998 respectively.

    In 1999, 1998 and 1997, the Company paid approximately $1,306,000, $1,067,000 and $545,000, respectively, to an entity in which the Vice Chairman indirectly owns a 49% interest. Payments were primarily for embroidery services.

                    HA-LO INDUSTRIES, INC. AND SUBSIDIARIES

    In connection with a 1997 acquisition, the Vice Chairman converted certain non-operating assets of the acquired company to a $1,530,000 note receivable, bearing interest at 7%. The balance was fully paid in 1998.

NOTE 9.  COMMITMENTS AND CONTINGENCIES:

    The Company has operating lease commitments primarily relating to sales and support facilities in addition to certain office equipment. These leases expire at various dates through December, 2015. This includes a lease for a new facility, under construction, which the Company is expected to occupy in late 2000. The aggregate annual minimum lease payments under non-cancelable leases on December 31, 1999 are as follows:

YEAR ENDING DECEMBER 31- (IN THOUSANDS)
---------------------------------------
2000........................................................  $ 13,875
2001........................................................    16,916
2002........................................................    16,009
2003........................................................    14,354
2004........................................................    13,953
Thereafter..................................................   105,595
                                                              --------
                                                              $180,702
                                                              ========

    Rent expense (exclusive of operating expenses) charged for the facilities totaled approximately $11,371,000, $6,838,000 and $5,560,000 for 1999, 1998 and
1997, respectively.

    At December 31, 1999, the Company has approximately $3,049,000 in outstanding letters of credit issued in the ordinary course of business.

    During 1998, a subsidiary of the company experienced a fire at one of its locations. The company carried both property and business interruption insurance to cover the risks associated with such an event.

    Various lawsuits have arisen in the ordinary course of the Company's business. The Company believes that its defenses are meritorious and that the eventual outcome of those lawsuits will not have a material effect on the Company's financial position or results of operations.

    Subsequent to year-end, the Board of Directors approved a merger agreement with an internet based promotional products company. In connection with this transaction, the company has entered into certain financial commitments. See
Note 19 for further discussion.

                    HA-LO INDUSTRIES, INC. AND SUBSIDIARIES

NOTE 10.  BUSINESS COMBINATIONS:


    During 1999, the Company acquired eight companies. All of the acquisitions were accounted for as purchases. In January 1999, the Company completed the acquisition of Parsons International, a French based promotional products company, for approximately 400,000 shares of its common stock, which had a fair market value of $9.0 million, and $35.2 million in cash, net of transaction expenses. The transaction also includes a two year earn-out period in which the Company may incur an additional $23.5 million payment, payable in common stock, if certain profit levels are attained. Additionally, the Company completed the acquisitions of seven other promotional products and marketing services companies in 1999, for an aggregate of approximately $12.2 million in cash, net of transaction expenses. One of the acquisitions includes a three year earn-out period in which the Company may incur an additional $1.4 million payment if certain profit levels are attained. Goodwill related to these acquisitions is being amortized on a straight-line basis over 15 years. The consolidated financial statements include the results of these acquired companies since the date of acquisition.


    During 1998, the Company acquired six companies. Three of the acquisitions were accounted for as pooling-of-interests. In June, 1998, the Company completed the acquisition of a promotion marketing agency, Promotional Marketing, L.L.C, (d/b/a/UPSHOT), for approximately 3.3 million shares of its common stock. In August, 1998, the Company completed the acquisition of a brand strategy and identity agency, Lipson Associates, Inc. d/b/a/ Lipson Alport Glass & Associates
(LAGA), for approximately 2.6 million shares of its common stock. In
November 1998, the Company acquired a premium promotional products company, Premier Promotions and Marketing, Inc. for approximately 2.7 million shares of its common stock. The consolidated financial statements for all periods presented have been restated to include the results of these acquired companies.

    The Company also acquired two distributors of promotional products and one promotion marketing agency during 1998 that were accounted for as purchases. These companies were acquired for an aggregate 87,000 shares of the Company's common stock and $3.7 million in cash. The common stock issued in these acquisitions had a fair market value of approximately $1.8 million. Goodwill resulting from these acquisitions is being amortized on a straight-line basis over 15 years. The consolidated financial statements include the results of these acquired companies since the date of acquisition.

    During 1997, the Company acquired eight companies. Four of the acquisitions were accounted for as pooling-of-interests. In January, 1997, the Company completed the acquisitions of two distributors of promotional products, Creative Concepts in Advertising, Inc. and Creadis Group, Inc. (together CCA) for an aggregate of approximately 4.3 million shares of its common stock. Two other promotional product distributors and one telemarketing company were also acquired for an aggregate of approximately 1.4 million shares of the Company's common stock. The consolidated financial statements for all periods preceding these acquisitions have been restated to include their results.

    In addition to the acquisitions discussed above, the Company acquired two U.S. and two European based distributors of promotional products during 1997 that were accounted for as purchases. The U.S. based companies were acquired for approximately 330,000 shares of the Company's common stock. The common stock issued in these acquisitions had an aggregate fair market value of approximately $5.3 million. The European based companies were purchased for an aggregate of $6.0 million in cash and approximately 285,000 shares of the Company's common stock. The common stock issued in these acquisitions had an aggregate fair market value of approximately $5.2 million. The consolidated financial statements include the results of these acquired companies since the date of acquisition.

                    HA-LO INDUSTRIES, INC. AND SUBSIDIARIES

    The caption "Pooling acquisition expenses" on the accompanying Consolidated Statements of Operations relate to transaction costs incurred for legal, accounting, regulatory and acquisition consulting fees for acquisitions accounted for as pooling-of-interests.

NOTE 11:  RESTRUCTURING AND OTHER CHARGES:

    In July 1999, the Company adopted a plan to restructure its promotional products operations and to a lesser extent its marketing services segment. The focus of the restructuring was to centralize back office functions, consolidate distribution capabilities and information systems and streamline the management reporting structure. The restructuring will result in the elimination of approximately 200 positions and the consolidation and closing of over 20 offices/warehouses.

    During the third quarter of 1999 the Company recorded a charge to operations of $30.0 million. Major components of the charge related to lease buyouts and abandoned lease accruals, asset write-downs, severance and termination costs and other charges. As of December 31, 1999, approximately 40 of the anticipated employee terminations have occurred. This charge has had the effect of reducing after tax earnings by $18.0 million or $0.37 per share. The Company anticipates the restructuring will be completed by September 30, 2000.


                                                                         DECEMBER
                                                                         31, 1999
                                                   EXPENSED   REALIZED   ACCRUAL
                                                   --------   --------   --------
                                                           (IN THOUSANDS)
Facility consolidation...........................  $14,994    $ 2,199    $12,795
Asset write-downs................................    8,804      8,804         --
Severance and termination costs..................    3,528        949      2,579
Other charges....................................    2,674      2,414        260
                                                   -------    -------    -------
Total............................................  $30,000    $14,366    $15,634
                                                   =======    =======    =======


    Asset write-downs are the result of consolidating the operations of various promotional product operations. These asset write-downs relate to duplicate computer systems and warehouse systems that will not be used due to the consolidation. Included in the asset write downs above, are inventory write-downs of $2.7 million, which have been classified as a component of cost of goods sold, for the cancellation of certain promotional programs and exiting certain lines of business.


    The other charges captioned above primarily relate to sample products utilized by the sales force. These long term assets were previously capitalized when purchased and amortized over six years. The restructuring plan includes a sales force reduction. In conjunction with the implementation of the sales force reduction, the Company changed its policy to provide that ownership of the sample products would revert to the sales force. Accordingly, the unamortized balance of sample products is being written off as part of the restructuring charge.


NOTE 12.  CAPITAL STOCK AND EARNINGS PER SHARE:

    In May, 1998, the Company sold, through a public offering, 5,853,000 shares of its common stock. The net proceeds realized from the offering were approximately $117.4 million.

    FASB Statement No. 128, EARNINGS PER SHARE, provides the guidelines for the calculation of earnings per share. Under this statement, basic net income per share is computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted net income

                    HA-LO INDUSTRIES, INC. AND SUBSIDIARIES
per share is computed by dividing net income by the weighted average number of shares assuming dilutive stock options and warrants outstanding were exercised during the period. The computation of net income per share was as follows:

                                                                1999        1998        1997
                                                              ---------   ---------   ---------
                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                          AMOUNTS)
Net income(loss)(pro forma in 1998 and 1997)................  $(13,538)    $24,520     $14,846
Net income(loss) per share--Basic:
  Weighted average common shares............................    48,598      44,734      39,628
  Net income(loss) per share--Basic.........................  $   (.28)    $   .55     $   .37
Net income(loss) per share--Diluted:
  Weighted average common shares............................    48,598      44,734      39,628
  Effect of dilutive stock options and warrants.............        --       1,713       1,484
                                                              --------     -------     -------
  Weighted average shares assuming dilution.................    48,598      46,447      41,112
                                                              --------     -------     -------
  Net income(loss) per share--Diluted.......................  $   (.28)    $   .53     $   .36
                                                              --------     -------     -------

NOTE 13:  UNAUDITED SUPPLEMENTAL EARNINGS PER SHARE:

    A portion of the net proceeds from the public offering described above were used to repay substantially all debt outstanding on the Company's credit facilities. Had the debt retirement taken place on January 1, 1997, the unaudited pro forma net income per basic and diluted share would not have been materially different from that reflected in the accompanying consolidated statements of income.

NOTE 14.  STOCK WARRANTS:


    In January, 1995, the Company signed a multi-year agreement to provide premium promotional products to a customer. The initial term of the agreement was five years. In connection with the initial term of the agreement, the Company granted warrants to purchase 1,124,452 shares of the Company's common stock at $2.37 per share on January 11, 1995. These warrants vest at the end of nine years but can be accelerated if minimum purchase levels are achieved. As of December 31, 1999 and 1998, there were 50,670 and 212,938 warrants outstanding, respectively, and no warrants were exercisable at either year-end. These warrants were issued at a value equal to the Company's common stock on the date of grant and no expense is reflected in the accompanying statement of operations. These warrants were granted prior to the effective date of FAS
No. 123, which requires that companies value warrants issued to non-employees at fair market value. As such, valuation is consistent with provisions of APB
No. 25.



    On December 27, 1995, the Company issued 562,420 warrants at $8.89 per share in connection with the extension of the agreement through 2004. These warrants expire January 11, 2011. Effective December 15, 1995, FAS No. 123 requires that companies value warrants issued to non-employees at fair market value. Accordingly, the warrants were valued at $1,448,000 using the Black-Scholes option pricing model and were recorded as a deferred marketing cost. This amount is recorded in the statements of shareholders' equity under the caption "other". This cost will be charged against income over the five-year term of the extension, beginning in January, 2000. As of December 31, 1999 and 1998, all of these warrants are outstanding and no warrants are exercisable.


    Both warrant grants are included in the summary of the status of the Company's fixed stock option plan and warrants issued in footnote 15.

                    HA-LO INDUSTRIES, INC. AND SUBSIDIARIES

NOTE 15.  STOCK OPTIONS:

    The Company has two stock plans which provide for reservation and issuance of options to purchase shares of the Company's common stock, restricted stock, stock appreciation rights and phantom stock awards. The number of option shares or rights to be issued and the terms thereof are at the discretion of the Compensation Committee of the Company's Board of Directors. Pursuant to the plans, an aggregate of 14,834,822 shares of the Company's common stock have been reserved. At December 31, 1999, there was an aggregate 1,265,308 available for future grant under the plans. The exercise price for incentive stock options and non-qualified stock options granted under the plans may not be less than 100% and 85%, respectively, of the fair market value of the common stock at the date of grant. As granted under the plans, the majority of the options vest annually over three years, commencing one year from the date of grant. All options granted under the plans expire ten years from the date of grant.

    The Company applies APB Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method prescribed by FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                1999        1998        1997
                                                              ---------   ---------   ---------
                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                          AMOUNTS)
Net income(loss)(pro forma in 1998 and 1997)
  As reported...............................................  $(13,538)    $24,520     $14,846
  Pro forma.................................................  $(22,158)    $17,222     $ 7,143

Basic earnings(loss) per share
  As reported...............................................  $   (.28)    $   .55     $   .37
  Pro forma.................................................  $   (.46)    $   .38     $   .18

Diluted earnings(loss) per share
  As reported...............................................  $   (.28)    $   .53     $   .36
  Pro forma.................................................  $   (.46)    $   .37     $   .17
                                                              --------     -------     -------

    Because the disclosure requirements of FASB Statement No. 123 have not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

    The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions; risk free interest rates between 4.6% and 5.6% in 1999 and 1998 and between 6.4% and 6.8% in 1997; zero dividend yield for all years; expected lives of 4 years for 1999 and 1998 and 5 years for 1997; and volatility of 40 percent for 1999 and 1998 and 30 percent for 1997.

                    HA-LO INDUSTRIES, INC. AND SUBSIDIARIES

    A summary of the status of the Company's fixed stock option plan and warrants issued as of December 31, 1999, 1998, and 1997, and changes during the years ending on those dates is presented below:

                                          1999                          1998                          1997
                               ---------------------------   ---------------------------   --------------------------
                                               WEIGHTED                      WEIGHTED                     WEIGHTED
                                               AVERAGE                       AVERAGE                      AVERAGE
                                 SHARES     EXERCISE PRICE     SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE
                               ----------   --------------   ----------   --------------   ---------   --------------
BEGINNING OUTSTANDING........   9,117,825       $15.03        7,625,672       $11.76       5,252,310       $ 8.98
GRANTED
  Price equal to fair
    value....................   2,416,153       $11.14        3,294,210       $17.59       2,814,453       $16.06
  Price in excess of fair
    value....................     202,300       $ 8.25               --           --              --           --
EXERCISED....................    (513,242)      $ 7.89       (1,729,022)      $ 5.40        (378,935)      $ 4.87
CANCELLED....................    (274,592)      $15.84          (73,035)      $15.38         (62,156)      $13.13
                               ----------       ------       ----------       ------       ---------       ------
ENDING OUTSTANDING...........  10,948,444       $14.37        9,117,825       $15.03       7,625,672       $11.76

EXERCISABLE AS OF 12/31......   5,724,238                     3,831,682                    3,474,830
Weighted average fair value
  of options granted:
Price equal to fair value....  $     4.20                    $     6.73                    $    6.26
Price in excess of fair
  value......................  $     0.18                            --                           --
                               ----------       ------       ----------       ------       ---------       ------

    The following table summarizes information about fixed stock options and warrants outstanding at December 31, 1999:

                                      OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                        -----------------------------------------------   ----------------------------
                                          WEIGHTED
                          NUMBER          AVERAGE           WEIGHTED        NUMBER         WEIGHTED
      RANGE OF          OUTSTANDING      REMAINING          AVERAGE       EXERCISABLE      AVERAGE
   EXERCISE PRICES       12/31/99     CONTRACTUAL LIFE   EXERCISE PRICE    12/31/99     EXERCISE PRICE
---------------------   -----------   ----------------   --------------   -----------   --------------
$ 1.47-$ 5.60              524,742          5.65             $ 3.58          410,090        $ 3.54
$ 5.81-$ 9.11            1,850,007          8.83             $ 7.89          531,689        $ 8.60
$ 9.19-$12.56            1,059,842          8.15             $10.62          538,178        $10.51
$12.67-$15.50            2,177,193          8.53             $14.74          692,067        $14.60
$15.59-$16.75            2,780,948          7.39             $16.51        1,895,304        $16.53
$16.79-$24.69            2,555,712          7.94             $20.18        1,656,910        $20.54
                        ----------          ----             ------        ---------        ------
$ 1.47-$24.69           10,948,444          7.98             $14.37        5,724,238        $15.22
                        ==========          ====             ======        =========        ======

                    HA-LO INDUSTRIES, INC. AND SUBSIDIARIES

NOTE 16.  BUSINESS SEGMENT INFORMATION:

    The Company's reportable segments are strategic business units that offer different products and services. Summarized financial information by business segment follows:


                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Net Sales:
Promotional products........................................  $493,197   $464,826   $350,981
Marketing services..........................................   157,215    124,843    114,740
                                                              --------   --------   --------
  Total consolidated........................................  $650,412   $589,669   $465,721
                                                              ========   ========   ========
Operating income (loss)(1):
Promotional products (2)....................................  $(36,375)  $ 29,550   $ 16,910
Marketing services..........................................    13,457      9,690     10,037
                                                              --------   --------   --------
  Total consolidated........................................  $(22,918)  $ 39,240   $ 26,947
                                                              ========   ========   ========
Depreciation and amortization:
Promotional products........................................  $ 11,280   $  7,064   $  4,410
Marketing services..........................................     2,892      2,390      2,154
                                                              --------   --------   --------
  Total consolidated........................................  $ 14,172   $  9,454   $  6,564
                                                              ========   ========   ========
Total assets:
Promotional products........................................  $289,956   $237,515   $194,708
Marketing services..........................................    79,618     51,304     38,537
Corporate (3)...............................................    10,729     58,198      4,808
                                                              --------   --------   --------
  Total consolidated........................................  $380,303   $347,017   $238,053
                                                              ========   ========   ========
Capital expenditures:
Promotional products........................................  $ 11,382   $ 19,917   $  5,719
Marketing services..........................................     6,685      3,404      4,337
                                                              --------   --------   --------
  Total consolidated........................................  $ 18,067   $ 23,321   $ 10,056
                                                              ========   ========   ========


------------------------

(1) Includes other expenses (pooling acquisition expenses and restructuring and other expenses) of $30.0, 10.3 and $3.8 million in 1999, 1998 and 1997 respectively.

(2) Includes corporate overhead expenses for all periods presented.

(3) Cash and short-term investments are considered corporate assets.

                    HA-LO INDUSTRIES, INC. AND SUBSIDIARIES

    Summarized financial information by geographic area follows:


                                                         DECEMBER 31,
                                                ------------------------------
                                                  1999       1998       1997
                                                --------   --------   --------
                                                        (IN THOUSANDS)
Revenues:
United States.................................  $558,926   $541,490   $440,349
Foreign.......................................    91,486     48,179     25,372
                                                --------   --------   --------
  Total consolidated..........................  $650,412   $589,669   $465,721
                                                ========   ========   ========
Long-lived assets:
United States.................................  $ 83,633   $ 63,178   $ 42,931
Foreign.......................................    43,808     11,926      9,510
                                                --------   --------   --------
  Total consolidated..........................  $127,441   $ 75,104   $ 52,441
                                                ========   ========   ========


NOTE 17.  UNAUDITED SELECTED QUARTERLY OPERATING RESULTS:

    The following table represents unaudited selected financial information for the eight quarters ended December 31, 1999. This information has been prepared by the Company on a basis consistent with the Company's audited financial statements and includes all adjustments which management considers necessary for a fair presentation of the results for such periods. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                                QUARTER ENDED
                                            -------------------------------------------------------------------------------------
                                                              1999                                        1998
                                            -----------------------------------------   -----------------------------------------
                                             MAR.31    JUNE 30    SEPT. 30    DEC.31     MAR.31    JUNE 30    SEPT. 30    DEC.31
                                            --------   --------   --------   --------   --------   --------   --------   --------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales.................................  $156,967   $160,312   $147,306    185,828   $124,815   $138,238   $150,669   $175,948

Gross profit..............................  $ 54,719   $ 55,125   $ 45,916   $ 67,959   $ 42,141   $ 48,946   $ 54,280   $ 61,799

Net income (pro forma in 1998)............  $  4,199   $    853   $(20,583)  $  1,993   $  2,654   $  5,244   $  6,848   $  9,774

Net income(loss) per share-diluted (pro
  forma in 1998)..........................  $    .09   $    .02   $   (.42)  $    .04   $    .06   $    .11   $    .14   $    .20

NOTE 18.  MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
          MATTERS:

    The Company's Common Stock is publicly traded on the New York Stock Exchange under the symbol "HMK." As of March 14, 2000, there were 435 holders of record of the Company's Common

                    HA-LO INDUSTRIES, INC. AND SUBSIDIARIES

Stock. The following table sets forth, for the periods indicated, the range of high and low sales prices, by quarter, for the Common Stock.

                                                                 HIGH             LOW
                                                             -------------   -------------
1999
First quarter..............................................  $25 7/16        $ 8 9/16
Second quarter.............................................  14 3/4          9 1/2
Third quarter..............................................  9 7/8           5 5/16
Fourth quarter.............................................  $ 9             $ 4 7/16
1998
First quarter..............................................  $25 9/16        $16 5/16
Second quarter.............................................  23 13/16        19 1/16
Third quarter..............................................  23 9/16         14 7/8
Fourth quarter.............................................  $25 3/16        $14 15/16

NOTE 19.  SUBSEQUENT EVENTS:

    Subsequent to year-end, the Board of Directors approved a merger agreement to acquire all the shares of Starbelly.com ("Starbelly"). Starbelly is an internet based promotional products company that was formed in March of 1999. The merger is subject to HA-LO shareholder approval which is currently pending a special shareholders meeting. If approved, the Starbelly shareholders will receive approximately $240 million, consisting of approximately $19 million in cash, $170 million of HA-LO common stock (17 million shares) and $51 million of convertible preferred stock (5.1 million shares). At the special meeting of HA-LO shareholders, the shareholders will vote on the merger, including the issuance of common stock and preferred stock in the merger, the assumption of Starbelly's stock options, and amendments to HA-LO's articles of incorporation to increase its capital stock and to provide for the future issuance of preferred stock without further shareholder approval.


    Subsequent to year-end, HA-LO extended three unsecured $5 million loans to Starbelly. If the transaction is not closed by April 1, 2000, HA-LO will extend Starbelly an additional unsecured $5 million. These loan amounts are not a part of the merger consideration, although under certain circumstances (1)Starbelly may not be required to pay back all or a portion of these loans if HA-LO becomes obligated to pay Starbelly termination fees, and (2) the maturity dates of the loans may be accelerated if the merger agreement is properly terminated.


    HA-LO has agreed to pay termination fees to Starbelly for up to $500,000 of merger-related expenses incurred by Starbelly plus its actual damages up to a maximum of $10 million if; (1) HA-LO shareholders do not approve the merger, or
(2) the HA-LO Board acts upon a proposal to enter into certain business combinations with someone other than Starbelly and the agreement is terminated.

    The convertible zero coupon preferred stock to be issued has a redemption feature that allows holders the right to require the Company to redeem all or any part of their shares at a price per share in cash equal to the liquidation preference of $10 per share. Holders can exercise this option for a 30-day period commencing on the first anniversary date of the effective date of the merger.

    Assuming this acquisition had occurred on March 22, 1999 (the date of inception of Starbelly) and carried forward through December 31, 1999, net loss for 1999 would have been $59.8 million or $(.97) per diluted share. This includes the expenses incurred by Starbelly for the nine month period along with a calculation of the probable goodwill amortization over the same period. Due to the developmental stage of Starbelly, sales would not have changed materially from the reported amount.

                    HA-LO INDUSTRIES, INC. AND SUBSIDIARIES

These unaudited pro forma amounts are presented for comparative purposes only and do not purport to be indicative of what the results of operations would actually have been, nor is it indicative of the results that may occur in the future.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
Starbelly.com, Inc.:



    We have audited the accompanying balance sheet of STARBELLY.COM, INC. (a Delaware corporation in the development stage) as of December 31, 1999, and the related statements of operations, stockholders' equity and cash flows for the period from March 22, 1999 (date of inception), to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



    We conducted our audit in accordance with generally accepted auditing standards in the U.S. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Starbelly.com, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the period from March 22, 1999 (date of inception), to December 31, 1999, in conformity with generally accepted accounting principles in the U.S.



Arthur Andersen LLP
Chicago, Illinois
March 2, 2000

                              STARBELLY.COM, INC.



                         (A DEVELOPMENT STAGE COMPANY)



                                 BALANCE SHEET



                            AS OF DECEMBER 31, 1999



                                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $3,341,451
  Accounts receivable, less allowance for doubtful accounts
    of $20,000..............................................     204,539
  Inventory.................................................      42,681
  Prepaid expenses and other current assets.................     219,987
                                                              ----------
        Total current assets................................   3,808,658
                                                              ----------
PROPERTY AND EQUIPMENT, AT COST.............................   2,134,494
  Less- Accumulated depreciation............................    (279,282)
                                                              ----------
        Property and equipment, net.........................   1,855,212
                                                              ----------
DUE FROM RELATED PARTY......................................     337,948
                                                              ----------
        Total assets........................................  $6,001,818
                                                              ==========

                  LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................  $1,920,059
  Current portion of long-term debt.........................     243,947
  Accrued expenses..........................................   2,167,815
                                                              ----------
        Total current liabilities...........................   4,331,821
                                                              ----------
LONG-TERM DEBT, net of current portion......................     558,354
                                                              ----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Convertible preferred stock, Series A; $.001 par value;
    1,500,000 shares authorized; 1,500,000 shares issued and
    outstanding.............................................       1,500
  Convertible preferred stock, Series B; $.001 par value;
    5,653,711 shares authorized; 5,653,711 shares issued and
    outstanding.............................................       5,654
  Common stock, Class A; $.001 par value; 3,105,000 shares
    authorized; 395,000 shares issued and outstanding.......         395
  Common stock, Class B; $.001 par value; 36,895,000 shares
    authorized; 16,500,000 shares issued and outstanding....      16,500
  Note receivable from stockholder..........................     (10,000)
  Additional paid-in capital................................   9,670,339
  Accumulated deficit.......................................  (8,572,745)
                                                              ----------
        Total stockholders' equity..........................   1,111,643
                                                              ----------
        Total liabilities and stockholders' equity..........  $6,001,818



       The accompanying notes are an integral part of this balance sheet.

                              STARBELLY.COM, INC.



                         (A DEVELOPMENT STAGE COMPANY)



                            STATEMENT OF OPERATIONS



  FOR THE PERIOD FROM MARCH 22, 1999 (DATE OF INCEPTION), TO DECEMBER 31, 1999



NET SALES...................................................  $   346,960
COST OF SALES...............................................      309,311
                                                              -----------
        Gross profit........................................       37,649
                                                              -----------
OPERATING EXPENSES:
  Sales, marketing and operations...........................    2,689,237
  Technology and development................................    3,258,220
  General and administrative................................    2,791,770
                                                              -----------
        Total operating expenses............................    8,739,227
                                                              -----------
INTEREST INCOME.............................................      128,833
                                                              -----------
        Loss before taxes...................................   (8,572,745)
INCOME TAXES................................................           --
                                                              -----------
  Net loss..................................................  $(8,572,745)
                                                              ===========



         The accompanying notes are an integral part of this statement.

                              STARBELLY.COM, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENT OF STOCKHOLDERS' EQUITY
  FOR THE PERIOD FROM MARCH 22, 1999 (DATE OF INCEPTION), TO DECEMBER 31, 1999

                                                                           CONVERTIBLE PREFERRED STOCK
                                                                   -------------------------------------------
                                        COMMON STOCK,                   SERIES A,              SERIES B,
                                       PAR VALUE $.001,              PAR VALUE $.001,       PAR VALUE $.001,
                                      40,000,000 SHARES              1,500,000 SHARES       5,653,711 SHARES
                                          AUTHORIZED                    AUTHORIZED             AUTHORIZED
                              ----------------------------------   --------------------   --------------------
                               CLASS A,     CLASS B,
                              3,105,000    36,895,000                                                            ADDITIONAL
                                SHARES       SHARES       PAR                    PAR                    PAR       PAID-IN
                              AUTHORIZED   AUTHORIZED    VALUE      SHARES      VALUE      SHARES      VALUE      CAPITAL
                              ----------   ----------   --------   ---------   --------   ---------   --------   ----------
BALANCE, March 22, 1999
  Issuance of Class B common
    stock...................               16,500,000    16,500                                                      (8,250)
  Issuance of Series A
    preferred stock.........                                       1,500,000     1,500                            1,498,500
  Issuance of Series B
    preferred stock.........                                                              5,653,711     5,654     7,994,346
  Issuance of warrants......                                                                                         10,987
  Exercise of Class A common
    stock options...........   395,000                      395                                                     101,355
  Compensation and other
    noncash expense related
    to stock transactions...                                                                                         73,401
  Net loss for period.......
                               -------     ----------   -------    ---------    ------    ---------    ------    ----------
BALANCE, December 31,
  1999......................   395,000     16,500,000   $16,895    1,500,000    $1,500    5,653,711    $5,654    $9,670,339
                               =======     ==========   =======    =========    ======    =========    ======    ==========


                                 NOTE
                              RECEIVABLE
                                 FROM       ACCUMULATED
                              STOCKHOLDER     DEFICIT        TOTAL
                              -----------   -----------   -----------
BALANCE, March 22, 1999
  Issuance of Class B common
    stock...................                                    8,250
  Issuance of Series A
    preferred stock.........                                1,500,000
  Issuance of Series B
    preferred stock.........                                8,000,000
  Issuance of warrants......                                   10,987
  Exercise of Class A common
    stock options...........    (10,000)                       91,750
  Compensation and other
    noncash expense related
    to stock transactions...                                   73,401
  Net loss for period.......                 (8,572,745)   (8,572,745)
                               --------     -----------   -----------
BALANCE, December 31,
  1999......................   $(10,000)    $(8,572,745)  $ 1,111,643
                               ========     ===========   ===========

         The accompanying notes are an integral part of this statement.

                              STARBELLY.COM, INC.



                         (A DEVELOPMENT STAGE COMPANY)



                            STATEMENT OF CASH FLOWS



  FOR THE PERIOD FROM MARCH 22, 1999 (DATE OF INCEPTION), TO DECEMBER 31, 1999



CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(8,572,745)
  Adjustments to reconcile net loss to net cash used in
    operating activities-
    Depreciation............................................      279,282
    Compensation and other noncash expense related to stock
      transactions..........................................       73,401
    Changes in assets and liabilities-
      Accounts receivable...................................     (204,539)
      Inventory.............................................      (42,681)
      Prepaid expenses and other current assets.............      209,000
      Due from related party................................     (337,948)
      Accounts payable......................................    1,920,059
      Accrued expenses......................................    2,167,815
                                                              -----------
        Net cash used in operating activities...............   (4,926,356)
                                                              -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................   (2,134,494)
                                                              -----------
        Net cash used in investing activities...............   (2,134,494)
                                                              -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock....................        8,250
  Proceeds from issuance of preferred stock.................    9,500,000
  Exercise of common stock options..........................       91,750
  Proceeds from equipment loan..............................      848,242
  Payments of principal on equipment loan...................      (45,941)
                                                              -----------
        Net cash provided by financing activities...........   10,402,301
                                                              -----------
NET INCREASE IN CASH........................................    3,341,451
CASH AND CASH EQUIVALENTS, beginning of period..............           --
                                                              -----------
CASH AND CASH EQUIVALENTS, end of period....................  $ 3,341,451
                                                              ===========
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Issuance of note receivable in connection with exercise of
    options.................................................  $    10,000
  Exchange of note receivable for common stock..............  $   250,000
  Issuance of warrants in connection with equipment loan
    financing...............................................  $    10,987
                                                              ===========



         The accompanying notes are an integral part of this statement.

                              STARBELLY.COM, INC.
                         (A DEVELOPMENT STAGE COMPANY)



                         NOTES TO FINANCIAL STATEMENTS



                               DECEMBER 31, 1999



    DESCRIPTION OF BUSINESS



    Starbelly.com, Inc. (the "Company"), f/k/a The Zebra.com, is a Delaware corporation which was incorporated on March 22, 1999, and is a development stage company. The Company has a calendar year-end. Its primary activities since inception have been to raise equity capital to finance operations and to develop an Internet-based business solution for the custom-decorated merchandise industry, which includes promotional and ad specialty products and casual uniforms.



    The Company has incurred significant losses since inception and expects to continue to incur substantial losses. The net loss was $8,572,745 for the period ended December 31, 1999. The Company expects to continue to incur significant expenses related to marketplace development, technology, sales and marketing and administration. Significant revenue will need to be generated to achieve and maintain profitability. There can be no assurance that the Company will be able to generate sufficient revenues to achieve or sustain profitability in the future. If profitability is reached, the Company may not be able to sustain or increase profitability. As further discussed in Note 9, on January 17, 2000, the Company signed a definitive stock purchase agreement agreeing to be acquired by Ha-Lo Industries, Inc. The Company anticipates that the transaction will close in April and the acquiring company intends to fund the Company's operations through 2000.



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES



                                USE OF ESTIMATES



    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



                           CASH AND CASH EQUIVALENTS



    Cash and cash equivalents include all highly liquid investments purchased with original maturities of three months or less. Cash and cash equivalents are recorded at cost, which approximates fair value due to the short maturity of these instruments.



                           TRADE ACCOUNTS RECEIVABLE



    For the period ended December 31, 1999, the Company charged approximately $20,000 to trade allowance for doubtful accounts.



                             PROPERTY AND EQUIPMENT



    Property and equipment are stated at cost. Depreciation is computed using the straight-line method at rates adequate to depreciate the cost of applicable assets over their expected useful lives. Repairs and maintenance are charged to expense as incurred. Gains or losses resulting from sales or

                              STARBELLY.COM, INC.
                         (A DEVELOPMENT STAGE COMPANY)



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



                               DECEMBER 31, 1999



retirements are recorded as incurred, at which time related costs and accumulated depreciation are removed from the accounts. The estimated useful lives are as follows:



                                                               USEFUL
ASSET DESCRIPTION                                               LIFE
-----------------                                             ---------
Computer equipment and software.............................  2-3 years
Furniture and office equipment..............................   5 years
Production equipment........................................  10 years
Leasehold improvements......................................   3 years
                                                              =========



                             FINANCIAL INSTRUMENTS



    The carrying value for current assets and current liabilities reasonably approximates fair value due to the short maturity of these items.



    The financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash investments and trade receivables. The Company has cash investment policies that limit cash investments to short-term, low-risk investments. With respect to trade receivables, the Company grants unsecured credit to its customers. Management believes that its accounts receivable credit risk is limited as these customers are geographically dispersed and are in numerous different industries. Additionally, the Company establishes accounts receivable allowances based upon factors relating to the credit risk of specific customers and other information. Two customers accounted for approximately 17.3% and 12.9% of the Company's sales for the period ended December 31, 1999. Revenue generated for the two largest customers was approximately $60,000 and $45,000, respectively.



                              REVENUE RECOGNITION



    The Company recognizes revenue from product sales, net of any discounts, when the products are shipped to the customers.



                                 COST OF SALES



    Cost of sales consists primarily of merchandise sold to customers including product cost, decoration cost and freight and handling charges.



                     SALES, MARKETING AND OPERATIONS COSTS



    Sales, marketing and operations costs consist primarily of advertising and promotional expenditures, operations facility expenses and payroll and related expenses for personnel engaged in marketing, operations, sales and customer service. Advertising expenditures are expensed as incurred. The Company's advertising to date has related primarily to building brand awareness, including primarily print advertising and promotions. Total advertising and promotion costs for the period ended December 31, 1999, was $1,041,000.

                              STARBELLY.COM, INC.
                         (A DEVELOPMENT STAGE COMPANY)



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



                               DECEMBER 31, 1999



                        TECHNOLOGY AND DEVELOPMENT COSTS



    The Company has adopted Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance on the accounting for the cost of computer software developed or obtained for internal use. Costs incurred in the development of the Company's main web site and related applications to be used in connection with the Company's services have been expensed to operations as incurred as the rapid pace of technological change results in an estimated useful life of one year or less. These costs consist primarily of payroll and related expenses and consultant costs. The Company incurred technology and development costs of approximately $3,258,220 for the period ended December 31, 1999. No significant costs were capitalized for the period ended December 31, 1999.



                                  INCOME TAXES



    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance has been provided to offset deferred tax assets, which consists primarily of net operating losses. At December 31, 1999, the deferred tax asset and offsetting valuation allowance amount to approximately $3,260,000. The Company has net operating losses for both federal and state tax purposes of approximately $8,276,000 expiring during 2015. The net operating losses can be carried forward to offset future taxable income. Utilization of the above carryforwards may be subject to the utilization limits, which may inhibit the Company's ability to use carryforwards in the future.



                            STOCK-BASED COMPENSATION



    The Company accounts for stock-based compensation arrangements with employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the measurement date, between the estimated fair value of the Company's stock and the exercise price of options to purchase that stock. The compensation expense is amortized on a straight-line basis over the vesting period of the options.



    The Company accounts for stock-based compensation arrangements with nonemployees in accordance with SFAS No. 123. SFAS No. 123 establishes a fair value based method of accounting for stock-based compensation plans. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award, which is calculated using an option pricing model, and is recognized over the service period, which is usually the vesting period.

                              STARBELLY.COM, INC.
                         (A DEVELOPMENT STAGE COMPANY)



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



                               DECEMBER 31, 1999



                              SEGMENT INFORMATION



    The Company identifies its operating segments based on business activities and management responsibility. The Company operates in a single business segment and has no significant international sales.



                                 START-UP COSTS



    In accordance with SOP No. 98-5, "Reporting on the Costs of Start-up Activities," the Company has expensed all start-up costs, including organization costs, as incurred.



2.  PROPERTY AND EQUIPMENT



    Property and equipment at December 31, 1999, consisted of the following:



Computer equipment and software.............................  $1,507,527
Furniture and office equipment..............................     224,248
Production Equipment........................................     125,188
Leasehold improvements......................................     277,531
                                                              ----------
                                                              $2,134,494
Less- Accumulated depreciation..............................    (279,282)
                                                              ----------
    Property and equipment, net.............................  $1,855,212
                                                              ==========



3.  DEBT



    On September 16, 1999, the Company entered into a Loan and Security Agreement ("Agreement") with a bank for a committed equipment line up to a maximum of $1,250,000 that terminates on May 31, 2000. Each equipment advance is limited to $500,000 until the Company reports monthly revenue of at least $100,000. The limit will be increased to $1,000,000 when the Company reports monthly revenue of $200,000. The maximum number of equipment advances is five. Eligible equipment under the equipment line includes computer equipment, office equipment and furnishings. Each equipment advance will be considered a separate borrowing and will have a separate payment schedule and interest rate as determined by the bank at the time of the equipment advance. Principal and interest payments are due monthly on the first day of the month following the funding date and the interest rate will be equal to the bank's basic rate. The repayment period on each equipment advance is 36 months. The Company is required to grant the bank a first priority continuing security interest in all presently existing and later acquired equipment financed under an equipment advance. The Agreement contains various nonfinancial covenants. The Company borrowed approximately $848,000 of equipment advances on November 1, 1999. As of December 31, 1999, the balance due is $802,301. In conjunction with the Agreement, the Company issued the bank a warrant to purchase 28,369 shares of Series B preferred stock with an exercise price of $1.41 per share. The warrant expires in September, 2006. The warrants were valued using the Black-Scholes option pricing model (see Note 8). The Company borrowed the remaining amount of approximately $402,000 on the equipment line during March 2000.

                              STARBELLY.COM, INC.
                         (A DEVELOPMENT STAGE COMPANY)



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



                               DECEMBER 31, 1999



    As of December 31, 1999, long-term debt consists of the following:



                                                                1999
                                                              ---------
Note payable, due November, 2002, payable in monthly
  installments of $26,821, including interest at 11.25%,
  collateralized by certain equipment.......................  $ 802,301
Less- Current maturities....................................   (243,947)
                                                              ---------
Long-term debt..............................................  $ 558,354
                                                              =========



    The aggregate maturities of principal are as follows:



2000........................................................  $243,947
2001........................................................   272,840
2002........................................................   285,514
                                                              --------
      Total.................................................  $802,301
                                                              ========



4.  401(K) SAVINGS PLAN



    The Company has a savings plan ("401(k) Plan") which qualifies as a defined contribution arrangement under Section 401 (a), 401(k) and 501(a) of the Internal Revenue Code. Under the 401(k) Plan, participating employees may defer a percentage (not to exceed 15%) of their eligible pretax earnings up to the Internal Revenue Service's annual contribution limit. All employees on the payroll of the Company are eligible to participate in the 401(k) Plan.



5.  COMMITMENTS AND CONTINGENCIES



    The Company is, at times, subject to pending and threatened legal action and proceedings. Management believes that the outcome of such actions or proceedings is not expected to have a material adverse effect on the financial position or results of operations of the Company.



    During November, 1999, the Company entered into a sublease agreement related to its main operating facility. It is a three-year agreement which can be terminated by the Company with six month's notice. The amount of rent is determined based on the percentage of space used by the Company. The Company does not anticipate that its monthly rent will exceed $30,000 per month pursuant to the agreement.



6.  RELATED-PARTY TRANSACTIONS



    On May 10, 1999, the Company entered into a Supply and Services Agreement (the "Agreement") with a company that is owned by the founding stockholders of the Company. The Agreement calls for the provision of decoration services by the Company to the related party, among other shared services and facilities. Pursuant to the Agreement, the Company has billed for these decoration services. Amounts billed have been reflected net of payroll and facilities provided to the Company by the related party, as well as a software license granted to the Company by the related party. At December 31, 1999, the net amount due from the related party is $337,948.

                              STARBELLY.COM, INC.
                         (A DEVELOPMENT STAGE COMPANY)



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



                               DECEMBER 31, 1999



    No amounts billed by the Company to the related party have been reflected as revenue since the relationship pursuant to the Agreement has been determined to be an agency relationship rather than a principal relationship. Reflected in the Company's statement of operations within general and administrative operating expense is approximately $304,000 of payroll and facility expense provided to the Company by the related party. The payroll expenses are allocated to the Company based on estimates of the percentage of time these employees provided services to the Company. The facility expenses are allocated to the Company based on the percentage of space used by the Company. Management believes that this amount approximates the fair market value of such services and facilities.



    On November 15, 1999, the Agreement was terminated.



    The Company also has supply and service agreements with two contract decorators which operate their businesses in the same facility as the Company. Certain of the owners of these two companies have been granted Company stock options with exercise prices equivalent to those granted to Company employees. As further discussed in Note 8, expense is recognized for these nonemployees, as determined by a Black-Scholes option pricing model, over the respective vesting periods.



    The Company's primary legal counsel owns 10,000 shares of Class A common stock and a partner in this firm also owns 10,000 shares. Total legal expense for the period ended December 31, 1999 for this firm was approximately $383,000 and approximately $262,000 has not been paid as of December 31, 1999.



7.  STOCKHOLDERS' EQUITY



                                  COMMON STOCK



    The Company was incorporated on March 22, 1999. A total of 8,250,000 founders shares of Class B common stock were issued for consideration of $8,250. During June, 1999, a one-for-one stock dividend was declared and distributed to the common stockholders. The effect of this stock dividend is reflected in the accompanying financial statements.



    The Class A common stock is non-voting while the Class B common stock is voting.



                                PREFERRED STOCK



    On May 10, 1999, the Company issued 1,500,000 shares of Series A preferred stock at a price of $1.00 per share. The holders of Series A preferred stock are entitled to receive dividends of 6% per share per annum, payable quarterly, if declared. The dividend is only payable after all Series B preferred stock dividends are paid. Upon liquidation, after Series B preferred stock holders are paid their liquidation preference, Series A preferred stock holders are entitled to a liquidation preference of the per share price plus declared and unpaid dividends prior to any distribution. If the amount payable to common stock holders on liquidation would exceed the amounts paid to holders of Series A preferred stock on account of their liquidation preferences, the Series A preferred stock automatically converts to Class B common stock at its conversion rate. Shares of Series A preferred stock may be converted into Class B common stock at any time upon a holder's request. All shares of Series A preferred stock will be converted into Class B common stock upon the first to occur of the consent of a majority of holders of Series A preferred stock and Series B preferred stock voting together in a single

                              STARBELLY.COM, INC.
                         (A DEVELOPMENT STAGE COMPANY)



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



                               DECEMBER 31, 1999



class, or upon the consummation of an initial public offering at a price per share equal to $1.50 per share of Series A preferred stock resulting in aggregate cash proceeds to the Company of at least $10 million. The aggregate conversion price of the shares is determined by dividing the purchase price of the Series A preferred stock by the conversion price ($.50 per share as of December 31, 1999). The conversion price is subject to adjustment on any subdivision or stock dividend paid on account of the common stock and was adjusted based on the stock dividend previously described. In addition, the conversion price is subject to a proportional adjustment to the extent the consideration actually received for future issuances of stock are less than the conversion price of the Series A preferred stock, other than certain issuances, as defined. Holders of Series A preferred stock have no preemptive rights. Holders of Series A preferred stock have limited piggy-back registration rights. Holders of Series A preferred stock are entitled to voting rights as if their conversion rights had been exercised.



    On July 29, 1999, the Company issued 5,653,711 shares of Series B preferred stock at a price of $1.41 per share. The holders of Series B preferred stock are entitled to receive dividends of 6% per share per annum, if declared. Upon liquidation, Series B preferred stock holders are entitled to a liquidation preference of the per share price plus declared and unpaid dividends prior to any distribution, including the liquidation preference on account of the Series A preferred stock. Shares of Series B preferred stock may be converted into Class B common stock at any time upon a holder's request. All shares of Series A preferred stock will be converted into Class B common stock upon the first to occur of the consent of a majority of holders of Series A preferred stock and Series B preferred stock voting together in a single class, or upon the consummation of an initial public offering at a price per share equal to three times the issue price of the Series B preferred stock resulting in aggregate cash proceeds to the Company of at least $20 million. The aggregate conversion price of the shares is determined by dividing the purchase price of the Series B preferred stock by the conversion price ($1.41 per share as of December 31, 1999). The conversion price is subject to adjustment on any subdivision or stock dividend paid on account of the common stock. In addition, the conversion price is subject to a proportional adjustment to the extent the consideration actually received for future issuances of stock are less than the lower of the conversion price of the Series B preferred stock or the then-market value of the Series B preferred stock, other than certain issuances, as defined. Holders of Series B preferred stock have preemptive rights to the extent necessary to maintain fully diluted ownership of the Company on issuances of stock by the Company, other than certain specified issuances. Holders of Series B preferred stock have been granted certain registration rights. Holders of Series B preferred stock are entitled to voting rights as if their conversion rights had been exercised.



8.  STOCK OPTION PLANS



    In June, 1999, the Board of Directors adopted the 1999 Stock Plan (the "Plan"). The Plan provides for 3,105,000 shares of Class A common stock to be granted. Under the terms of the Plan, options may be granted to employees, consultants and directors. Options granted to consultants are valued by the Company using a Black-Scholes option pricing model, with such value recorded as expense over the term of the service provided. Typically, options granted to employees vest over four years, 25% after the first year, ratably each quarter over the remaining three years, and generally expire ten years from the date of grant. Shares issued under the Plan may be subject to a right of refusal, repurchase options or other conditions and restrictions as determined by the Board of Directors. By way of example, certain options granted by the Company are immediately exercisable. The Company has a right to repurchase any unvested shares from the employee upon termination at the price paid by

                              STARBELLY.COM, INC.
                         (A DEVELOPMENT STAGE COMPANY)



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



                               DECEMBER 31, 1999



the employee upon exercise. Unvested shares are typically held in escrow. At December 31, 1999, of the 395,000 shares of Class A common stock outstanding, issued pursuant to exercise of stock options, 25,000 of such shares are unvested shares which can be subject to repurchase.



    In October, 1999, an executive who had previously owned 1,000,000 shares of common stock via the exercise of stock options left the Company. In consideration for these shares the Company had received a $250,000 note receivable from the executive. In connection with the departure, the Company repurchased 675,000 shares at the original exercise price which were subsequently retired. The effect of this transaction is shown net on the Statement of Stockholders' Equity. Additionally, the Company accelerated a portion of a deferred signing bonus and agreed to remit certain tax withholdings. The impact of this was a charge to operations in October of approximately $140,000. All amounts to be remitted by the Company to the employee were applied to the note receivable. No amounts were due from the executive at December 31, 1999.



    The following table summarizes the Company's stock option activity:



                                                                                         WEIGHTED-
                                                                            EXERCISE      AVERAGE
                                                                NUMBER      PRICE PER    EXERCISE
                                                              OF SHARES       SHARE        PRICE
                                                              ----------   -----------   ---------
Outstanding at inception, March 22, 1999....................          --   $   --          $ --
  Granted...................................................   2,999,584   .01 to 1.00      .73
  Canceled..................................................     (80,500)     1.00         1.00
  Exercised.................................................  (1,070,000)  .01 to .25       .24
                                                              ----------   -----------     ----
Outstanding at December 31, 1999............................   1,849,084      1.00         1.00
                                                              ==========   ===========     ====



    At December 31, 1999, 153,542 options are exercisable, all of which have an exercise price of $1.00. Subsequent to December 31, 1999, the Company granted approximately 944,000 additional stock options, all of which have an exercise price of $1.00 per share. To the extent that the exercise price of these options is less than the fair market value of the underlying common stock, as determined by the Company, compensation expense will result and will be recorded over the vesting period of the related stock options. During the period the Company granted 1,458,250 options which had exercise prices less than the fair market value of the underlying stock. These options had a weighted average exercise price of $.45 per share and a weighted average fair value at grant date of $.55 per share. The remaining options granted during the period were granted at fair value. The weighted-average grant-date fair value for all options granted during the period ended December 31, 1999 was $.29.



    Pro forma information regarding net loss is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using the minimum value method, which utilizes a near-zero volatility factor. The remaining assumptions were an expected life of five years, a risk-free interest rate of 5.0% and no dividend yield.



    The option valuation method requires input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because the change in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing method does not necessarily provide a reliable single

                              STARBELLY.COM, INC.
                         (A DEVELOPMENT STAGE COMPANY)



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



                               DECEMBER 31, 1999



measure of the employee stock options. The effects of applying SFAS No. 123 in the pro forma disclosure are not indicative of future amounts and additional awards in future years are anticipated.



    If the Company recognized employee stock-related compensation expense in accordance with SFAS No. 123 under the minimum value method, its net loss for the period ended December 31, 1999, would have been approximately $32,000 higher.



    From time to time, the Company grants stock options to nonemployees, principally consultants, independent contractors and advisors. The Company accounts for these option grants pursuant to the provisions of SFAS No. 123. Approximately $67,200 of compensation expense was recorded during the period ended December 31, 1999, related to these options.



    In conjunction with its loan agreement, the Company issued the bank a warrant to purchase 28,369 shares of Series B preferred stock at $1.41 per share (see Note 3). The warrant expires in September, 2006. The Company accounted for this warrant in accordance with SFAS No. 123. The fair value of the warrant was calculated at the date of grant using the Black-Scholes option pricing model with the following assumptions: weighted-average risk-free interest rate of 5%, a dividend yield of 0% and a weighted-average expected life of the warrant of seven years. The fair value of the warrants was approximately $11,000 and was included in prepaid expenses on the accompanying balance sheet. The expense will be amortized over the term of the equipment advances. For the period ended December 31, 1999, the Company amortized approximately $1,221.



    In connection with the closing of the transaction discussed in Note 9, the Company intends to cause 50% of outstanding options to become fully vested at the effective date of the transaction for certain employees and 33 1/3% of outstanding options for all other employees.



9.  SUBSEQUENT EVENTS



    On January 17, 2000, the Company signed a definitive stock purchase agreement agreeing to be acquired by Ha-Lo Industries, Inc., a leading provider of promotional and ad specialty products and marketing services. The purchase price is $240 million, composed of cash, preferred stock and common stock. The Company's Board of Directors and stockholders have approved the transaction. The stockholders of Ha-Lo Industries, Inc. are expected to vote on the transaction in April, 2000. It is anticipated that the transaction will close in April, 2000.



    In conjunction with this transaction, Ha-Lo Industries, Inc. will make certain specified loans to the Company whether or not the transaction closes. Subsequent to December 31, 1999, the Company received three separate $5 million loans from Ha-Lo Industries, Inc. In addition, the agreement stipulates certain breakup fees and other matters if the transaction does not close.

           PROXY              HA-LO INDUSTRIES, INC.              PROXY

                 SPECIAL MEETING OF SHAREHOLDERS - MARCH ___, 2000

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned shareholder of HA-LO INDUSTRIES, INC., an Illinois corporation ("HA-LO" or the "Company")), hereby appoints John R. Kelley, Jr. and Gregory J. Kilrea, and each of them, proxies and attorneys-in-fact of the undersigned, each with full power of substitution, to attend and act for the undersigned at the special meeting of shareholders to be held on Tuesday, March ___, 2000 at Harris Bank, Room _____, 111 West Monroe Street, Chicago, Illinois 60603 and at any adjournments or postponements thereof, and in connection therewith to vote and represent all of the shares of common stock of HA-LO which the undersigned would be entitled to vote.

Said proxies and attorneys, and each of them, shall have the powers which the undersigned would have if acting in person. Said proxies, without hereby limiting their general authority, are authorized to vote in accordance with their best judgment with respect to all matters incident to the conduct of the special meeting and all matters presented at the meeting but which are not known to the board of directors at the time of solicitation of this proxy. The undersigned hereby revokes any other proxy to vote at such meeting and hereby ratifies and confirms all that said proxies and attorneys, and each of them, may lawfully do by virtue hereof.

Each of the above named proxies at said meeting, either in person or by substitute, shall have and exercise all the powers of said proxies hereunder. This proxy will be voted in accordance with the choices specified by the undersigned on this proxy. In their discretion, each of the above-named proxies is authorized to vote upon such other business incident to the conduct of the special meeting as may properly come before the meeting or any postponements or adjournments thereof.

IF NO INSTRUCTIONS ARE INDICATED HEREIN, THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE PROPOSALS AND ANY OTHER MATTERS TO BE VOTED UPON AT THE SPECIAL MEETING OR AT ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

              PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY   / /

                                                                                   FOR   AGAINST  ABSTAIN
1.  Approval of the merger, including the issuance in the merger and upon          / /     / /      / /
    exercise of options assumed by the Company under Starbelly.com's stock option plan of 17 million shares of HA-LO common stock to the Starbelly.com stockholders, an amendment to the Company's articles of incorporation to permit the issuance in the merger and upon exercise of the assumed options of 5.1 million shares of convertible preferred stock, the reservation of 5.1 million shares of common stock for issuance upon conversion of the convertible preferred stock and, the adoption of a new stock option plan under which the
    Company will assume Starbelly.com's stock option plan and the options outstanding under the plan.

                                                                                   FOR   AGAINST  ABSTAIN
2.  Approval of amendment to the Company's articles of incorporation to increase   / /     / /      / /
    the number of shares of common stock and the number of shares of convertible preferred stock the Company is authorized to issue from 100 million to 250 million and from 10 million to 20 million, respectively.

3.  Approval of amendment to the Company's articles of incorporation to authorize  / /     / /      / /
    the board of directors to provide for the future issuance of convertible preferred stock without the approval of the holders of our common stock.


4.  Approval of any proposal by the board of directors to postpone or adjourn     / /     / /      / /
    the meeting.


5. The persons named in this proxy also may vote, in their discretion, upon such other matters as may properly come before the meeting or any adjournment thereof.


Please complete, sign and mail this proxy promptly in the enclosed envelope. No postage is required for mailing in the United States.

                                               Dated _____________________, 2000

                                  Signature(s) _________________________________
                                               _________________________________

IMPORTANT: Please date this proxy and sign exactly as your name appears on this proxy. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by president, or authorized officer. If a partnership, please sign in partnership name by authorized person.